UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TRIAD HOSPITALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock of Triad Hospitals, Inc., par value $0.01 per share (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:
87,696,004 shares of common stock
1,415,031 restricted shares of common stock
6,771,437 options to purchase shares of common stock
24,883 deferred stock units relating to shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A) the product of the sum of (i) 87,696,004 shares of common stock and (ii) 1,415,031 restricted shares of common stock multiplied by the merger consideration of $50.25 per share, plus (B) options to purchase 6,771,437 shares of Common Stock multiplied by $16.46 (which is the difference between $50.25 and the weighted average exercise price of $33.79 per share), plus (C) $1,250,371 expected to be paid out upon cancellation of deferred stock units. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the amounts calculated pursuant to clauses (A), (B) and (C) of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $4,590,507,705

(5)	Total fee paid: $140,928.59

☐	Fee Paid Previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Triad Hospitals, Inc. 5800 Tennyson Parkway Plano, Texas 75024 Special Meeting of Stockholders

[•], 2007

Dear Fellow Stockholder:

On February 4, 2007, Triad Hospitals, Inc., a Delaware corporation (“Triad” or the “Company”), entered into an Agreement and Plan of Merger (the “merger agreement”) with Panthera Partners, LLC, a Delaware limited liability company (“Panthera Partners”), Panthera Holdco Corp., a Delaware limited liability company and a wholly owned subsidiary of Panthera Partners (“Panthera Holdco,” and together with Panthera Partners, “Parent”), and Panthera Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Panthera Holdco (“Merger Sub”). Parent is currently owned by private equity funds sponsored by CCMP Capital Advisors, LLC and Goldman, Sachs & Co. and by Canada Pension Plan Investment Board. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “merger”). If the merger is completed, you will be entitled to receive $50.25 in cash for each share of Triad common stock that you own at the time of the merger.

A special meeting of our stockholders will be held on [•], 2007, at [            ] [•].m., local time, to vote on a proposal to adopt the merger agreement. The special meeting will be held at Triad’s executive offices located at 5800 Tennyson Parkway, Plano, Texas 75024. Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. The receipt of cash in exchange for shares of Triad common stock in the merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes. We encourage you to read the proxy statement and the merger agreement carefully.

Our board of directors has unanimously determined (with James D. Shelton, Michael J. Parsons and Nancy-Ann DeParle not taking part in the vote) that the merger is advisable and that the terms of the merger are fair to and in the best interests of Triad and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger. The board’s recommendation is based, in part, upon the unanimous recommendation of the special committee of the board of directors consisting of five independent and disinterested directors.

Your vote is very important. We cannot complete the merger unless holders of a majority of all outstanding shares of Triad common stock entitled to vote on the matter vote to adopt the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the meeting may revoke their proxies and vote in person.

Our board of directors and management appreciate your continuing support of the Company, and we urge you to support this transaction.

Sincerely,

James D. Shelton

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated [•], 2007, and is first being mailed to stockholders on or about [•], 2007.

Triad Hospitals, Inc.

5800 Tennyson Parkway

Plano, Texas 75024

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2007

Dear Stockholder:

PLEASE TAKE NOTICE that a special meeting of stockholders of Triad Hospitals, Inc., a Delaware corporation (the “Company”), will be held on [•], 2007, at [            ] [•].m., local time, at the Company’s executive offices located at 5800 Tennyson Parkway, Plano, Texas 75024, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of February 4, 2007, by and among the Company, Panthera Partners, LLC, a Delaware limited liability company (“Panthera Partners”), Panthera Holdco Corp., a Delaware limited liability company and a wholly owned subsidiary of Panthera Partners (“Panthera Holdco,” and together with Panthera Partners, “Parent”), and Panthera Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Panthera Holdco (“Merger Sub”), as the merger agreement may be amended from time to time.

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3. To act upon other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is [•], 2007. Accordingly, only stockholders of record as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. A list of our stockholders entitled to vote at the meeting will be available at our principal executive offices at 5800 Tennyson Parkway, Plano, Texas 75024, during ordinary business hours for a period of at least 10 days prior to the special meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

Your vote is important, regardless of the number of shares of the Company’s common stock you own. The adoption of the merger agreement requires the affirmative approval of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. The adjournment proposal requires the affirmative vote of a majority of the shares of the Company’s common stock present at the special meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet and do not attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders. Registration will begin at [            ] [•].m., local time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage

i

statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Stockholders of the Company who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of the Company’s common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

Rebecca Hurley

Senior Vice President, General Counsel and Secretary

Plano, Texas

[•], 2007

ANNEX A –	Agreement and Plan of Merger, dated as of February 4, 2007, by and among Triad Hospitals, Inc., Panthera Partners, LLC, Panthera Holdco Corp. and Panther Acquisition Corporation

ANNEX B –	Opinion of Lehman Brothers Inc., dated February 4, 2007

ANNEX C –	Section 262 of the Delaware General Corporation Law (Appraisal Rights)

References to “Triad,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Triad Hospitals, Inc. and its subsidiaries unless otherwise indicated by context.

SUMMARY

This summary, together with the “Questions and Answers About the Merger and the Special Meeting,” summarizes the material information in this proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. See “Where You Can Find More Information” beginning on page 73.

The Merger and the Merger Agreement

The Parties to the Merger (see page 14). Triad, a Delaware corporation, is one of the largest publicly owned hospital companies in the United States. Panthera Partners, LLC, a Delaware limited liability company (“Panthera Partners”), and Panthera Holdco Corp., a Delaware limited liability company and a wholly owned subsidiary of Panthera Partners (“Panthera Holdco,” and together with Panthera Partners, “Parent”), were formed solely for the purpose of effecting the merger (as defined below) and the transactions related to the merger. Parent has not engaged in any business except in furtherance of this purpose. Panthera Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Panthera Holdco (“Merger Sub”), was formed solely for the purpose of effecting the merger. Merger Sub has not engaged in any business except in furtherance of this purpose. Parent is currently owned by private equity funds sponsored by CCMP Capital Advisors, LLC (“CCMP”) and Goldman, Sachs & Co. (“GS”) and by Canada Pension Plan Investment Board (“CPPIB” and collectively with CCMP and GS, the “sponsors”).

The Merger. The agreement and plan of merger (the “merger agreement”) provides that Merger Sub will merge with and into Triad (the “merger”). Triad will be the surviving corporation in the merger (the “surviving corporation”) and will continue to do business as “Triad Hospitals, Inc.” following the merger. In the merger, each outstanding share of common stock issued by Triad, par value $.01 per share (the “Common Stock”) (other than (i) shares of Common Stock held as treasury stock or owned by Parent or Merger Sub, including any shares acquired by Parent immediately prior to the effective time of the merger pursuant to any agreements with holders of shares of Common Stock (including restricted shares), (ii) any shares of Common Stock that Parent and the holder of such shares shall have agreed prior to the closing of the merger will become capital stock of the surviving corporation and (iii) shares of Common Stock held by stockholders, if any, who have properly demanded statutory appraisal rights), will be converted into the right to receive $50.25 in cash (the “merger consideration”), without interest and less any applicable withholding taxes. See “The Merger Agreement” beginning on page 49 and “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 49.

Treatment of Outstanding Options, Restricted Shares and Deferred Stock Units. Upon consummation of the merger, except as otherwise agreed by the holder and Parent, each outstanding option to acquire Common Stock will become fully vested (to the extent not already vested) and will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the option multiplied by the amount (if any) by which $50.25 exceeds the option exercise price, without interest and less any applicable withholding taxes. Additionally, except as otherwise agreed by the holder and Parent, each outstanding share of restricted stock and each outstanding deferred stock unit will become fully vested, if applicable, and be cancelled and converted into the right to receive $50.25 in cash (together with the value of any deemed dividend equivalents accrued but unpaid in the case of a deferred stock unit), without interest and less any applicable withholding taxes. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” and “The Merger Agreement — Treatment of Options and Other Awards” beginning on pages 39 and 49, respectively.

In addition, upon consummation of the merger, all salary amounts withheld on behalf of the participants in the Triad Hospitals, Inc. Amended and Restated Management Stock Purchase Plan and the Triad Hospitals, Inc.

Employee Stock Purchase Plan through the closing date of the merger will be deemed to have been used to purchase Common Stock under the terms of these plans, using the closing date of the merger as the last date of the applicable salary reduction period under these plans, and each such share will be deemed to be cancelled and converted into the right to receive $50.25 per share, such that each participant will receive (i) a refund by Triad of all reductions made during the applicable salary reduction periods, if any, and (ii) cash equal to the excess (if any) of (A) the number of shares deemed purchased multiplied by $50.25 over (B) the aggregate purchase price deemed to have been paid in the deemed purchase.

Conditions to the Merger (see page 56). The consummation of the merger depends on the satisfaction or waiver of a number of conditions, including, among others, the following:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock;

•	no injunction, judgment, order or law which prohibits, restrains or renders illegal the consummation of the merger shall be in effect;

•	the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), must have expired or been terminated;

•	Triad shall have obtained certain requisite consents;

•

Triad’s, Parent’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct as of the closing date in the manner described under the caption “The Merger Agreement — Conditions to the Merger” beginning on page 56; and

•	Triad, Parent and Merger Sub must have performed in all material respects all obligations that each is required to perform under the merger agreement.

Restrictions on Solicitations of Other Offers (see page 57). The merger agreement provides that, until 11:59 p.m., New York time, on March 16, 2007 (the “go-shop period”), we are permitted to initiate, solicit and encourage an acquisition proposal for the Company, and enter into and maintain discussions or negotiations concerning an acquisition proposal for the Company or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

The merger agreement provides that from and after the expiration of the go-shop period, we are generally not permitted to:

•

initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, an acquisition proposal for us or engage in any discussions or negotiations with respect thereto, or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations; or

•

approve or recommend, or publicly propose to approve or recommend, any acquisition proposal for us or enter into any merger agreement, letter of intent, agreement in principle or other similar agreement providing for or relating to any acquisition proposal for us or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement or propose or agree to do any of the foregoing;

provided, however, that we are permitted to take the actions set forth in the two preceding bullets with respect to a party that made a bona fide acquisition proposal prior to the end of the go-shop period.

Notwithstanding these restrictions, under certain circumstances, our board of directors (following the recommendation of the special committee if such committee still exists) may furnish information and participate in discussions or negotiations with respect to a bona fide unsolicited written acquisition proposal if it determines in good faith that such proposal could reasonably be expected to result in a superior transaction or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal if it determines in good faith that failure to take such action could violate its fiduciary duties, so long as the Company complies with certain terms of the merger agreement described under “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal,” including, if required, paying a termination fee. See page 59.

Termination of the Merger Agreement (see page 59). The merger agreement may be terminated:

•	by mutual written consent of Triad (following the recommendation of the special committee, if such committee still exists), on the one hand, and Parent or Merger Sub, on the other hand;

•	by either Triad (following the recommendation of the special committee, if such committee still exists), on the one hand, or Parent or Merger Sub, on the other hand, if:

•

the merger is not completed on or before September 30, 2007 (or if the marketing period as defined below under “The Merger Agreement — Marketing Period” has not ended on or before September 30, 2007, the merger is not completed by October 31, 2007), so long as the failure to complete the merger is not the result of, or caused by, the failure of the terminating party to comply with the terms of the merger agreement;

•	there shall be any final and nonappealable law that makes consummation of the merger illegal or otherwise prohibited; or

•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof; or

•	by Parent or Merger Sub, if:

•

our board of directors (following the recommendation of the special committee, if such committee still exists) withdraws, modifies or qualifies, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that our stockholders adopt the merger agreement, or takes action or makes any public statement in connection with the special meeting inconsistent with such recommendation, or approves or recommends, or resolves to approve or recommend, any acquisition proposal by a third party other than the merger; or

•

we have breached or failed to perform any of our representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing to be satisfied and where that breach or failure to perform cannot be cured by September 30, 2007 (or October 31, 2007 if the termination date is extended as described above); or

•	by Triad (following the recommendation of the special committee, if such committee still exists), if:

•

prior to our stockholders voting to adopt the merger agreement, we terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal; provided that we have complied with our obligations under the merger agreement described under “The Merger Agreement — Restrictions on Solicitations of Other Offers” and “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on pages 57 and 59, respectively, and provided that we have paid the termination fee owed to Parent as described under “The Merger Agreement — Termination Fees and Expenses” beginning on page 60;

•

Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing to be satisfied and where that breach or failure to perform cannot be cured by September 30, 2007 (or October 31, 2007 if the termination date is extended as described above); or

•	certain conditions to closing have been satisfied and Parent has not consummated the merger within five calendar days after the final day of the marketing period.

Termination Fees and Expenses (see page 60). If the merger agreement is terminated,

•	under certain circumstances, we will be obligated to pay a termination fee of $120 million;

•

under certain circumstances, we will be obligated to reimburse Parent’s out-of-pocket fees and expenses, up to a limit of $15 million, which, in limited circumstances, would be credited against the termination fee to the extent it subsequently becomes due;

•	under other circumstances, we will be obligated to pay a termination fee of $20 million plus reimbursement of Parent’s out-of-pocket fees and expenses, up to a limit of $20 million; or

•	under certain circumstances, Parent will be obligated to pay us a termination fee of $120 million.

The Special Meeting

See “Questions and Answers About the Merger and the Special Meeting” beginning on page 7 and “The Special Meeting” beginning on page 16.

Other Important Considerations

The Special Committee and its Recommendation. The special committee is a committee of our board of directors that was formed on December 15, 2006 for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible acquisition of the Company and any alternatives thereto and making a recommendation to the board of directors. The special committee is composed of five independent and disinterested directors. The members of the special committee received customary fees (that were not contingent on the special committee’s recommendation of any transaction or the consummation of any transaction) for service on the committee. The special committee unanimously determined that the merger agreement and the merger are fair to and in the best interests of our stockholders (other than holders of shares of Common Stock who are affiliates of Parent) and recommended to our board of directors that the merger agreement and the transactions contemplated thereby, including the merger, be approved and declared advisable by our board of directors and that our board of directors recommend adoption of the merger agreement by our stockholders. For a discussion of the material factors considered by the special committee in reaching its conclusions, see “The Merger — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors” beginning on page 26.

Board Recommendation. Our board of directors, by unanimous vote (with James D. Shelton, Michael J. Parsons and Nancy-Ann DeParle not taking part in the vote), after considering factors including the unanimous recommendation of the special committee, recommends that Triad’s stockholders vote “FOR” the adoption of the merger agreement, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies. For a discussion of the material factors considered by the board of directors in reaching its conclusions, see “The Merger — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors” beginning on page 26.

Share Ownership of Directors and Executive Officers. As of [•], 2007, the record date, the directors and executive officers of Triad held and are entitled to vote, in the aggregate, shares of Common Stock representing approximately [•]% of the outstanding shares of the Common Stock. The directors and executive officers have informed Triad that they currently intend to vote all of their shares of Common Stock “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal, if necessary. See “The Special Meeting — Voting Rights; Quorum; Vote Required for Approval” beginning on page 16.

Interests of the Company’s Directors and Executive Officers in the Merger. In considering the proposed merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests include the treatment of shares (including restricted shares), deferred stock units and options held by the directors and executive officers, as well as indemnification and insurance arrangements with executive officers and directors and change in control severance benefits that may become payable to certain executive officers. In addition, although no agreements have been entered into as of the date of this proxy statement, the sponsors have informed us that it is their intention to retain members of our existing management team with the surviving corporation after the merger if acceptable arrangements can be reached with such persons. These matters are subject to discussions and negotiations that have not yet taken place.

Opinion of Lehman Brothers Inc. In connection with the proposed merger, on February 4, 2007, the special committee’s financial advisor, Lehman Brothers Inc. (“Lehman Brothers”), delivered an opinion to the special committee to the effect that, as of the date of the opinion, and based upon and subject to the matters described therein, the merger consideration to be received by holders of the Common Stock (other than Parent and its affiliates) was fair to such holders from a financial point of view.

The full text of the opinion of Lehman Brothers, which sets forth the procedures followed, assumptions made, matters considered and limitations on review undertaken by Lehman Brothers, in connection with its opinion, is attached as Annex B to this proxy statement. Lehman Brothers provided its opinion for the information and assistance of the special committee in connection with its consideration of the merger, and the opinion of Lehman Brothers is not a recommendation as to how any stockholder should vote or act with respect to any matter relating to the merger. We encourage you to read the opinion carefully and in its entirety. For a more complete description of the opinion and the review undertaken in connection with such opinion, together with the fees payable to Lehman Brothers, see “The Merger — Opinion of Financial Advisor” beginning on page 30.

Sources of Financing. The merger agreement is not conditioned on the receipt of financing by Parent. Triad and Parent estimate that the total amount of funds necessary to consummate the merger and related transactions, including the new financing arrangements, the refinancing of certain existing indebtedness and the payment of customary fees and expenses in connection with the proposed merger and financing arrangements, will be approximately $6.54 billion, which is expected to be funded by new credit facilities, private and/or public offerings of debt securities and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. See “The Merger — Financing of the Merger” beginning on page 37. The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses.

Equity Financing (see page 37). Parent has received equity commitment letters from private equity funds sponsored by CCMP and GS and from an entity owned by CPPIB, pursuant to which these funds have committed to contribute $525 million, $890 million and $365 million, respectively, in cash to Parent in connection with the merger.

Debt Financing (see page 37). Parent has received a debt commitment letter from Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. to provide (i) up to $4.02 billion of senior secured credit facilities, (ii) up to approximately $1.28 billion of senior unsecured increasing rate loans under a senior unsecured bridge facility and (iii) up to $730 million of senior subordinated increasing rate loans under a senior subordinated bridge facility.

Regulatory Approvals (see page 36). Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) and the applicable waiting period has expired or been terminated.

In addition, Federal and state laws and regulations may require that we or Parent obtain approvals, consents or certificates of need from, file new license and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the merger.

U.S. Federal Income Tax Consequences. If you are a U.S. holder (as defined below), the merger will be a taxable transaction for U.S. federal income tax purposes. Your receipt of cash in exchange for your shares of Common Stock in the merger generally will cause you to recognize a gain or loss measured by the difference, if any, between the amount of cash you receive in the merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Common Stock. If you are a non-U.S. holder (as defined below), the merger generally will not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States or certain other conditions are met. Under U.S. federal income tax law, all holders will be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply with respect to cash you receive in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or foreign taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase shares of Common Stock, your shares of restricted stock and/or your deferred stock units, and the other transactions described in this proxy statement relating to our other equity compensation and benefit plans. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 45.

Appraisal Rights. Under Delaware law, holders of Common Stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of Common Stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law could result in the loss of your appraisal rights. See “The Special Meeting — Rights of Stockholders Who Object to the Merger” and “Dissenters’ Rights of Appraisal” beginning on pages 18 and 64, respectively, and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement.

Market Price of Common Stock (see page 67). The closing sale price of Common Stock on the New York Stock Exchange (the “NYSE”) on February 2, 2007, the last trading day prior to announcing execution of the merger agreement, was $43.27 per share. The $50.25 per share to be paid for each share of Common Stock in the merger represents a premium of approximately 16% to the closing sale price on February 2, 2007 and a premium of approximately 21% to the average closing sale price during the 30 trading days ended February 2, 2007.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers do not address all questions that may be important to you as a Triad stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully.

Q:	What is the proposed transaction?

A: The proposed transaction is the acquisition of the Company by Parent, owned by private equity funds sponsored by CCMP Capital Advisors, LLC and Goldman, Sachs & Co. and by Canada Pension Plan Investment Board, pursuant to the merger agreement. Once the merger agreement has been adopted by the stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of Panthera Holdco, will merge with and into Triad. Triad will be the surviving corporation and a subsidiary of Panthera Holdco.

Q:	What will I receive in the merger?

A: Upon completion of the merger, you will be entitled to receive $50.25 in cash, without interest and less any applicable withholding tax, for each share of Common Stock that you own at the time of the merger, unless you have exercised your appraisal rights with respect to the merger. For example, if you own 100 shares of Common Stock, you will receive $5,025.00 in cash in exchange for your shares of Common Stock, less any applicable withholding tax. You will not own any shares in the surviving corporation.

Q:	When and where is the special meeting?

A: The special meeting of stockholders of Triad will be held on [•], 2007, at [•].m., local time, at the Company’s executive offices located at 5800 Tennyson Parkway, Plano, Texas 75024.

Q:	What matters will be voted on at the special meeting?

A: You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does Triad’s board of directors recommend that I vote on the proposals?

A: The board of directors recommends that you vote:

“FOR” the proposal to adopt the merger agreement; and

“FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. You should read “The Merger — Reasons for the Merger; Recommendation of the Special Committee and our Board of Directors” beginning on page 26 for a discussion of the factors that the special committee and the board of directors considered in deciding to recommend the adoption of the merger agreement. In considering the proposed merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	What effects will the proposed merger have on Triad?

A: As a result of the proposed merger, Triad will cease to be a publicly-traded company and will become a subsidiary of Parent. You will no longer have any interest as stockholders in our future earnings or growth. Following consummation of the merger, the registration of our Common Stock and our reporting obligations with respect to the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed merger, shares of the Common Stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q:	What happens if the merger is not consummated?

A: If the merger agreement is not adopted by stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Triad will remain an independent public company and the Common Stock will continue to be listed and traded on the NYSE. Under specified circumstances, Triad may be required to pay Parent a termination fee or reimburse Parent for its out-of-pocket expenses. Under specified circumstances Parent will be obligated to pay us a termination fee. See “The Merger Agreement — Termination Fees and Expenses”.

Q:	Who is entitled to vote at the special meeting?

A: All holders of Common Stock are entitled to notice, but only stockholders of record holding Common Stock as of the close of business on [•], 2007, the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were approximately [•] shares of Common Stock outstanding. Approximately [•] holders of record held such shares. Every holder of Common Stock is entitled to one vote for each such share the stockholder held as of the close of business on the record date.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders. Registration will begin at [            ] [•].m., local time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. “Street name” holders wishing to vote in person at the meeting will also be required to present a “legal proxy” from their bank, broker or other custodian. Cameras, recording devices and other electronic devices are not permitted at the meeting.

Q: What vote is required for Triad’s stockholders to adopt the merger agreement? How do Triad’s directors and officers intend to vote?

A: An affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote on the matter is required to adopt the merger agreement. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Common Stock for the adoption of the merger agreement.

Q: What vote is required for Triad’s stockholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A: The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.

Q:	Who is soliciting my vote?

A: This proxy solicitation is being made and paid for by Triad. In addition, we have retained Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation. We will pay Innisfree approximately $[•] plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	What do I need to do now?

A: Please carefully review the information contained in this proxy statement. Then, even if you plan to attend the special meeting, please vote promptly by telephone or the Internet, following the instructions on the enclosed proxy card, or by signing and returning the enclosed proxy card in the envelope provided. Please do NOT enclose or return your stock certificate(s) with your proxy.

Q:	How do I vote? How can I revoke my vote?

A: You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope or as described below if you hold your shares in “street name.” If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal. You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Senior Vice President, General Counsel and Secretary, Rebecca Hurley, at 5800 Tennyson Parkway, Plano, Texas 75024;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q:	Can I vote by telephone or electronically?

A: If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card.

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically.

Q: If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A: Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted, which will have the same effect as a vote against the adoption of the merger agreement but will not have any effect on the proposal to adjourn the special meeting, if necessary to solicit additional proxies.

Q:	What do I do if I participate in the Triad Hospitals, Inc. Retirement Savings Plan?

A: If you have money invested in the Triad Hospitals, Inc. Retirement Savings Plan (the “Savings Plan”), you do not actually own shares of Common Stock that are allocated to your account under the Savings

Plan. The trustee of the trust established for the Savings Plan is the owner of record of the shares held in the Savings Plan and will vote those shares as described below.

The Administrative Committee of Triad’s Savings Plan, which serves as the administrator of the Savings Plan and is composed of certain members of our management, has determined to engage United States Trust Company, National Association (“U.S. Trust”) as an independent fiduciary with respect to the Savings Plan, to manage the shares of Common Stock held in the Company Stock Fund and in the ESOP Fund of the Savings Plan in connection with the merger. Subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), participants will be eligible to direct the voting of shares of Common Stock represented by their accounts’ investment in the Company Stock and in the ESOP Fund. You may direct the voting of shares allocated to your account only by completing and returning the voting instruction card provided by U.S. Trust for participants in the Savings Plan with this proxy statement in accordance with the procedures included with the voting instruction card before the applicable deadline noted below. If your voting instruction card is received by [            ] [•].m. on [•], 2007, U.S. Trust will cause the shares allocated to your account to be voted in accordance with your instructions. If you submit voting instructions and wish to change them, you may do so by submitting new voting instructions. Your new voting instructions must be received by the applicable deadline specified above. U.S. Trust will consider your voting instructions with the latest date and disregard all earlier instructions. U.S. Trust will cause any allocated shares for which it does not receive voting instructions by the applicable deadline specified above to be voted in the same manner and proportion as allocated shares for which it did receive voting instructions by the applicable deadline. U.S. Trust will vote any unallocated shares of Common Stock held in the ESOP Fund as U.S. Trust determines in its sole discretion consistent with its fiduciary duties under ERISA. Your voting instructions will be kept confidential. You may not vote or direct the voting of shares in the Savings Plan in person at the special meeting.

Q:	What do I do if I participate in the Triad Hospitals, Inc. Employee Stock Purchase Plan?

A: Shares held by you under the Triad Hospitals, Inc. Employee Stock Purchase Plan are held in “street name” through Computershare Trust Company (“Computershare”), the record keeper for such plan. Computershare will only be permitted to vote your shares on your behalf if you complete and return the Computershare voting instruction card in accordance with the procedures included therewith. If your voting instructions are not received by [            ] [•].m., local time, on [•], 2007, your shares will not be voted, which will have the same effect as a vote against the adoption of the merger agreement but will not have any effect on the proposal to adjourn the special meeting, if necessary to solicit additional proxies.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A: If you hold shares in “street name,” directly as a record holder or otherwise through the Company’s stock purchase plans, or if you are a participant in the Triad Hospitals, Inc. Retirement Savings Plan, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Please be sure to vote using each proxy card and/or voting instruction form you receive by telephone or the Internet or by signing and returning each proxy card and/or voting instruction card separately in the envelopes provided, in order to ensure that all of your shares are voted.

Q:	How are votes counted?

A: For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote AGAINST the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, including shares held by you under the Triad Hospitals, Inc. Employee Stock Purchase Plan, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the adoption of the merger agreement.

For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present. Abstentions will be counted as shares present and entitled to vote on the proposal to adjourn the meeting and will have the same effect as a vote AGAINST the proposal to adjourn the meeting. Broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, broker non-votes will have no effect on the vote to adjourn the meeting, which requires the vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:	Who will count the votes?

A: A representative of our transfer agent, National City Bank, will count the votes and act as an inspector of election.

Q:	What happens if I sell my shares before the special meeting?

A: The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $50.25 per share in cash to be received by our stockholders in the merger. In order to receive the $50.25 per share, you must hold your shares through completion of the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A: Yes. As a holder of Common Stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions. See “Dissenters’ Rights of Appraisal” beginning on page 64.

Q:	When is the merger expected to be completed? What is the “marketing period”?

A: We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the third quarter of 2007. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). In addition, Parent is not obligated to complete the merger until the expiration of a 20-business-day “marketing period” that it may use to complete its financing for the merger. The marketing period begins to run after we have obtained stockholder approval and satisfied other conditions under the merger agreement; provided that if the marketing period would not end on or before August 17, 2007, the marketing period will commence no earlier than September 4, 2007. See “The Merger Agreement — Marketing Period” and “The Merger Agreement — Conditions to the Merger” beginning on pages 55 and 56, respectively.

Q:	Should I send in my stock certificates now?

A: No, please do not submit your stock certificates at this time. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Common Stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q:	How can I obtain additional information about Triad?

A: If you have more questions about the merger, please contact the Office of Investor Relations, Triad Hospitals, Inc., 5800 Tennyson Parkway, Plano, Texas 75024, tel: (214) 473-7000. Our SEC filings also may be accessed on-line at www.triadhospitals.com. Our website address is provided as an inactive textual reference only.

The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find More Information” beginning on page 73.

Q:	Whom should I contact if I have questions?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact Innisfree, which is assisting us in the solicitation of proxies, as follows:

     Innisfree M&A Incorporated

     Stockholders call toll-free: (877) 456-3463

     Banks and Brokers call collect: (212) 750-5833

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “The Merger,” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Triad and others relating to the merger agreement;

•

the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger, including the receipt of regulatory approvals;

•	the failure to obtain the necessary debt or equity financing arrangements set forth in commitment letters received in connection with the merger;

•	the failure of the merger to close for any other reason;

•	the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our patient, physician, partner and joint venture relationships, operating results and business generally;

•	the ability to recognize the benefits of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

•	the impact of the substantial indebtedness incurred to finance the consummation of the merger;

•	and other risks detailed in our current filings with the SEC, including our most recent filing on Form 10-K. See “Where You Can Find More Information” beginning on page 73.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Triad

Triad is one of the largest publicly owned hospital companies in the United States and provides healthcare services through hospitals and ambulatory surgery centers that we own and operate in small cities and selected urban markets primarily in the southern, midwestern and western United States. Our domestic hospital facilities include 53 general acute care hospitals and 13 ambulatory surgery centers located in the states of Alabama, Alaska, Arizona, Arkansas, Georgia, Indiana, Louisiana, Mississippi, Nevada, New Mexico, Ohio, Oklahoma, Oregon, South Carolina, Tennessee, Texas and West Virginia. We also operate one general acute care hospital located in Dublin, Ireland. Included among our domestic hospital facilities is one hospital operated through a 50/50 joint venture that is not consolidated for financial reporting purposes and one hospital that is under construction. We are also a minority investor in three joint ventures that own seven general acute care hospitals in Georgia and Nevada. Through our wholly owned subsidiary, Quorum Health Resources, LLC, we also provide management and consulting services to independent general acute care hospitals located throughout the United States.

Our general acute care hospitals typically provide a full range of services commonly available in hospitals, such as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics, obstetrics, diagnostic and emergency services. These hospitals also generally provide outpatient and ancillary healthcare services such as outpatient surgery, laboratory, radiology, respiratory therapy, cardiology and physical therapy. Outpatient services also are provided by ambulatory surgery centers that we operate. In addition, some of our general acute care hospitals have a limited number of licensed psychiatric beds and provide psychiatric skilled nursing services.

In addition to providing capital resources and general management, we make available a variety of management services to our healthcare facilities. These services include ethics and compliance programs, national supply and equipment purchasing, national leasing contracts, accounting, insurance placement, financial and clinical systems, governmental reimbursement assistance, information systems, legal support, personnel management, internal audit, access to regional managed care networks, resource management, and strategic and business planning.

Triad is a Delaware corporation. Our principal executive offices are located at 5800 Tennyson Parkway, Plano, Texas 75024, and our telephone number is (214) 473-7000. For more information about Triad, please visit our website at www.triadhospitals.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and is not incorporated by reference. Triad is publicly traded on the New York Stock Exchange (the “NYSE”) under the symbol “TRI.”

Parent

Panthera Partners, LLC, a Delaware limited liability company, and Panthera Holdco Corp., a Delaware corporation and a wholly owned subsidiary of Panthera Partners, LLC, both of which entities we refer to together as “Parent,” were formed solely for the purpose of acquiring Triad. Parent has not engaged in any business except as contemplated by the merger agreement. The principal office addresses of Parent are CCMP Capital Advisors, LLC, c/o CCMP Capital, LLC, 245 Park Avenue, 16th Floor, New York, NY 10167 and GS Capital Partners VI, L.P. and related funds, c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004. The telephone number at each of the principal offices is (212) 600-9600 and (212) 902-1000, respectively.

Merger Sub

Panthera Acquisition Corporation, which we refer to as Merger Sub, is a Delaware corporation and wholly owned by Panthera Holdco. Merger Sub was formed solely for the purpose of completing the proposed merger and upon the consummation of the proposed merger, Merger Sub will cease to exist and Triad will continue as the surviving corporation. Merger Sub has not engaged in any business except as contemplated by the merger agreement. The principal office addresses of Merger Sub are CCMP Capital Advisors, LLC, c/o CCMP Capital, LLC, 245 Park Avenue, 16th Floor, New York, NY 10167 and GS Capital Partners VI, L.P. and related funds, c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004. The telephone number at each of the principal offices is (212) 600-9600 and (212) 902-1000, respectively.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with the special meeting of our stockholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date: [•], 2007

Time: [            ] [•].m., local time

Place: 5800 Tennyson Parkway, Plano, Texas 75024

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to vote on a proposal to adopt the merger agreement, and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.

Record Date

We have fixed the close of business on [•], 2007 as the record date for the special meeting, and only holders of record of voting Common Stock on the record date are entitled to vote at the special meeting. On the record date, there were [•] shares of Common Stock outstanding and entitled to vote.

Voting Rights; Quorum; Vote Required for Approval

Each share of voting Common Stock entitles its holder to one (1) vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of stockholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote, shall constitute a quorum for the purpose of considering the proposals. Shares of voting Common Stock represented at the special meeting but not voted, including shares of Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days) by an announcement made at the special meeting of the time, date and place of the adjourned meeting.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the matter. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote AGAINST the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee (including shares held by you under the Triad Hospitals, Inc. Employee Stock Purchase Plan), your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the adoption of the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy at the special meeting and entitled to vote on the matter. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present. Abstentions will be counted as shares present and entitled to vote on the proposal to adjourn the meeting and will have the same effect as a vote AGAINST the proposal to adjourn the meeting. Broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, broker non-votes will have no effect on the vote to adjourn the special meeting, which requires the vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.

As of [•], 2007, the record date, the directors and executive officers of Triad held and are entitled to vote, in the aggregate, [•] shares of Common Stock, representing approximately [•]% of the outstanding voting Common Stock. The directors and executive officers have informed Triad that they currently intend to vote all of their shares of Common Stock “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail, telephone or the Internet. You may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. Stockholders who wish to submit a proxy by mail should sign and return the proxy card in the envelope furnished. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

•	You have the right to revoke your proxy at any time before the vote taken at the special meeting;

•	if you hold your shares in your name as a stockholder of record, by notifying our Senior Vice President, General Counsel and Secretary, Rebecca Hurley, at 5800 Tennyson Parkway, Plano, Texas 75024;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

If you participate in the Savings Plan, you will, subject to the requirements of ERISA, be eligible to direct the voting of shares of Common Stock represented by your accounts’ investment in the Common Stock and in the ESOP Fund. You may direct the voting of shares allocated to your account only by completing and returning the voting instruction card for participants in the Savings Plan you received with this proxy statement in accordance with the procedures included with the voting instruction card. If your voting instructions are received in a timely manner, U.S. Trust will cause the shares allocated to your account to be voted in accordance with your instructions. You may direct the voting of shares allocated to your account only by completing and returning the voting instruction card from U.S. Trust for participants in the Savings Plan you received with this proxy statement in accordance with the procedures included with the voting instruction card and before the applicable deadline noted below. If your voting instruction card is received by [            ][•].m., [•] time, on [•], 2007, or if you give voting instructions by telephone or the Internet by [            ] [•].m., [•] time, on [•], 2007, U.S. Trust will cause the shares allocated to your account to be voted in accordance with your instructions. If you submit voting instructions and wish to change them, you may do so by submitting new voting instructions by mail, telephone or Internet, regardless of how your prior voting instructions were submitted. Your new voting instructions must be received by the applicable deadline specified above. U.S. Trust will consider your voting instructions with the latest date and disregard all earlier instructions. U.S. Trust will cause any allocated shares for which it does not receive voting instructions by the applicable deadline specified above in the same manner and proportion as allocated shares for which it did receive voting instructions by the applicable deadline. U.S. Trust will vote any unallocated shares of the Common Stock held in the ESOP Fund as U.S. Trust determines in its sole discretion, consistent with its fiduciary duties under ERISA. Your voting instructions will be kept confidential. You may not vote or direct the voting of Savings Plan shares in person at the special meeting.

If you participate in the Triad Hospitals, Inc. Employee Stock Purchase Plan, shares held by you under such plan are held in “street name” through Computershare, the record keeper for such plan. Computershare will only be permitted to vote your shares on your behalf if you complete and return the Computershare voting instruction card in accordance with the procedures included therewith. If your voting instructions are not received by [            ][•].m., local time, on [•], 2007, your shares will not be voted, which will have the same effect as a vote against the adoption of the merger agreement but will not have any effect on the proposal to adjourn the special meeting. You may not vote or direct the voting of your plan shares in person at the special meeting.

Rights of Stockholders Who Object to the Merger

Stockholders of Triad are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 64 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Triad on behalf of its board of directors. In addition, we have retained Innisfree to assist in the solicitation. We will pay Innisfree approximately $[•] plus out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Innisfree against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of voting Common Stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree, toll-free at (877) 456-3463 (banks and brokerage firms call collect at (212) 750-5833).

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of Common Stock.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our board of directors periodically reviews and assesses strategic alternatives available to maximize value to our stockholders. As part of this ongoing review, at a board of directors retreat held on June 2 and 3, 2006, our chairman and chief executive officer, James D. Shelton, reviewed with the board recent trends in the healthcare industry and their impact on the Company’s business and operating strategies. Mr. Shelton informed the board that during May 2006, he had received several unsolicited contacts from private equity firms inquiring about the Company’s interest in a possible sale of the Company. He indicated that no specific proposals had been made, and that these contacts were limited to general inquiries. The board of directors discussed the Company’s strategic alternatives, and determined to continue with the Company’s existing growth strategy of internal and external development through investing in our existing facilities and selectively acquiring new facilities.

During the period from June through October 2006, Mr. Shelton periodically received additional unsolicited inquiries of a general nature from private equity groups. On August 4, 2006, on the Company’s conference call to discuss its financial results for the quarter ended June 30, 2006, Mr. Shelton indicated that he was receiving inquiries from various private equity groups and that the Company would continue to evaluate all strategic options. In early August 2006, Nancy-Ann DeParle, a member of our board of directors and a managing director of CCMP, indicated to Mr. Shelton that CCMP had expressed an interest in meeting with the Company. On August 15, 2006, Mr. Shelton met with representatives of CCMP and discussed CCMP, the Company and their respective businesses generally. On October 3, 2006, Mr. Shelton met again with CCMP representatives at CCMP’s request and continued general discussions regarding CCMP’s business and the Company’s business. There was no discussion regarding CCMP’s or the Company’s interest in a possible strategic transaction at either meeting with CCMP.   Ms. DeParle did not participate in either of these meetings.

On October 16, 2006, we announced that our anticipated diluted earnings per share from continuing operations for the quarter ended September 30, 2006 would be lower than Wall Street expectations and withdrew previously issued guidance for diluted earnings per share from continuing operations for 2006 and subsequent periods. On October 18, 2006, entities affiliated with TPG-Axon Capital Management, L.P. notified us, pursuant to the premerger notification rules of the Federal Trade Commission under the HSR Act, that such entities intended to acquire voting securities of the Company and would therefore be making required filings under the HSR Act. At the time of this notification, these entities and their affiliates held approximately 6.1% of the outstanding Common Stock, based on the most recent Schedule 13G filing of such entities. By letter dated October 20, 2006, Blue Harbour Strategic Value Partners Offshore, Ltd. sent a similar notice to us of its intention to acquire voting securities of the Company and to make required HSR Act filings. On October 20, 2006, Stonebrook Fund Management sent a letter to our board of directors, stating that it controlled approximately 1% of the outstanding Common Stock, expressing concern regarding the Company’s recent financial results, capital allocation plan and corporate governance, and suggesting that we explore the potential sale of the Company.

On October 30, 2006, on the Company’s conference call to discuss its financial results for the quarter ended September 30, 2006, Mr. Shelton again indicated that the Company intended to continue to evaluate all of its strategic alternatives, including through conversations with various private equity groups, but that no decisions had been made as to which alternatives, if any, to pursue.

On November 1, 2006, TPG-Axon Capital Management, L.P. and affiliated entities and persons (collectively, “TPG-Axon”) reported to the Securities and Exchange Commission (the “SEC”) aggregate beneficial ownership of approximately 6.2% of the outstanding Common Stock. TPG-Axon made its filing on

Schedule 13D, indicating that it held the Common Stock with a purpose or effect of influencing control of the Company. In its filing, TPG-Axon stated its belief that the Company should act to increase stockholder value, including, among other things, by reducing capital expenditures and acquisitions and focusing on margins, and indicated that it may take actions regarding matters including the Company’s operations, plans, management, directors, governance or capital structure.

On November 2, 2006, at a regularly scheduled meeting, our board of directors discussed the recent correspondence and statements of certain of the Company’s stockholders. The board also discussed recent activity in the public markets by hedge funds and private equity firms in general, and reviewed the Company’s operating performance, competitive position, prospects and strategic options as well as the significant trends affecting the healthcare industry. Following this discussion, the board authorized a program to repurchase up to $250 million of outstanding Common Stock on the open market or otherwise. The board also discussed the advisability of change in control severance arrangements for the Company’s executives, and agreed to delegate the responsibility to evaluate the need for, and terms of, such arrangements to the compensation committee.

On November 15, 2006, Mr. Shelton met with representatives of CCMP at CCMP’s request, at which meeting CCMP expressed its interest in acquiring the Company. Mr. Shelton had no subsequent conversations with Ms. DeParle regarding a potential transaction except to inform her that CCMP had expressed such interest. Over the next two weeks, Mr. Shelton continued to informally discuss with CCMP its possible interest in acquiring the Company.

On November 17, 2006, TPG-Axon made a Schedule 13D filing attaching a letter addressed to Mr. Shelton. In the letter, TPG-Axon expressed, among other things, concern regarding the Company’s recent stock performance and return on investment and criticized the Company’s capital expenditure program and management controls.

During the week of November 20, 2006, Mr. Shelton and other members of management met with the Company’s advisors regarding recent activist efforts undertaken by certain stockholders. Later in that week, Mr. Shelton spoke to each member of the board of directors (other than Ms. DeParle) to apprise them of his conversations with CCMP, and obtained the informal approval of each such director to pursue strategic alternatives, and in that connection to execute confidentiality agreements with one or more private equity groups to allow such groups to conduct due diligence on the Company. Mr. Shelton also discussed informally with the directors the most recent activist shareholder efforts, including management’s earlier meetings with the Company’s advisors. On November 27, 2006, the executive committee of the board of directors approved the execution of confidentiality agreements with one or more potentially interested private equity groups.

On December 1, 2006, TPG-Axon filed an amendment to its Schedule 13D reporting an increase in its ownership to approximately 7.4% of the outstanding Common Stock. On December 12, 2006, TPG-Axon made a Schedule 13D filing attaching a letter to our board of directors reiterating its concerns regarding the Company’s financial controls, performance and management and requesting copies of the Company’s stock ledger and a list of stockholders pursuant to Delaware corporate law for the purpose of communicating with other stockholders of the Company and facilitating a potential proxy solicitation of stockholders to elect nominees to the Company’s board of directors. The Company complied with TPG-Axon’s request for stockholder information.

On December 5, 2006, we entered into a confidentiality agreement with CCMP to enable us to share information regarding a possible transaction. The confidentiality agreement included a two-year “standstill” provision preventing CCMP and its representatives from acquiring beneficial ownership in excess of 1% of the outstanding Common Stock or participating in a proxy solicitation regarding the Common Stock without our consent. On December 6 and 7, 2006, Mr. Shelton and other members of our senior management met with CCMP and its representatives. During these meetings, CCMP discussed its views on the merits of a possible acquisition of the Company and indicated that GS had expressed interest in joining with CCMP to explore a possible transaction. CCMP did not make any proposals regarding the price or structure of a transaction. Our management discussed the Company’s history, operations, strategies and prospects, but did not solicit any proposals from CCMP. Shortly thereafter, representatives of GS contacted Mr. Shelton to express interest in working with CCMP on a possible acquisition of the Company.

On December 10, 2006, we executed a confidentiality agreement with GS containing terms substantially similar to the agreement executed with CCMP. On December 14 and 15, 2006, members of our senior management met with representatives of GS to continue preliminary discussions regarding a possible transaction.

At a board of directors meeting held on December 15, 2006, the compensation committee of the board of directors reported that it had evaluated, with the assistance of outside legal advisors and a compensation consultant, the need for contractual change in control severance protection for the Company’s executives (other than Mr. Shelton, who already had such protection in his employment agreement). The compensation committee recommended that the board of directors adopt this form of protection to assist in retaining the executive team and keeping the executives focused on operational matters and on the enhancement of stockholder value. After extensive discussion and consideration of an analysis of the potential costs of such protection, the board of directors approved the execution of change in control severance agreements with the Company’s officers holding the title of vice president and above. Michael J. Parsons, executive vice president and chief operating officer and a director of the Company, recused himself from the discussion of and vote on this matter. The compensation committee also reported that it had approved a new employment contract for Mr. Shelton. Upon the recommendation of the compensation committee, the board also adopted amendments to the Company’s supplemental executive retirement plan to make such plan consistent with the change in control severance agreements approved by the board.

In addition, at the December 15, 2006 meeting, the board of directors discussed the Company’s strategic alternatives. Representatives of Dewey Ballantine LLP, the Company’s outside corporate counsel, participated in this portion of the meeting. At the start of the discussion, Ms. DeParle stated that she had had no involvement at CCMP in discussions regarding a possible transaction with the Company after being told that CCMP expressed preliminary interest in a transaction. Ms. DeParle further stated that, due to her employment with CCMP, she had determined to recuse herself from participation in all discussion, deliberation and votes regarding the Company’s strategic alternatives, and left the meeting. A representative of Dewey Ballantine then reviewed with the directors the fiduciary duties associated with their review of the strategic alternatives of the Company, including the fiduciary duties of care and loyalty. Mr. Shelton updated the board on management’s meetings with CCMP and GS.

The board reviewed at length the Company’s recent financial results and business performance and its growth strategies, competitive position and prospects, as well as healthcare industry trends and outlook. The board discussed the risks and opportunities associated with the Company’s strategic alternatives, including remaining an independent company, selling the Company, engaging in stock buy-backs, or engaging in a potential leveraged recapitalization. Messrs. Shelton and Parsons then recused themselves from the meeting. The board then further discussed the Company’s strategic alternatives and the possibility that a potential acquiror could approach members of the Company’s management during the course of negotiations and ask them to consider a role with the surviving company after a transaction, and could offer management an opportunity to invest in the surviving corporation following a transaction. After discussion, the board of directors established a special committee of independent, disinterested directors, consisting of Thomas G. Loeffler (appointed as chairman), Donald B. Halverstadt, M.D., William J. Hibbitt, Dale V. Kesler and Gale E. Sayers, and delegated to that committee the full power and authority to evaluate, negotiate and respond to a possible offer to acquire the Company and any alternatives thereto and, as appropriate, make recommendations to the board of directors. The special committee was given the authority to engage legal, financial and other advisors, as appropriate. The board of directors retained the final authority to make any decision as to a possible sale of the Company or any alternatives thereto.

At a meeting held on December 20, 2006, the special committee discussed its duties and responsibilities as well as the retention of financial and legal advisors. After discussion and a presentation by representatives of

Baker Botts L.L.P., the special committee retained Baker Botts as its legal advisor. The representatives of Baker Botts then discussed with the members of the special committee their legal duties and responsibilities under Delaware law, including their fiduciary duties of care and loyalty, and the engagement of financial advisors to the special committee.

Further discussions regarding financial advisors were held at a special committee meeting on December 22, 2006 at which the special committee decided to interview four investment banking firms to serve as potential financial advisors to the committee. The special committee interviewed the four investment banking firms on December 27, 2006, and after the interviews and discussion, agreed to hire Lehman Brothers Inc. as the committee’s principal financial advisor, and agreed to make further efforts to engage a secondary financial advisor. The special committee held meetings on December 29, 2006 and January 4, 2007 to discuss the status of negotiations with potential financial advisors and to review certain discussions Mr. Loeffler planned to have on behalf of the special committee with Mr. Shelton.

At a meeting held on January 5, 2007, Mr. Loeffler informed the special committee that he had discussed with Mr. Shelton the protocol that the special committee expected management to follow in dealing with potential bidders, the roles of the special committee and management in the process, and the identity and responsibilities of potential financial advisors to the special committee, among other matters. In addition, the special committee determined that a telephonic meeting should be held with the Company’s other outside directors (excluding Ms. DeParle) to brief such directors on the committee’s activities.

At a meeting held on January 8, 2007, the special committee was advised by Baker Botts that management wished to schedule a meeting at which CCMP and GS would make a presentation to the special committee regarding a proposed transaction. After discussion, the special committee concluded that such a meeting should occur. Representatives of Baker Botts reported that negotiations with Lehman Brothers were substantially complete, but that they had not been able to reach mutually acceptable terms on which to engage another investment banking firm as co-financial advisor. After discussion, the special committee unanimously approved the engagement of Lehman Brothers as its sole financial advisor. Lehman Brothers began its due diligence review of the Company after the meeting. Also on January 8, 2007, the special committee held a telephonic meeting with the Company’s other outside directors (excluding Ms. DeParle) to update them on the activities of the special committee.

During the last two weeks of December 2006 and first two weeks of January 2007, CCMP, GS and their representatives conducted a due diligence review of the Company including through access to physical and virtual data rooms. On January 5, 8 and 9, 2007, CCMP and GS and their representatives met with management to further discuss the Company’s business, financial performance, strategies and prospects.

On January 12, 2007, the special committee, together with its advisors, met with management and with CCMP, GS and their representatives, at which meeting CCMP and GS presented a proposal to acquire the Company at a price of $45.00 per share in cash, and delivered equity and debt financing commitment letters, a draft merger agreement and a form of guarantee agreement to be entered into by the sponsors. The draft merger agreement included a 25-day go-shop period during which alternative proposals could be solicited, a $90 million (representing approximately 2.2% of the total equity value of the proposed transaction) termination fee payable if the Company pursued an alternative transaction with a party who submitted a competing proposal during the go-shop period, a $120 million (representing approximately 2.9% of the total equity value of the proposed transaction) termination fee payable under certain other circumstances and a “right to match” feature whereby the Company would be obligated to negotiate in good faith with Parent to make adjustments to the merger agreement so that the competing proposal would cease to be a superior proposal.

On January 15 and 16, 2007, the special committee and its advisors met to discuss the CCMP/GS proposal and possible alternatives thereto, including remaining an independent company. Lehman Brothers informed the special committee that it had received an unsolicited inquiry regarding a possible acquisition of the Company from a highly credible private equity group with ownership of a hospital company (“Buyer A”), thus creating the opportunity for operational synergies that could potentially lead to a proposal at a higher price than that proposed by CCMP/GS. The special committee and its advisors discussed the potential benefits and risks of opening up the process to two or more potential bidders. After concluding that the benefits (including principally the likelihood of optimizing value for the Company’s stockholders) outweighed the risks, the special committee authorized Lehman Brothers to contact Buyer A. On January 16, 2007, Lehman Brothers contacted Buyer A. Buyer A responded favorably, executed a confidentiality agreement on January 17, 2007 (on terms substantially similar to the confidentiality agreements executed by CCMP and GS) and began a due diligence review of the Company, including through access to the same physical and virtual data rooms to which CCMP, GS and their representatives had access.

The special committee and its advisors continued to discuss the CCMP/GS proposal with representatives of CCMP and GS. On January 19, 2007, CCMP and GS revised their proposal to increase the purchase price to $46.75 per share in cash and in response to certain concerns expressed by the special committee regarding the terms of the go-shop provisions included in CCMP/GS’ initial proposal, proposed modifications to the length of the go-shop period (lengthening it to 30 days), other terms of the proposed go-shop provision (eliminating the “right to match” provision, among other things) and the amount of the go-shop termination fee in the draft merger agreement (decreasing it to $45 million or approximately 1.0% of the total equity value of the revised proposal).

On January 20, 2007, the special committee met with its advisors to review the revised acquisition proposal from CCMP/GS and to receive Lehman Brothers’ preliminary valuation analysis and its analysis of possible strategic alternatives for the Company. Representatives of Baker Botts reviewed with the special committee members their fiduciary duties in connection with the committee’s evaluation of the revised acquisition proposal and the Company’s other strategic alternatives. Representatives of Lehman Brothers reviewed with the special committee the revised CCMP/GS proposal, current healthcare industry issues, Lehman Brothers’ preliminary valuation analysis of the Company and an assessment of potential strategic alternatives, namely continuing as an independent company, a leveraged recapitalization, a strategic merger or sale of the Company or a leveraged buyout. After an extensive discussion, the special committee decided to defer any decision on the revised CCMP/GS proposal and the other strategic alternatives.

On January 21, 2007, the special committee’s advisors provided Buyer A with a draft merger agreement. On January 23, 2007, the special committee received a preliminary, non-binding indication of interest letter from Buyer A indicating a potential cash purchase price for the Company in excess of $50.00 per share, subject to satisfactory completion of due diligence. Also on January 23, 2007, the special committee met with its advisors to discuss the indication of interest letter, and directed its advisors to request that Buyer A and CCMP/GS submit formal acquisition proposals by February 2, 2007. On January 25, 2007, CCMP and GS were provided with a markup of the draft merger agreement that they had provided reflecting the comments of the special committee and the Company.

For the remainder of January 2007, both interested groups and their representatives continued their respective due diligence investigations. Management met with Buyer A and its representatives on January 19, 26 and 27, 2007 to discuss the Company’s operations, financial performance, strategies and prospects.

On January 30, 2007, TPG-Axon filed an amendment to its Schedule 13D indicating that it had increased its ownership to 8.87% of the outstanding Common Stock and stating that it expected to nominate an alternative slate of five candidates for election as directors at the Company’s 2007 annual meeting of stockholders.

On February 2, 2007, the special committee received a proposal of $49.00 per share in cash from CCMP/GS and a proposal substantially below $49.00 per share in cash from Buyer A. Both bidders submitted proposed final merger agreements, and Buyer A submitted a debt financing commitment letter (CCMP/GS had previously submitted financing commitment documents). In addition, on February 2, 2007, Lehman Brothers received an unsolicited general inquiry from a highly credible private equity group with ownership of a hospital company (“Buyer B”). On February 3, 2007, representatives of Baker Botts, Lehman Brothers, the Company and Dewey Ballantine reviewed the proposed documentation submitted by the bidders and negotiated the terms of the merger agreement with representatives of CCMP/GS and their legal advisors.

On the evening of February 3, 2007, the special committee held a meeting with its legal and financial advisors in attendance. The special committee was advised that, through a series of negotiations, CCMP/GS had increased its proposed purchase price to $50.25 per share in cash, and that substantial progress had been made in negotiating the terms of the merger agreement with CCMP and GS. The special committee was also advised that the price per share offered by Buyer A was significantly less than $50.25. Lehman Brothers discussed with the special committee Buyer A’s reasons in arriving at its proposed price, and Lehman Brothers’ views as to whether Buyer A would be willing to increase its proposed price to a level that would be competitive with the CCMP/GS proposal. Representatives of Baker Botts reviewed with the members of the special committee their fiduciary duties in connection with the evaluation of the submitted proposals and the Company’s other strategic alternatives and reviewed in detail with the special committee the terms of the merger agreement negotiated with CCMP and GS. Lehman Brothers provided the special committee with a detailed review of the financial and structural terms of the revised CCMP/GS proposal, an updated valuation analysis of the Company and an updated assessment of other strategic alternatives, namely continuing as an independent company, a leveraged recapitalization, a strategic merger or sale of the Company or a leveraged buyout. Lehman Brothers reviewed with the special committee the Company’s recent financial performance and current industry trends and discussed the unsolicited general inquiry received from Buyer B. The special committee discussed the proposals received, the inquiry by Buyer B and the Company’s other strategic alternatives. The special committee reviewed in detail the revised provisions in the merger agreement with CCMP and GS that were designed to permit the Company to conduct an effective post-signing market check, including a revised go-shop provision allowing the Company to actively solicit alternative acquisition proposals, the lengthening of the go-shop period to 40 days, the elimination of a “right to match” in favor of CCMP and GS, the revised termination fee of $20 million plus up to $20 million in expense reimbursement payable by the Company in connection with any proposal made by an entity identified during the go-shop period (together, representing up to approximately 0.9% of the total equity value of the proposed transaction), and the $120 million termination fee (representing approximately 2.6% of the total equity value of the proposed transaction) payable if the board terminates the merger agreement to accept a superior proposal made by an entity other than an entity identified during the go-shop period in order to satisfy its fiduciary duties. The special committee also discussed the risks of delaying the current process to solicit Buyer B and other potentially interested parties to submit proposals prior to signing an agreement with the existing bidders, including the risk that the existing bidders might lower or withdraw their offers, leaving the Company with no firm transaction. The special committee also discussed the significant risk of leaks, distraction to management and disruption in Company operations that could result from delaying the process in order to contact multiple additional potential buyers.

The special committee met again on the morning of February 4, 2007 and continued its discussions. Prior to the meeting, each member of the special committee reviewed the draft merger agreement and a written summary of the material terms of the merger agreement. Representatives of Baker Botts reviewed with the special committee certain financial benefits that would accrue to the Company’s management team under the Company’s existing employee benefit plans and arrangements as a result of any change in control transaction, including the proposed merger. Lehman Brothers made a presentation on the financial aspects of the proposed merger and delivered its opinion to the special committee that, as of February 4, 2007 and based upon and subject to the matters described in the opinion, the merger consideration to be offered to holders of the Common Stock (other than Parent and its affiliates) was fair to such holders from a financial point of view. After extensive deliberation, the special committee unanimously determined that the CCMP/GS proposal was superior to the other strategic alternatives available to the Company, including remaining an independent company, and voted unanimously to recommend that the board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger, and that the board of directors recommend that the Company’s stockholders adopt the merger agreement.

Late in the morning on February 4, 2007, the board of directors held a meeting attended by all directors (other than Ms. DeParle) as well as Lehman Brothers, Baker Botts, Dewey Ballantine and members of the Company’s senior management. The chairman of the special committee reviewed with the board the special committee’s unanimous recommendation and its activities and analysis in that connection. Representatives of Baker Botts reviewed the legal advice given to the special committee, and reviewed a chronology of key events that had occurred since the formation of the special committee as well as the terms of the proposed merger agreement. Lehman Brothers made a presentation on the financial and structural terms of the proposed merger, and presented a valuation analysis of the Company and an analysis of the Company’s strategic alternatives. Lehman Brothers then described the fairness opinion delivered to the special committee. Mr. Shelton discussed with the board the Company’s recent financial performance and significant industry trends as well as his view that the proposed merger was advisable and in the best interests of the Company’s stockholders. The board also discussed recent statements by activist stockholders.

After discussion, Messrs. Shelton and Parsons and the other members of management present, as well as the Dewey Ballantine representatives, left the meeting. The directors discussed the proposed merger, and reviewed information concerning certain financial benefits that would accrue to the Company’s management team under the Company’s existing benefit plans and arrangements as a result of any change in control transaction, including the proposed merger. The Company’s general counsel and representatives of Dewey Ballantine rejoined the meeting. The directors further discussed the terms of the merger agreement, including the go-shop and termination fee provisions that would permit the Company, under the direction of the special committee, to actively solicit alternative acquisition proposals after the merger agreement was signed. After deliberation, the directors present unanimously approved the merger agreement and the merger and resolved to recommend to the Company’s stockholders that they adopt the merger agreement. Messrs. Shelton and Parsons and Ms. DeParle did not take part in the vote or the deliberation preceding the vote.

Following the board meeting, on February 4, 2007, representatives of Baker Botts, the Company and Dewey Ballantine finalized the merger agreement, equity and debt commitment letters and guarantee agreements with representatives of CCMP and GS, the merger agreement was executed by all parties and Parent delivered the equity and debt commitment letters and guarantee agreements. Before the commencement of trading on the NYSE on February 5, 2007, we issued a press release announcing the merger. In addition, we issued a press release on February 5, 2007 previewing fourth quarter 2006 results which were below our previously issued earnings guidance and Wall Street consensus estimates.

Following the execution of the merger agreement, representatives of Lehman Brothers, under the direction of the special committee, contacted numerous potential acquirors and investment banking firms that represent financial, strategic and hybrid buyers of healthcare companies.

Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors

The Special Committee

The special committee unanimously determined that the CCMP/GS proposal was superior to the other strategic alternatives available to the Company, including remaining an independent company, and that the merger agreement and the merger were advisable and fair to and in the best interests of the Company and our stockholders. The special committee unanimously recommended to our board of directors that it approve and declare advisable the merger agreement and the merger, and that our board of directors recommend that the Company’s stockholders adopt the merger agreement.

In the course of reaching its determinations, the special committee considered the following substantive factors and potential benefits of the merger, each of which the special committee believed supported its decision:

•

its belief that the merger was more favorable to our stockholders than the alternative of remaining a stand-alone independent company, because of the uncertain returns to our stockholders if the Company remained independent in light of the Company’s business, operations, financial condition, strategy and prospects, recent and anticipated future operating results and the risks involved in achieving those results, industry trends and general industry, economic, market and regulatory conditions, both on an historical and on a prospective basis;

•

its belief that the merger was more favorable to our stockholders than the potential value that might result from other alternatives available to the Company, including the alternatives of pursuing other strategic initiatives such as a leveraged recapitalization, stock repurchases or a sale or merger involving a strategic party, given the potential rewards, risks and uncertainties associated with those alternatives, as reviewed with Lehman Brothers on January 20, 2007 and February 3 and 4, 2007;

•

the fact that the cash merger price of $50.25 per share and the other terms and conditions of the merger agreement were negotiated within the context of an environment wherein two highly credible bidders, both of which had an ample opportunity to conduct a due diligence review of the Company, were competing against one another;

•

its belief that the CCMP/GS proposal was at the high end of the range that could be payable in a leveraged buyout transaction involving the Company, as reviewed by Lehman Brothers with the special committee in connection with the financial analyses described in “—Opinion of Financial Advisor”;

•

the likely negative impact on the market price of the Common Stock from our anticipated fourth quarter 2006 earnings, which were expected to be below the Company’s previously issued earnings guidance and Wall Street consensus estimates, and management’s estimates of our future financial performance and earnings;

•	the competitive landscape of the markets in which the Company operates and its positions in such markets;

•	the reimbursement environment for health care providers generally and for acute care hospital companies in particular, as well as related trends in collection and bad debt levels and experience;

•

the views expressed by the Company’s chief executive officer regarding the risks associated with remaining independent, including trends expected to continue to confront the acute care hospital industry such as, among others, rising bad debt expense;

•

the current and historical market prices of the Common Stock, including the market price of the Common Stock relative to a composite of other publicly held acute care hospital companies; the fact that the cash merger price of $50.25 per share represented a premium of approximately 16% to the closing share price of Common Stock on February 2, 2007, the last day of trading prior to the signing of the merger agreement, approximately 24% to the closing share price of Common Stock on January 11, 2007, the last day of trading prior to the special committee’s receipt of the initial CCMP/GS proposal, and approximately 10% and 38%, respectively, to the 52-week high and low sale prices of Common Stock for the 52-week period ending on February 2, 2007;

•

the information contained in the financial presentations of Lehman Brothers, including the opinion of Lehman Brothers dated February 4, 2007 as to the fairness, from a financial point of view, to our stockholders (other than Parent and its affiliates), of the merger consideration to be received by such holders in the merger (see “—Opinion of Financial Advisor”);

•

the efforts made by the special committee and the Company and their respective advisors to negotiate and execute a merger agreement containing financial and other terms that were favorable to the Company, including the fact that they were successful in substantially modifying the go-shop provisions of the draft merger agreement that was initially proposed by Parent;

•

the financial and other terms and conditions of the merger agreement, including the fact that the merger was not subject to a financing condition and was not subject to a stand-alone “material adverse effect” closing contingency, and the fact that all such terms and conditions were the product of arm’s length negotiation between the parties;

•

the likelihood that the merger will be completed, including the special committee’s expectation that there will not be significant regulatory impediments to the transaction and the fact that Parent had arranged committed financing for the transaction from reputable sources such that the special committee had a high degree of comfort that the necessary financing will be obtained by Parent;

•	the special committee’s belief that its process was designed to maximize value for the stockholders of the Company;

•

the fact that the merger consideration is all cash, so that the transaction allows the Company’s stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•

the fact that the terms of the merger agreement provided the Company with a 40-day post-signing go-shop period during which Lehman Brothers, under the direction of the special committee, actively solicited additional interest in a transaction involving the Company from a number of financial, strategic and hybrid parties and, after such 40-day period, permit the Company to respond to unsolicited proposals prior to the adoption of the merger agreement by our stockholders under certain circumstances;

•

the special committee’s belief that the go-shop termination fee of $20 million payable by the Company to Parent, plus the reimbursement of actual out-of-pocket expenses of Parent up to an additional $20 million (together representing up to approximately 0.9% of the total equity value of the proposed transaction), was reasonable under the circumstances, and the special committee’s belief that the lack of a “right to match” in favor of Parent (which the special committee had strenuously resisted), enhanced the likelihood that other interested parties would be willing to participate in the go-shop process;

•

the special committee’s belief that the post-go-shop termination fee of $120 million (representing approximately 2.6% of the total equity value of the proposed transaction) payable by the Company to Parent (or vice-versa) was reasonable under the circumstances;

•

the fact that no agreements had been entered into by members of the Company’s management with Parent or its affiliates, thus leaving the members of management free to enter into discussions and arrangements with any subsequent bidder for the Company;

•	the fact that our stockholders will have the opportunity to approve or disapprove of the merger at the meeting of stockholders called and held for that purpose;

•

if the merger is approved, the availability of appraisal rights to holders of Common Stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery;

•

the commitment made by Parent and Merger Sub to treat the Company’s employees in a fair and equitable manner, including to provide (until December 31, 2008) each employee of the Company with salary or hourly wage rates, commission structures and opportunities, and/or target cash bonus opportunities under annual programs (other than equity-based compensation or award opportunities) as well as employee severance, pension and welfare benefits (other than equity-based benefits) that are not less favorable in the aggregate than those provided to employees immediately prior to the merger; and

•

the fact that the Company would not have to establish damages in the event of a failure of the merger to be consummated under certain circumstances in light of the $120 million reverse termination fee payable by Parent.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•

the risks and costs to the Company if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential effect on the Company’s business and its relationships with physicians, patients and its joint venture partners;

•

the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of improvements to the Company’s operations;

•

the fact that some of the Company’s executive officers and directors have interests in the merger that are different from, or in addition to, those of the Company’s stockholders generally (see “—Interests of the Company’s Directors and Executive Officers in the Merger”);

•

the restrictions on the conduct of the Company’s business prior to completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that the special committee did not conduct a formal auction for the acquisition of the Company prior to the execution of the merger agreement with Parent;

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes;

•	the fact that the Company does not have the ability to seek specific performance by Parent;

•

the fact that the Company is entering into a merger agreement with a newly formed corporation with essentially no assets and that its remedy in connection with a breach of the merger agreement by Parent or Merger Sub, even a breach that is deliberate or willful, is limited to $120 million;

•

the fact that while the merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and as a result, it is possible that the merger might not be completed even if approved by the Company’s stockholders; and

•	the fact that there is a risk that Parent will not be able to obtain all necessary financing to consummate the merger.

The foregoing discussion summarizes the material factors considered by the special committee in its consideration of the merger agreement and the merger. After considering these factors, the special committee concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the special committee and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee unanimously recommended to our board of directors that the board of directors approve the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our Board of Directors

The board of directors, by unanimous action of all members (other than Messrs. Shelton and Parsons and Ms. DeParle, who did not take part in the vote) and following the unanimous recommendation of the special committee, has (i) determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the merger agreement and the merger, and (iii) recommended that the Company’s stockholders adopt the merger agreement.

In reaching these determinations, the board considered (i) a variety of business, financial and market factors, (ii) the financial presentation of Lehman Brothers, including the opinion of Lehman Brothers as to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than Parent and its affiliates) of the merger consideration, (iii) each of the factors considered by the special committee in its unanimous recommendation, as described above and (iv) the unanimous recommendation of the special committee.

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger. In view of the wide variety of factors considered by the board, and the complexity of these matters, the board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board may have assigned different weights to various factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Opinion of Financial Advisor

In January 2007, the special committee of Triad’s board of directors engaged Lehman Brothers to act as its financial advisor with respect to its evaluation of strategic alternatives for Triad. On February 4, 2007, Lehman Brothers rendered its opinion to the special committee that, as of such date, and based on and subject to the matters stated in its opinion, from a financial point of view, the consideration to be offered to Triad’s stockholders (other than Parent and its affiliates) in the merger was fair to such stockholders.

The full text of Lehman Brothers’ written opinion, dated February 4, 2007, is attached as Annex B to this proxy statement. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the special committee in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any Triad stockholder as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, Triad’s underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the merger;

•

publicly available information concerning Triad that Lehman Brothers believed to be relevant to its analysis, including Triad’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Triad’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•

financial and operating information with respect to Triad’s business, operations and prospects furnished to Lehman Brothers by Triad, including (i) financial projections of Triad prepared by Triad’s management, referred to as the Projections, and (ii) financial projections of Triad adjusted by Triad’s management to reflect the sensitivity of a range of potential bad debt expense levels, referred to as the Sensitivity Case Projections;

•	independent equity research analysts’ estimates of Triad’s future financial performance;

•	a trading history of the Common Stock from February 2, 2006 through February 2, 2007 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of Triad’s historical financial results and present financial condition with those of other companies that Lehman Brothers deemed relevant; and

•	a comparison of the financial terms of the merger with the financial terms of other transactions that Lehman Brothers deemed relevant.

In addition, Lehman Brothers had discussions with Triad’s management concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied on the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied on the assurances of Triad’s management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, on Triad’s advice, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Triad’s management as to Triad’s future financial performance and that Triad would perform substantially in accordance with such projections. However, for the purpose of its analysis, Lehman Brothers also considered the Sensitivity Case Projections and, on Triad’s advice, Lehman Brothers assumed that such projections were a reasonable basis on which to evaluate Triad’s future financial performance, and Lehman Brothers also relied on such projections in performing its analysis. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of Triad’s properties and facilities and did not conduct or obtain any evaluations or appraisals of Triad’s assets or liabilities. Lehman Brothers’ opinion was necessarily based on market, economic and other conditions as they existed on, and could be evaluated as of, February 4, 2007. The special committee imposed no limitations on Lehman Brothers with respect to the scope of the investigations made or procedures followed in rendering its opinion.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the special committee. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Historical Share Price Analysis

Lehman Brothers considered historical data with regard to the trading prices of shares of Common Stock for the period from February 2, 2006 to February 2, 2007, and the relative stock price performances during this same period of the Common Stock, the Standard & Poor’s 500 Index and the common stocks of the selected companies listed under the caption “Comparable Company Analysis” below. The foregoing historical share price analysis was presented to the special committee to provide it with background information and perspective with respect to the relative historical share price of the Common Stock. Lehman Brothers noted that during this period, the closing share price of Common Stock ranged from a low of $36.44 to a high of $45.67, as compared to the per share merger consideration of $50.25.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the acute care facilities industry, reviewed and compared specific financial and operating data relating to Triad with selected companies that Lehman Brothers deemed comparable to Triad, consisting of Community Health Systems, Inc., Health Management Associates, Inc., LifePoint Hospitals, Inc., Tenet Healthcare Corp. and Universal Health Services, Inc.

As part of its comparable company analysis, Lehman Brothers calculated and analyzed Triad’s and each of the comparable companies’ ratios of current stock price to estimated 2006 and 2007 earnings per share, commonly referred to as a price earnings ratio, or P/E. Lehman Brothers also calculated and analyzed the ratios implied by Triad’s and each of the comparable companies’ enterprise values in relation to estimated 2006 and 2007 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its cash and cash equivalents. The expected earnings per share attributable to Triad and its components as well as Triad’s EBITDA were determined using information provided by Triad’s management, and ratios for the selected comparable companies were calculated based on publicly available financial data and estimates and closing prices as of February 2, 2007, the last trading day prior to the delivery of Lehman Brothers’ opinion. The results of these analyses are summarized as follows:

	Comparison of P/E Ratios		Comparison of Enterprise Value to EBITDA Ratios
	2006	2007	2006	2007
Low of Selected Companies	14.7x	14.1x	8.0x	7.3x
High of Selected Companies	21.5x	18.9x	10.8x	9.7x
Triad as of February 2, 2007	17.3x	16.2x	8.0x	7.3x
Triad at Proposed Per Share Merger Consideration	21.2x	21.2x	9.3x	8.5x

Range	Per Share Merger Consideration
$38.25 - $44.00	$50.25

Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to those of Triad. However, because of the inherent differences between the business, operations and prospects of Triad and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as Triad. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Triad and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Triad and the companies included in the comparable company analysis.

Present Value of Research Analysts’ 12-Month Price Targets Analysis

Lehman Brothers evaluated the present value of equity research analysts’ projected 12-month price targets for the Common Stock and compared them to the Common Stock’s current trading price as of February 2, 2007 and the proposed per share merger consideration. The present value of the research analysts’ price targets was obtained by dividing the current 12-month price target as of February 2, 2007 by one plus Triad’s estimated cost of equity. The following table presents the results of this analysis:

	Period Prior to Announcement
Research Analysts’ Price Targets	12-Month Target Price	Present Value of 12-Month Target Price	Per Share Merger Consideration
Average	$42.88	$39.33	$50.25
Low	$28.00	$25.75
High	$51.00	$46.75

Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate the present value of the Common Stock, Lehman Brothers prepared five-year and ten-year discounted cash flow analyses for Triad’s after-tax unlevered free cash flows for fiscal years 2007 through 2011 and 2007 through 2016, respectively.

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a five-year discounted cash flow analysis for Triad by adding (1) the present value of Triad’s projected after-tax unlevered free cash flows for fiscal years 2007 through 2011 to (2) the present value of Triad’s “terminal value” as of 2011. In addition, Lehman Brothers performed a ten-year discounted cash flow analysis for Triad by adding (1) the present value of Triad’s projected after-tax unlevered free cash flows for fiscal years 2007 through 2016 to (2) the present value of Triad’s “terminal value” as of 2016. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time. The expected future cash flow attributable to Triad and its components was determined using information provided by Triad’s management.

Lehman Brothers estimated, after taking into account ratios of selected comparable acute care facility companies’ enterprise values to their last 12 months, commonly referred to as LTM, EBITDA, a range of terminal values in 2011 calculated based on enterprise value to EBITDA ratios of 6.5x to 8.0x. Lehman Brothers further estimated a range of terminal values in 2016 based on a “terminal growth rate” of 3.75% to 4.25%. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to present value using a range of discount rates from 7.25% to 7.75%. The discount rates used in this analysis were chosen by Lehman Brothers based on its expertise and experience with the acute care facilities industry and also on an analysis of the weighted average cost of capital of Triad and of comparable companies. Lehman Brothers calculated per-share equity values by first determining a range of enterprise values of Triad and adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) and book value of Triad’s minority interest, and dividing those amounts by the number of diluted shares of Common Stock. The discounted cash flow analysis for Triad was performed for two scenarios: one based on the Projections, and the other based on a Sensitivity Case Projection. The following table presents the results of this analysis:

	Range	Midpoint Range	Per Share Merger Consideration
Five-Year Discounted Cash Flow Analysis
Projections	$42.08 - $57.74	$47.48 - $52.16	$50.25
Sensitivity Case Projection	$45.17 - $61.35	$50.75 - $55.59
Ten-Year Discounted Cash Flow Analysis
Projections	$35.34 - $53.89	$43.29
Sensitivity Case Projection	$42.16 - $62.67	$50.96

Comparable Transaction Analysis

Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in seven acquisitions of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in the transactions to Triad in the size, mix, margins and other characteristics of their businesses. Lehman Brothers reviewed the following transactions:

Date Announced	Acquiror	Target

July 24, 2006	Bain Capital LLC, Kohlberg Kravis Roberts & Co., and Merrill Lynch & Co.	HCA Inc.

August 16, 2004	LifePoint Hospitals, Inc.	Province Healthcare Co.

July 23, 2004	The Blackstone Group	Vanguard Health Systems, Inc.

May 5, 2004	Investor group led by Texas Pacific Group	IASIS Healthcare Corp.

October 19, 2000	Triad Hospitals, Inc.	Quorum Health Group, Inc.

October 17, 1996	Tenet Healthcare Corp.	OrNda HealthCorp

June 10, 1996	Fortsmann Little & Co.	Community Health Systems, Inc.

Using publicly available information available for each of the selected transactions, Lehman Brothers calculated purchase price as a multiple of LTM EBITDA. The same analysis was conducted using LTM EBITDA of Triad for purposes of comparing the selected transactions to the proposed merger. The following table presents the results of this analysis:

Transaction Value/ LTM EBITDA
Low of Selected Transactions	7.8x
High of Selected Transactions	12.1x
Triad at Proposed Per Share Merger Consideration	9.3x

Range	Per Share Merger Consideration
$39.25 - $52.00	$50.25

Transaction Premium Analysis

Lehman Brothers reviewed the premiums paid in acquisitions of domestic public targets with values between $2.5 billion and $10.0 billion announced between January 1, 2004 and February 2, 2007 and in leveraged buyout transactions greater than $1.0 billion announced between January 1, 2004 and February 2, 2007. Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company prevailing one day prior to the announcement of the transaction. This analysis produced average premiums of 21.7% and 16.5% for the domestic public target acquisitions and leveraged buyout transactions, respectively. Lehman Brothers noted that the proposed per share merger consideration represented a premium of 16% to the closing price of the Common Stock on February 2, 2007, the last trading day prior to the delivery of Lehman Brothers’ opinion, a premium of 24% to the closing price of the Common Stock on January 11, 2007, the last trading day prior to the sponsors’ initial proposal to acquire Triad, and a premium of 36% to the closing price of the Common Stock on November 1, 2006, the trading day on which the initial Schedule 13D filed by TPG-Axon to disclose its ownership interest in Triad was accepted by the SEC. The following table presents the results of this analysis:

Range	Per Share Merger Consideration
$41.50 - $50.75	$50.25

Leveraged Acquisition Analysis

Additionally, Lehman Brothers performed a leveraged acquisition analysis in order to ascertain a range of prices that Lehman Brothers believed would be attractive to potential financial buyers based on current market conditions. Lehman Brothers assumed the following in its analysis: (i) a capital structure consisting of a total debt to EBITDA ratio of 7.0x, (ii) an equity investment that would achieve a five-year rate of return of approximately 18% to 22%, and (iii) a 2010 projected EBITDA exit multiple of 7.0x and 8.0x. The leveraged acquisition analysis for Triad was performed based on the Projections and a Sensitivity Case Projection. The following table presents the results of this analysis:

Range	Per Share Merger Consideration
$40.00 - $52.50	$50.25

General

In connection with the review of the merger by the special committee, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of Triad.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with reserves, industry performance, general business and economic conditions and other matters, many of which are beyond Triad’s control. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness from a financial point of view to Triad stockholders and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated February 4, 2007, to the special committee. The analyses do not purport to be appraisals or to reflect the prices at which shares of Common Stock might trade following announcement of the merger.

The terms of the merger were determined through arm’s length negotiations between the special committee and its advisors and Parent and its advisors and were unanimously approved by Triad’s board of directors. Lehman Brothers did not recommend any specific amount or form of consideration to Triad or that any specific amount or form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers’ opinion was provided to the special committee to assist it in its consideration of the proposed merger. Lehman Brothers’ opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by the special committee and the board of directors in making their unanimous determinations to recommend approval of the merger agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of the special committee or Triad’s board of directors with respect to the value of Triad or of whether the special committee or Triad’s board of directors would have been willing to agree to a different amount or form of consideration.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The special committee selected Lehman Brothers because of its expertise, reputation and familiarity with Triad and the acute care facilities industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

As compensation for its services in connection with the merger, Triad has agreed to pay Lehman Brothers a financial advisory fee of approximately $20 million, portions of which became payable on Lehman Brothers’ engagement and on the rendering of Lehman Brothers’ opinion to the special committee and a significant portion of which is contingent on the completion of the merger. In addition, Triad has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the special committee and the rendering of the Lehman Brothers’ opinion. Lehman Brothers in the past has rendered and expects in the future to render investment banking services to Triad and to affiliates of Parent and received, and expects to receive, customary fees for such services.

In the ordinary course of its business, Lehman Brothers actively trades in the debt or equity securities of Triad for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Delisting and Deregistration of Common Stock

If the merger is completed, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Common Stock.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until Triad and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Triad or Parent. At any time before or after the consummation of the merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Triad or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, Triad, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that the merger can be effected in compliance with federal and state antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Federal and state laws and regulations may require that Triad or Parent obtain approvals, consents or certificates of need from, file new license and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the merger.

Financing of the Merger

Parent estimates that the total amount of funds necessary to complete the proposed merger and the related transactions is approximately $6.54 billion, which includes approximately $4.6 billion to be paid to Triad’s stockholders, with the remaining funds to be used to refinance certain existing indebtedness, including Triad’s bank debt, Triad’s 7% Senior Notes due 2012 and 7% Senior Subordinated Notes due 2013, and to pay customary fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions.

Pursuant to the merger agreement, Parent and Merger Sub are obligated to use their reasonable best efforts to obtain the debt financing described below as promptly as practicable taking into account the expected timing of the marketing period and the September 30, 2007 (or if the marketing period is not completed by then, October 31, 2007) merger agreement end date. In the event that any portion of the debt financing becomes unavailable on the terms contemplated in the agreements in respect thereof, Parent is obligated to use its reasonable best efforts to arrange alternative financing from alternative sources on terms no less favorable to Parent (as determined in the reasonable judgment of Parent).

The following arrangements are intended to provide the necessary financing for the merger:

Equity Financing

Parent has received equity commitment letters from private equity funds sponsored by CCMP and GS and from an entity owned by CPPIB, pursuant to which these funds have committed to contribute $525 million, $890 million and $365 million, respectively, in cash to Parent in connection with the proposed merger. The parties to the commitment letters have the right to assign all or a portion of their obligations under the commitment letters to affiliated entities or entities managed or advised by affiliates; provided that no such assignment will relieve the parties to the commitment letters of their obligations except to the extent actually performed by the assignees. The obligation to fund commitments under the equity commitment letters is subject to the satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligation to complete the merger and will occur contemporaneously with the merger. The equity commitment letters will terminate upon the termination of the merger agreement.

Debt Financing

Parent has received an amended and restated debt commitment letter, dated as of March 14, 2007, from Goldman Sachs Credit Partners L.P. (“GSCP” and, together with its affiliates, “Goldman”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities Inc. (“JPMSI” and, together with JPMCB and its affiliates, “JPM”) and Citigroup (as defined below, and, together with GSCP and JPMCB, the “Banks” or the “Initial Lenders”) pursuant to which, subject to the conditions set forth therein:

•

GSCP, JPMCB and Citigroup have each severally and not jointly committed to provide (GSCP and JPMCB each committing to 38.25% and Citigroup committing to 23.50%) up to $4.02 billion of senior secured credit facilities, for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Triad and its subsidiaries and paying fees and expenses incurred in connection with the merger and for general corporate purposes of the surviving corporation after the merger;

•

GSCP, JPMCB and Citigroup have each severally and not jointly committed to provide (GSCP and JPMCB each committing to 38.25% and Citigroup committing to 23.50%) up to $1.28 billion of senior unsecured increasing rate loans under a senior unsecured bridge facility (“Unsecured Bridge Loans”), for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Triad and its subsidiaries and paying fees and expenses incurred in connection with the merger; and

•

GSCP, JPMCB and Citigroup have each severally and not jointly committed to provide (GSCP and JPMCB each committing to 38.25% and Citigroup committing to 23.50%) up to $730 million of senior subordinated increasing rate loans under a senior subordinated bridge facility (“Subordinated Bridge Loans” and together with the Unsecured Bridge Loans, the “Bridge Loans”), for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Triad and its subsidiaries, paying fees and expenses incurred in connection with the merger.

(For purposes of the debt commitment letter, Citigroup means Citigroup Global Markets Inc. (“CMGI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citigroup determines to be appropriate to provide the services contemplated under the debt commitment letter.)

The debt commitments expire on the “end date” as defined in the merger agreement (which is September 30, 2007, or if the marketing period has not ended on or before September 30, 2007, October 31, 2007). The documentation governing the senior secured credit facilities, the unsecured bridge facility and the subordinated bridge facility has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement.

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facilities and the Bridge Loans is subject to, among other things, consummation of the merger in accordance with the merger agreement (and no provision thereof being waived or amended in a manner materially adverse to the lenders without the consent of the arrangers), that Triad’s existing credit agreement shall have been paid in full and that Triad’s 7% Senior Notes due 2012 and 7% Senior Subordinated Notes due 2013 shall have been purchased pursuant to tender offers (or, to the extent not purchased, amended pursuant to a consent solicitation in which consents are received from holders of a majority in outstanding principal amount of each issue) or discharged, the execution of definitive credit documentation, the receipt of certain audited and unaudited financial statements of the Company and the receipt of customary closing documents and deliverables. The only representations relating to Triad, its subsidiaries and their business which are a condition to the availability of the senior secured facilities at the consummation of the merger are such of the representations made by Triad in the merger agreement that are material to the interests of the lenders (including, without limitation, there not having been since December 31, 2005, any event, state of facts, circumstance, development, effect, change or occurrence that, individually or in the aggregate, would reasonably be expected to have a “material adverse effect” on the Company (as defined in the merger agreement)), but only to the extent that Parent has the right to terminate its obligations under the merger agreement as a result of a breach of such representations and other specific representations.

Senior Secured Credit Facilities

• General. The borrower under the senior secured credit facilities will initially be Merger Sub, and will be the surviving corporation upon consummation of the merger. The senior secured credit facilities will be composed of:

•	a seven year secured term loan facility in an aggregate principal amount of up to $3,220,000,000 (the “Term Facility”), of which up to $300,000,000 will be available on a delayed-draw basis;

•

a six year senior secured revolving credit facility in an aggregate principal amount of up to $800,000,000 (less the amount of the “ABL Facility” referred to below) (the “Revolving Facility” and together with the Term Facility, the “Cash Flow Facilities”); and

•

a six year senior secured asset based revolving credit facility in an aggregate amount to be agreed on, but not less than $400,000,000 subject to a borrowing base of 85% of the amount of eligible accounts receivable (the “ABL Facility”).

The Revolving Facility and/or the ABL Facility will include sublimits for the issuance of letters of credit and swingline loans. Interest rates and fees for the senior secured credit facilities will be as agreed upon by the borrower and the arranger. No alternative financing arrangements or alternative financing plans have been made in the event that the senior secured credit facilities are not available as anticipated.

Bridge Facilities

Merger Sub will endeavor to issue not less than $1,277,500,000 in aggregate principal amount of its senior unsecured notes in a public offering or in a Rule 144A or other private placement. If the issuance of the full $1,277,500,000 amount of senior unsecured notes by Merger Sub is not completed for any reason, the Initial Lenders have committed to provide up to the unissued amount of the contemplated $1,277,500,000 in loans under a senior unsecured increasing rate bridge facility to Merger Sub. After the merger, the surviving corporation will be the borrower under the senior unsecured increasing rate bridge facility.

Merger Sub will also endeavor to issue not less than $730,000,000 in aggregate principal amount of its senior subordinated notes in a public offering or in a Rule 144A or other private placement. If the issuance of the full $730,000,000 amount of senior subordinated notes by Merger Sub is not completed for any reason, the Initial Lenders have committed to provide up to the unissued amount of the contemplated $730,000,000 in loans under a senior subordinated increasing rate bridge facility to Merger Sub. After the merger, the surviving corporation will be the borrower under the senior subordinated increasing rate bridge facility.

Guarantees; Remedies

In connection with the merger agreement, certain private equity funds of the sponsors have agreed to guarantee the due and punctual performance and discharge of certain of the payment obligations of Parent or Merger Sub under the merger agreement, up to a maximum amount (other than with respect to the costs of enforcing the payment to Triad of any termination fee owed to Triad) of an aggregate of $120 million. Each guarantee will remain in full force and effect until the earlier of (i) the funding of the equity financing at or immediately prior to the effective time of the merger, (ii) the first anniversary of the termination of the merger agreement in accordance with its terms, except as to a claim for payment of any obligation presented by Triad by such first anniversary and (iii) the termination of the merger agreement under circumstances in which Parent and Merger Sub would not be obligated to pay the termination fee or make payments under the merger agreement.

We cannot seek specific performance to require Parent and Merger Sub to complete the merger, and our exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the termination fee described above payable to us in the circumstances described under “The Merger Agreement — Termination Fees and Expenses.” The guarantees are our sole recourse against the guarantors and the sponsors.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, Triad’s stockholders should be aware that certain of Triad’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Triad’s stockholders generally. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Treatment of Stock Options

As of February 28, 2007, there were approximately 3,025,539 shares of Common Stock issuable pursuant to stock options granted under our equity incentive plans to our current executive officers and directors. Except as otherwise agreed to by the holder and Parent, each outstanding option held by an executive officer or director as of the effective time of the merger will become fully vested (to the extent not already vested) and will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the option multiplied by the amount (if any) by which $50.25 exceeds the option exercise price, without interest and less any applicable withholding taxes.

The following table identifies, for each person who has been a director or executive officer of the Company at any time since January 1, 2006, the aggregate number of shares of Common Stock subject to outstanding vested and unvested options as of February 28, 2007, the aggregate number of shares of Common Stock subject to outstanding unvested options that will become fully vested in connection with the merger, the weighted average exercise price and the value of such unvested options, and the weighted average exercise price and value of vested and unvested options. The information assumes that all such options remain outstanding on the closing date of the merger.

Name	Aggregate Number of Shares Subject to Vested and Unvested Options	Aggregate Number of Shares Subject to Unvested Options	Weighted Average Exercise Price of Unvested Options	Value of Unvested Options (1)	Weighted Average Exercise Price of Vested and Unvested Options	Value of Vested and Unvested Options (2)
Directors
Nancy-Ann DeParle	43,000	5,875	$31.08	$112,615	$29.37	$897,955
Barbara A. Durand, R.N., Ed.D.	46,000	5,875	$31.08	$112,615	$28.48	$1,001,478
Thomas F. Frist III (3)	—	—	—	$—	$—	$—
Donald B. Halverstadt, M.D.	41,000	5,875	$31.08	$112,615	$29.58	$847,415
William J. Hibbitt	20,000	20,000	$41.12	$182,600	$41.12	$182,600
Michael K. Jhin	20,000	10,000	$34.19	$160,600	$34.19	$321,200
Dale V. Kesler	53,000	5,875	$31.08	$112,615	$26.39	$1,264,790
Thomas G. Loeffler, Esq.	25,625	5,875	$31.08	$112,615	$32.38	$457,895
Harriet R. Michel	20,000	10,000	$34.19	$160,600	$34.19	$321,200
Michael J Parsons	379,755	60,000	$39.60	$639,150	$32.79	$6,631,671
Uwe E. Reinhardt, Ph.D.	67,000	5,875	$31.08	$112,615	$23.28	$1,807,290
Gale E. Sayers	23,750	5,875	$31.08	$112,615	$30.42	$470,983
James D. Shelton	876,909	75,000	$35.52	$1,104,750	$31.05	$16,835,041
Executive Officers (who are not directors)
William L. Anderson	88,000	23,000	$40.08	$233,940	$35.78	$1,273,520
James R. Bedenbaugh	60,500	15,000	$40.18	$151,050	$35.28	$905,793
Thomas H. Frazier, Jr.	148,000	23,000	$40.08	$233,940	$33.80	$2,434,770
Christopher A. Holden	135,000	23,000	$40.08	$233,940	$33.63	$2,626,520
Rebecca Hurley	52,000	16,500	$39.62	$175,455	$36.45	$717,795
William R. Huston	131,000	27,500	$39.97	$282,750	$35.19	$1,973,060
W. Stephen Love	111,000	27,500	$39.97	$282,750	$35.54	$1,632,560
Nicholas J. Marzocco	118,000	23,000	$40.08	$233,940	$34.86	$1,816,520
G. Wayne McAlister	158,000	23,000	$40.08	$233,940	$33.63	$2,626,520
Daniel J. Moen	295,000	55,000	$39.97	$565,500	$34.02	$4,789,150
Marsha D. Powers	90,000	23,000	$40.08	$233,940	$36.01	$1,284,540

(1)	Illustrates the economic value of all unvested options that will become fully vested and cashed out in connection with the merger. Calculated for each individual by multiplying the number of shares underlying unvested options by the difference, if any, between $50.25 (the per share amount of merger consideration) and the weighted average exercise price of the unvested options.

(2)	Illustrates the economic value of all options (whether vested or unvested) to be cancelled and cashed out in connection with the merger. Calculated for each individual by multiplying the aggregate number of shares subject to options by the difference between $50.25 (the per share amount of merger consideration) and the weighted average exercise price of all such options.

(3)	Mr. Frist resigned from our board of directors effective as of October 31, 2006.

Treatment of Restricted Stock and Deferred Stock Units

As of February 28, 2007, there were approximately 467,525 shares of restricted stock and 24,883 deferred stock units granted under our equity incentive plans and stock purchase plans to our current executive officers and directors. Except as otherwise agreed to by the holder and Parent, each outstanding share of restricted stock and each outstanding deferred stock unit held by an executive officer or director as of the effective time of the merger will become fully vested, if applicable, and will be cancelled and converted into the right to receive $50.25 in cash (together with the value of any deemed dividend equivalents accrued but unpaid in the case of a restricted share unit), without interest and less any applicable withholding taxes.

The following table identifies, for each person who has been a director or executive officer of the Company at any time since January 1, 2006, the aggregate number of shares of restricted stock and deferred stock units as of February 28, 2007 and the value of such restricted stock and deferred stock units that will become fully vested, if applicable, in connection with the merger. The information assumes that all such shares of restricted stock and deferred stock units remain outstanding on the closing date of the merger.

Name	Aggregate Shares of Restricted Stock	Aggregate Shares Subject to Deferred Stock Units	Value of Shares of Restricted Stock and Deferred Stock Units (1)
Directors
Nancy-Ann DeParle	2,700	1,666	$219,392
Barbara A. Durand, R.N., Ed.D.	2,700	4,095	$341,449
Thomas F. Frist III (2)	—	6,079	$305,470
Donald B. Halverstadt, M.D.	2,700	—	$135,675
William J. Hibbitt	2,700	1,459	$208,990
Michael K. Jhin	2,700	4,034	$338,384
Dale V. Kesler	2,700	3,039	$288,385
Thomas G. Loeffler, Esq.	2,700	588	$165,222
Harriet R. Michel	2,700	2,747	$273,712
Michael J Parsons	40,000	—	$2,010,000
Uwe E. Reinhardt, Ph.D.	2,700	588	$165,222
Gale E. Sayers	2,700	588	$165,222
James D. Shelton	137,500	—	$6,909,375
Executive Officers (who are not directors)
William L. Anderson	19,950	—	$1,002,488
James R. Bedenbaugh	16,000	—	$804,000
Thomas H. Frazier, Jr.	21,500	—	$1,080,375
Christopher A. Holden	22,476	—	$1,129,419
Rebecca Hurley	21,690	—	$1,089,923
William R. Huston	23,000	—	$1,155,750
W. Stephen Love	26,093	—	$1,311,173
Nicholas J. Marzocco	19,500	—	$979,875
G. Wayne McAlister	21,361	—	$1,073,390
Daniel J. Moen	51,955	—	$2,610,739
Marsha D. Powers	19,500	—	$979,875

(1)	Illustrates the economic value of all shares of restricted stock and deferred stock units that will become fully vested, if applicable, and cashed out in connection with the merger by multiplying (for each individual) the aggregate number of shares of restricted stock and deferred stock units by $50.25 (the per share amount of merger consideration).

(2)	Mr. Frist resigned from our board of directors effective as of October 31, 2006.

Management Stock Purchase Plan

At the effective time of the merger, all salary amounts withheld on behalf of the participants in the Triad Hospitals, Inc. Amended and Restated Management Stock Purchase Plan through the closing date of the merger will be deemed to have been used to purchase shares of Common Stock under the terms of the plan, using the closing date of the merger as the last date of the applicable salary reduction period under the plan. Each such share will be deemed to be cancelled and converted into the right to receive $50.25 per share, such that each participant will receive (i) a refund by Triad of all reductions made during the applicable salary reduction periods, if any, and (ii) cash equal to the excess (if any) of (A) the number of shares deemed purchased multiplied by $50.25 over (B) the aggregate purchase price deemed to have been paid in the deemed purchase.

The following table identifies, for each of our executive officers that participates in the Triad Hospitals, Inc. Amended and Restated Management Stock Purchase Plan, an estimate of the net payment to be received with respect to salary amounts withheld for such person through the closing date of the merger under the plan. The total amount of purchase assumes payroll deductions from January 1, 2007 through June 30, 2007. The assumed purchase price of $34.57 was determined using the average of the stock price at the beginning of withholding period of $46.10 and the $50.25 per share merger consideration, at a 25% discount (the discount provided for in the plan). The number of assumed shares purchased was determined by dividing the total payroll deductions by the assumed purchase price.

Name of Executive Officer	Estimated Net Stock Purchase Payment
Daniel J. Moen	$28,210

Change in Control Severance Agreements

Each of our current executive officers is party to a change in control severance agreement (“CIC Agreement”) with Triad. The CIC Agreements provide certain compensation and benefits in the event a covered executive officer’s employment is terminated during the one-year period following a change in control (which term includes the merger) either (i) by Triad other than as a result of the executive officer’s death or disability or (ii) by the executive officer upon the occurrence of certain events including, among other things, (A) a failure to elect, reelect or maintain the executive officer in the office(s) held prior to the merger, (B) a material adverse change in the authorities, powers, functions, responsibilities or duties of the executive officer, (C) a reduction in the executive officer’s base or incentive pay, (D) certain changes in the principal location of work, or (E) a change in business circumstances which materially hinders the executive officer’s performance of, or materially reduces, his responsibilities or duties.

Compensation and benefits payable under the CIC Agreements include a lump sum payment equal to the sum of (i) unpaid base pay, (ii) accrued but unused vacation and sick pay and any unreimbursed business expenses, (iii) other compensation or benefits payable in accordance with the terms of Triad’s existing plans and programs, (iv) a pro rata portion of the target incentive bonus, and (v) three times the sum of base salary and the higher of (A) the highest incentive bonus earned during any of the three fiscal years prior to the fiscal year in which the change in control occurs and (B) the target incentive bonus for the fiscal year in which the change in control occurs. In addition, such executive officers will be entitled to the continuation of medical benefits for a three-year period following the date of termination and reimbursement of up to $25,000 for outplacement counseling and related benefits.

Covered executive officers will also be entitled to receive certain “gross up” payments to offset any excise tax, interest or penalties imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), on any payment or distribution by the Company to or for the benefit of the executive officers, including under any stock option, restricted stock or other agreement, plan or program, by reason of such payment or distribution being made in connection with a change in ownership or control of the Company.

The following table sets forth an estimate of the potential cash severance payment (including any applicable “gross up” payment) that could be payable to each of our executive officers pursuant to the CIC Agreements in the event such executive becomes entitled to payment following the merger. The table does not include the value of continued medical benefits or outplacement counseling and related benefits that could be received by the executive officers.

Name	Potential Estimated Cash Severance Benefits
William L. Anderson	$2,637,925
James R. Bedenbaugh	$2,493,725
Thomas H. Frazier, Jr.	$2,620,823
Christopher A. Holden	$1,609,839
Rebecca Hurley	$2,759,942
William R. Huston	$1,763,256
W. Stephen Love	$2,972,224
Nicholas J. Marzocco	$1,708,908
G. Wayne McAlister	$2,605,904
Daniel J. Moen	$4,462,629
Michael J Parsons	$2,506,938
Marsha D. Powers	$2,964,758

James D. Shelton Employment Agreement

Mr. Shelton’s employment agreement with the Company provides, in the event of termination of Mr. Shelton’s employment (i) by the Company as a result of non-renewal of the term of the agreement, (ii) by the Company on 30 days written notice, (iii) by Mr. Shelton at any time for “good reason” (defined to include (A) a material reduction in Mr. Shelton’s duties, responsibilities, or effective authority, (B) a material decrease in Mr. Shelton’s base salary or bonus potential, (C) the Company’s failure to perform under the terms of the agreement, (D) non-assumption of the agreement by a successor entity, or (E) purported termination of Mr. Shelton’s employment for cause other than in accordance with the terms of the agreement) prior to a change in control (which term includes the merger) and Mr. Shelton reasonably demonstrates that such termination occurred at the request of a third party that has taken steps to effect a change in control or otherwise arose in connection with the anticipation of a change in control or (iv) by Mr. Shelton within 18 months after a change in control, Mr. Shelton will be entitled to:

•

A lump sum payment equal to, in the case of termination pursuant to clauses (i), (ii) and (iii) above, three times Mr. Shelton’s Aggregate Compensation (as defined below) for the calendar year preceding the calendar year in which the date of termination occurs or, in the case of termination pursuant to clause (iv) above, three times Mr. Shelton’s Change in Control Aggregate Compensation (as defined below), and, in each case, any deferred compensation provided by existing plans or arrangements, to the extent permitted by Section 409A of the Code;

•	Any other benefits provided by the Company’s existing plans and programs and the continuation of medical benefits for three years following the date of termination.

“Aggregate Compensation” is defined in the employment agreement as base salary and target incentive bonus. “Change in Control Aggregate Compensation” is defined in the employment agreement as base salary (based on the highest rate in effect for any period prior to the date of termination) and the higher of (A) the highest incentive bonus earned during any of the three calendar years prior to the calendar year in which the change in control occurs and (b) the target incentive bonus for the calendar year in which the change in control occurs.

In addition, Mr. Shelton’s vested equity-based compensation awards will be exercisable for two years following the date of termination, subject to applicable legal and regulatory requirements (including Section 409A of the Code or requirements of any stock exchange on which any of the Company’s securities may be traded.

Mr. Shelton will also be entitled to receive certain “gross up” payments to offset any excise tax, interest, or penalties imposed by Section 4999 of the Code on any payment or distribution by the Company to or for Mr. Shelton’s benefit, including under any stock option, restricted stock or other agreement, plan or program, by reason of such payment or distribution being made in connection with a change in ownership or control of the Company.

Pursuant to the employment agreement, assuming Mr. Shelton terminates his employment immediately following the merger, he would be entitled to receive a lump sum payment of $8,413,602, any other benefits described by the Company’s existing plans and programs and continued medical benefits for three years.

Supplemental Executive Retirement Plan

The Triad Hospitals, Inc. Supplemental Executive Retirement Plan, as amended (the “SERP”) requires that a participant (i) has reached age 60, (ii) has had three years of service following the effective date of the SERP, and (iii) has had twelve years of service in order to be eligible to receive benefits thereunder. Upon a change in control (which term includes the merger), these requirements will be deemed to have been satisfied and benefits will be accelerated and paid immediately in a lump sum. The following table quantifies, for each executive officer, the benefit payable following the proposed merger:

Name	Value of SERP Benefit
William L. Anderson	$1,355,888
James R. Bedenbaugh	$1,204,050
Thomas H. Frazier, Jr.	$1,031,217
Christopher A. Holden	$ 878,733
Rebecca Hurley	$1,201,584
William R. Huston	$1,367,971
W. Stephen Love	$1,466,871
Nicholas J. Marzocco	$1,339,581
G. Wayne McAlister	$1,353,628
Daniel J. Moen	$2,006,116
Michael J Parsons	$1,930,726
Marsha D. Powers	$1,412,674
James D. Shelton	$6,759,720

Indemnification and Insurance

Parent and the surviving corporation have agreed to jointly and severally indemnify, to the greatest extent permitted by law, each of our present and former officers, directors and employees against all expenses, losses and liabilities (and comply with all of the Company’s and its subsidiaries’ existing obligations to advance funds for expenses) incurred in connection with any claim, action, suit, proceeding or investigation arising out of, relating to, or in connection with, any acts or omission in their capacity as an officer, director or employee occurring on or before the effective time of the merger and against all expenses, losses and liabilities in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request of or for the benefit of the Company and its subsidiaries.

The merger agreement requires that we purchase, and that following the effective time of the merger the surviving corporation maintain, a tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”) containing the same coverage and in the same amount as the current policy and with a claims period of at least six years after the closing date with respect to claims arising from facts or events that existed or occurred prior to or at the effective time; provided, however, that in no event shall the surviving corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company (the “Insurance Amount”) under the Current Policy; provided, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Company shall be obligated to obtain, and the surviving corporation shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the Insurance Amount.

New Management Arrangements

Although no agreements have been entered into as of the date of this proxy statement, the sponsors have informed us that it is their intention to retain members of our existing management team with the surviving corporation after the merger. Although it is possible that certain members of our management team will enter into new arrangements with Parent or its affiliates regarding employment with, and the right to purchase or participate in the equity of, the surviving corporation, there can be no assurance that the parties will reach agreement. These matters are subject to discussions and negotiations that have not yet taken place.

Continued Benefits

To the extent that any of our executive officers remain employed by the surviving corporation, they will be entitled to receive compensation and benefits following the merger. Until December 31, 2008, the surviving corporation will maintain for those employees employed at the effective time who continue as employees of the surviving corporation, compensation and severance, pension and welfare benefits (other than equity-based compensation and benefits) that are not less favorable in the aggregate than those provided prior to the effective time. See “The Merger Agreement — Employee Benefits.”

Other

Nancy-Ann DeParle, a member of our board of directors, is a managing director of CCMP. Ms. DeParle recused herself from, and did not participate in, any discussion, deliberation or votes regarding the merger.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the merger to holders of Common Stock whose shares of Common Stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (including any entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person other than a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Common Stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners that hold shares of Common Stock as capital assets, and may not apply to beneficial owners that hold shares of Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, beneficial owners that hold an equity interest, directly or indirectly, in Parent or the surviving corporation after the merger, or certain types of beneficial owners that may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders that hold Common Stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock, deferred stock units or options to purchase shares of Common Stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws.

U.S. Holders

The exchange of shares of Common Stock for cash in the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Common Stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if a stockholder’s holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains of U.S. holders who are individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding of tax may apply to cash payments received by a non-corporate U.S. holder in the merger, unless the holder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other holders), certifies that such number is correct, and otherwise complies with the backup withholding rules. Each U.S. holder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s federal income tax liability if the required information is timely furnished to the Internal Revenue Service.

Cash received by U.S. holders in the merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

at any time during the five-year period ending on the date of the merger (i) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and (ii) the non-U.S. holder owned, directly, indirectly, or by attribution, more than 5% of our Common Stock, and certain other conditions are met.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe that we are not and will not have been during the 5-year period ending on the date of the merger a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup withholding of tax may apply to cash payments received by a non-corporate non-U.S. holder in the merger, unless the holder or other payee certifies under penalty of perjury that it is a non-U.S. holder in the manner described in the letter of transmittal or otherwise establishes an exemption in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a non-U.S. holder’s U.S. federal income tax liability, if any, if the required information is timely furnished to the Internal Revenue Service.

Cash received by non-U.S. holders in the merger will also be subject to information reporting, unless an exemption applies.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of restricted shares, deferred stock units or options to purchase shares of Common Stock, and the other transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Litigation Related to the Merger

Between February 5, 2007 and March 2, 2007, five putative class action petitions were filed on behalf of alleged public stockholders of the Company in the District Courts of Collin County, Texas, naming as defendants, among others, the Company, members of the Company’s board of directors and certain entities affiliated with Parent (the “Parent Defendants”). The petitions allege, among other things, that the directors of the Company breached their fiduciary duties in connection with the proposed merger by failing to maximize stockholder value and that the Parent Defendants knowingly participated in the directors’ alleged breaches of fiduciary duties. Among other things, the petitions seek to enjoin the Company and the directors from consummating the merger. The Company believes that the claims asserted in these actions are without merit and intends to defend these suits vigorously.

THE MERGER AGREEMENT

(PROPOSAL NO. 1)

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. This section is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

The Merger

The merger agreement provides for the merger of Merger Sub, a newly-formed, wholly owned subsidiary of Panthera Holdco, with and into Triad upon the terms, and subject to the conditions, of the merger agreement. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger as promptly as practicable after our stockholders adopt the merger agreement and, if necessary, the expiration of the marketing period described below. See “— Marketing Period.”

As the surviving corporation, Triad will continue to exist following the merger. Upon consummation of the merger, the directors of Merger Sub and the officers of Triad (other than those who Parent determines shall not remain as officers of the surviving corporation) will be the directors and officers, respectively, of the surviving corporation until their successors are duly elected and qualified or until the earlier of their resignation or removal.

Triad, Parent or Merger Sub may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the approval of the merger agreement by stockholders. Additional details on termination of the merger agreement are described in “— Termination of the Merger Agreement.”

Consideration to be Received in the Merger

At the time of the merger, each share of Common Stock issued and outstanding immediately before the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $50.25 in cash, without interest and less any required withholding tax, other than:

•

shares held in treasury or owned directly or indirectly by Parent (including shares acquired by Parent immediately prior to the merger pursuant to agreements with stockholders of the Company) which will be cancelled;

•	shares held by holders who have properly demanded and perfected their appraisal rights; and

•

shares that Parent and the holder of such shares shall have agreed before the merger will become capital stock of the surviving corporation, which will be cancelled and converted into the right to receive equity in the surviving corporation as may be agreed between Parent and such holder before the merger.

After the merger is effective, each holder of a certificate representing any shares of Common Stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Dissenters’ Rights of Appraisal.”

Treatment of Options and Other Awards

Upon the consummation of the merger, except as otherwise agreed by the holder and Parent, each outstanding option to acquire Common Stock under Triad’s equity incentive plans will become fully vested (to the extent not already vested) and will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the option multiplied by the amount (if any) by which $50.25 exceeds the option exercise price, without interest and less any applicable withholding taxes. Additionally, except as otherwise agreed by the holder and Parent, each outstanding share of restricted stock and each outstanding deferred stock unit will, upon the consummation of the merger, become fully vested, if applicable, and be cancelled and converted into the right to receive $50.25 in cash (together with the value of any deemed dividend equivalents accrued but unpaid in the case of a deferred stock unit), without interest and less any applicable withholding taxes.

The effect of the merger upon our stock purchase and certain other employee benefit plans is described below under “— Employee Benefits.”

Payment for the Shares

Before the merger, we will designate a paying agent reasonably satisfactory to Parent to make payment of the merger consideration as described above. Immediately after the effective time of the merger, Parent and/or the surviving corporation will deposit, or Parent shall cause the surviving corporation to deposit, in trust with the paying agent the funds appropriate to pay the merger consideration to the stockholders.

Upon the consummation of the merger and the settlement of transfers that occurred prior to the effective time, we will close our stock ledger. After that time, there will be no further transfer of shares of Common Stock.

As promptly as practicable after the consummation of the merger, the surviving corporation will send, or cause the paying agent to send, you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within twelve (12) months following the effective time of the merger, such cash will be returned to the surviving corporation upon demand subject to any applicable unclaimed property laws. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any governmental authority will be returned to the surviving corporation free and clear of any prior claims or interest thereto.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that effect and, if required by the paying agent or surviving corporation, post a bond in an amount that the surviving corporation or the paying agent reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

In the merger agreement, Triad, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	litigation;

•	finder’s fees; and

•	information supplied for inclusion in this proxy statement.

In the merger agreement, Parent and Merger Sub also each made representations and warranties relating to the availability of the funds necessary to perform its obligations under the merger agreement, debt financing commitment conditions, solvency, guarantees, and operations of Parent and Merger Sub.

Triad also made representations and warranties relating to, among other things:

•	capital structure;

•	documents filed with the SEC;

•	undisclosed liabilities;

•	absence of certain changes or events since December 31, 2005;

•	material contracts;

•	tax matters;

•	compliance with the Employee Retirement Income Security Act of 1974, as amended, and other employee benefit matters;

•	real property;

•	compliance with applicable laws;

•	transactions with affiliates; and

•	the inapplicability of state takeover statutes and Triad’s rights plan.

Many of Triad’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for Triad is defined to mean any event, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to (x) the ability of the Company to timely perform its obligations under the merger agreement, or (y) the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. However, a material adverse effect will not have occurred as a result of:

•	changes in general economic or political conditions or the securities, credit or financial markets in general,

•	general changes or developments in the industries in which we operate, including general changes in law or regulation across such industries,

•

the announcement of the merger agreement or the pendency of the transactions contemplated thereby, including disputes or any fees or expenses or any labor union activities or disputes, or the identity of Parent or any of its affiliates as the acquiror of the Company,

•	compliance with the terms of, or the taking of any action required by, the merger agreement or consented to by Parent,

•

any acts of terrorism or war or any natural disaster or weather-related event (other than any of the foregoing that causes any damage or destruction to or renders unusable any of our material facilities),

•	changes in generally accepted accounting principles or the interpretation thereof,

•

changes in the price or trading volume of the Common Stock (provided that the underlying causes of such price or volume changes nonetheless shall be considered in determining whether there is a material adverse effect on Triad),

•

any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to the merger agreement or the merger, or

•

any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failure nonetheless shall be considered in determining whether there is a material adverse effect on Triad), except, in the case of the first two bullet points above, to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other for profit participants in the industries and in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other for profit participants.

Conduct of Business Pending the Merger

We have agreed in the merger agreement that, until the consummation of the merger, except as set forth in the Company disclosure letter or as otherwise contemplated by or provided in the merger agreement or as consented to in writing by Parent and Merger Sub (which consent shall not be unreasonably withheld), we will use our reasonable best efforts to, and to cause each of our subsidiaries to:

•	conduct our business in the ordinary course consistent, in all material respects, with past practice; and

•

preserve substantially intact our business organization and capital structure, maintain in effect all material permits that are required to carry on our business, keep available the services of our present officers and key employees and maintain our relationships with providers, suppliers and others with which we have significant business relationships.

We have also agreed that, until the consummation of the merger, except as expressly contemplated or permitted by the merger agreement or consented to in writing by Parent and Merger Sub (which consent will not be unreasonably withheld), we will not, and will not permit any of our subsidiaries to:

•	adopt any change in our organizational or governing documents;

•	merge or consolidate with any person (other than the merger and other than transactions in the ordinary course solely among us and/or our subsidiaries);

•

sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including by formation of a material joint venture), other than such transactions (i) solely among us and/or our wholly owned domestic subsidiaries that would not result in a material increase in our tax liability; or (ii) not individually in excess of $25,000,000;

•

make any material acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation or other business combination (including by formation of a material joint venture); or make any material property transfers or purchases of any property or assets, in each case other than transactions (x) solely among us and/or our subsidiaries, or (y) not in excess of $25,000,000 in the aggregate;

•

other than in connection with drawdowns or repayments with respect to existing credit facilities and guarantees of leases in the ordinary course of business consistent, in all material respects, with past practice, redeem, repurchase, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee or otherwise become responsible for the obligations of any person, other than the incurrence, assumption or guarantee of indebtedness (i) between us and any of our subsidiaries, or (ii) not in excess of $25,000,000 in the aggregate;

•

offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would reasonably be expected to compete with or impede Parent’s debt financing or cause the breach of the debt financing commitments or cause any condition in the debt financing commitments not to be satisfied;

•

make any material loans, advances, capital contributions, or investments in excess of $25,000,000 in the aggregate, except for (i) transactions solely among us and/or our subsidiaries, or (ii) as required by our existing contracts;

•

authorize or make any capital expenditures in excess of $10,000,000 in the aggregate, other than expenditures provided for in our budget for any portion of fiscal year 2007 prior to the closing date of the merger;

•	pledge or otherwise encumber shares of our or our subsidiaries’ capital stock or other voting securities;

•

enter into or amend any contract with any of our or our subsidiaries’ executive officers, directors or any person beneficially owning 1% or more of our capital stock or the voting power of such capital stock, other than in the ordinary course of business consistent in all material respects with past practice unless such amendment or contract would be required to be disclosed by us as a “related party” transaction under SEC rules;

•	mortgage or pledge any of our material assets, tangible or intangible, or create, assume or suffer to exist any lien thereon, other than certain permitted liens;

•	enter into, renew, extend, amend or terminate any contract that is or would be material to us, other than in the ordinary course of business consistent, in all material respects, with past practice;

•

split, combine, reclassify or amend the terms of any of our securities; declare, establish a record date for, set aside or pay any dividend or other distribution in respect of our securities other than a dividend or distribution by a subsidiary in the ordinary course of business; issue or offer to issue any of our securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of our securities, other than in connection with (i) the exercise of options, (ii) the withholding of our securities to satisfy tax obligations on options or restricted shares, (iii) the acquisition by us of our securities in connection with the net exercise of options and (iv) acquisitions by or issuances to our benefit plans in the ordinary course of business consistent in all material respects with past practice;

•

except as required pursuant to existing written agreements or benefit plans or as required by applicable law, (i) adopt, amend in any material respect or terminate any benefit plan, (ii) accelerate the vesting or payment, or fund or in any other way secure payment under any benefit plan, (iii) except in connection with promotions or new hires made in the ordinary course of business consistent with past practice, increase the cash compensation or welfare or pension benefits of employees, or (iv) change any actuarial or other assumption used to calculate funding obligations for any benefit plan or change the way contributions to any benefit plan are made or determined;

•

except with respect to tax matters, settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises that do not exceed an agreed upon amount in the aggregate, do not involve equitable relief against us or do not impose any material restrictions on our business or operations;

•

renew or enter into any non-compete, exclusivity, non-solicitation, standstill or similar agreement that would restrict or limit, in any material respect, our operations other than in the ordinary course of business consistent, in all material respects, with past practice; provided that no such agreement binds any affiliates of Parent or Merger Sub;

•

other than in the ordinary course of business consistent with past practice or except to the extent required by law or contemplated by our tax sharing agreement with HCA Inc., make or change any material tax election, settle or compromise any material tax liability for an amount in excess of the reserve for such tax liability that is reflected in our December 31, 2005 financial statements, agree to an extension of the statute of limitations with respect to the assessment or determination of our material taxes, file any amended tax return with respect to any material tax, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•

make any change in financial accounting methods or method of tax accounting, principles or practices materially affecting our reported consolidated assets, liabilities or results of operations, except as may be required by a change in U.S. generally accepted accounting principles or law;

•

adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of us or any of our subsidiaries, or enter into a letter of intent or agreement in principle to do so;

•

take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede our ability to consummate the merger or the other transactions contemplated by the merger agreement; or

•	authorize, agree or commit to do any of the foregoing.

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do or cause to be done all things necessary, proper or advisable to consummate any transactions contemplated by the merger agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, permits or orders from all governmental authorities or other persons, including preparing and filing any required submissions under the HSR Act. In no event, however, will any party to the merger agreement be required and the Company be permitted (without the prior written consent of Parent) to take any actions to resolve any objections or suits of governmental authorities (including the FTC) which would reasonably be expected to have a material adverse effect on the Company.

Parent has agreed to use its reasonable best efforts to arrange the debt financing to fund the proposed merger and related transactions contemplated by the debt financing commitments executed in connection with the merger agreement and to cause its financing sources to fund the financing required to consummate the proposed merger. See “The Merger — Financing of the Merger” for a description of the financing arranged by Parent to fund the proposed merger and related transactions. Triad has agreed to cooperate in connection with the arrangement of the financing, including:

•	participating in a reasonable number of meetings and road shows;

•	assisting in preparation of offering materials and furnishing financial information reasonably requested; and

•	executing financing and security documents.

Parent will reimburse Triad for reasonable expenses in connection with such cooperation and indemnify Triad against losses incurred in connection with the debt financing.

Existing Indebtedness

Triad has agreed to take certain actions with respect to its outstanding 7% Senior Notes due 2012 and 7% Senior Subordinated Notes due 2013 if requested by Parent, including effecting a tender offer and consent solicitation, redemption or discharge of such notes. Triad’s obligation to consummate these actions is subject to the closing of the merger. If the merger agreement is terminated, Parent will reimburse Triad for its expenses and indemnify Triad against losses incurred in connection with these actions.

Marketing Period

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger on the third business day after the satisfaction or waiver of the conditions described under “— Conditions to the Merger” below; provided that if the marketing period has not ended at such time, the parties are obligated to close the merger on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (i) a date during the marketing period specified by Merger Sub, (ii) the final day of the marketing period and (iii) the end date as described in “— Termination of the Merger Agreement.”

Triad (following the recommendation of the special committee if it still exists) can terminate the merger agreement if all of the mutual closing conditions and the conditions to the obligations of Parent and Merger Sub to consummate the merger are satisfied and Parent fails to consummate the merger no later than five calendar days after the final day of the marketing period. Upon such termination, Parent will pay Triad a termination fee of $120 million. See “— Termination Fees and Expenses.”

For purposes of the merger agreement, “marketing period” means the first period of 20 consecutive business days following the execution of the merger agreement throughout which:

•	Parent has certain financial information required to be provided by the Company under the merger agreement in connection with Parent’s financing of the merger; and

•

both the mutual closing conditions and the conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate by the Company) to complete the merger are satisfied and we have delivered notice to Parent that we believe that we have obtained all consents, waivers and approvals needed to satisfy the applicable closing condition of Parent and Merger Sub.

If the marketing period would not end on or prior to August 17, 2007, the marketing period will commence no earlier than September 4, 2007. In addition, the marketing period will not be deemed to have commenced if, prior to the completion of the marketing period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in our reports filed with the SEC. Notwithstanding the foregoing, if any required financial statements available to Parent on the first day of any such 20 consecutive business day period would not be sufficiently current on any day during such 20 consecutive business day period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive business period or (ii) our independent registered accounting firm to issue a customary comfort letter to purchasers on the last day of such 20 consecutive business day period, then a new 20 consecutive business day period will commence when Parent receives sufficiently current financial statements.

The purpose of the marketing period is to provide the sponsors with a reasonable and appropriate period of time during which they can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the merger. Parent has agreed:

•

to use reasonable best efforts to arrange the debt financing as promptly as practicable and to satisfy on a timely basis all conditions applicable to Parent in any definitive agreements entered into relating to the debt financing; and

•

in the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitments, to use its reasonable best efforts to arrange alternative financing on terms no less favorable to Parent (as determined in its reasonable judgment) as promptly as practicable but no later than the last day of the marketing period, or if earlier, the end date described in “— Termination of the Merger Agreement.”

In addition, in the event that any portion of the debt financing structured as high yield financing has not been consummated, then, subject to certain exceptions, Parent must use the proceeds of the bridge financing to replace the high yield financing no later than the last day of the marketing period (or if earlier, the end date).

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding shares of Common Stock;

•	any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated; and

•

no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other statute, law or rule shall be in effect preventing the merger.

Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

our representations and warranties with respect to our capitalization (except for de minimis inaccuracies) and our compliance with the corporate integrity agreement between us and the Office of Inspector General of the United States must be true and correct in all respects as of the closing of the merger as if made at and as of the closing (except to the extent such representations and warranties are made as of a particular date, in which event such representations and warranties need only be true and correct as of the date made);

•

all other representations and warranties made by us in the merger agreement must be true and correct in all respects as of the closing of the merger as if made at and as of such time (without giving effect to any qualification as to materiality or “material adverse effect” set forth in such representations and warranties), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on us; provided that any representations made by us as of a specific date need only be so true and correct (subject to such qualifications) as of the date made;

•

we must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, we are required to perform under the merger agreement at or prior to the closing date;

•

we must deliver to Parent and Merger Sub at closing a certificate with respect to our satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements; and

•

we must have obtained, or caused any applicable subsidiaries to obtain, all consents, waivers and approvals, except any consent, waiver or approval the failure of which to obtain would not (i) individually or in the aggregate, reasonably be expected to have a material adverse effect on us or (ii) give rise to a violation of criminal law, and as of the effective time, such consents, waivers and approvals shall not have been revoked or materially modified and shall be in full force and effect.

Conditions to Triad’s Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties made by Parent and Merger Sub in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the closing of the merger as if made as of the closing, except where the failure of such representations and warranties to be so true would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement; provided that any representations made by Parent and Merger Sub as of a specific date need only be so true and correct as of the date made;

•

Parent and Merger Sub must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by them under the merger agreement at or prior to the closing date; and

•

Parent’s and Merger Sub’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

If a failure to satisfy one of these conditions to the merger is not considered by our board of directors to be material to our stockholders, the board of directors (following the recommendation of the special committee if such committee still exists) could waive compliance with that condition. Our board of directors is not aware of any condition to the merger that cannot be satisfied. Under Delaware law, after the merger agreement has been adopted by our stockholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Restrictions on Solicitations of Other Offers

The merger agreement provides that, until 11:59 p.m., New York time, on March 16, 2007, we are permitted to:

•

initiate, solicit and encourage any acquisition proposal for us (including by way of providing information); provided that we shall promptly provide to Parent any material non-public information concerning us or our subsidiaries that is provided to any person given such access which was not previously provided to Parent; and

•

enter into and maintain discussions or negotiations concerning an acquisition proposal for us or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

From and after 11:59 p.m., New York time, on March 16, 2007, we have agreed not to:

•

initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any acquisition proposal for us or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations; or

•

approve or recommend, or publicly propose to approve or recommend, any acquisition proposal for us or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to any acquisition proposal for us or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement or propose or agree to do any of the foregoing.

Notwithstanding the foregoing, the Company may continue to take any of the actions described above from and after 11:59 p.m., New York time, on March 16, 2007, with respect to any party that has made a bona fide acquisition proposal (as determined by the special committee) prior to 11:59 p.m., New York time, on March 16, 2007, or with whom the Company is having ongoing discussions or negotiations as of 11:59 p.m., New York time, on March 16, 2007, regarding a bona fide acquisition proposal (as determined by the special committee) (each an “excluded party”). For purposes of qualifying as an excluded party, references to “15% or more” in the definition of “acquisition proposal” below will be deemed to be references to “a majority.”

Notwithstanding the aforementioned restrictions, at any time prior to the approval of the merger agreement by our stockholders, we are permitted to engage in discussions or negotiations with, or provide information to any party to the extent that:

•

we receive from such party a written acquisition proposal which the board of directors (following the recommendation of the special committee if such committee still exists) believes in good faith to be bona fide; and

•

our board of directors (following the recommendation of the special committee if such committee still exists) concludes in good faith, after consultation with legal counsel and financial advisors, that the acquisition proposal constitutes or could reasonably be expected to result in a superior proposal.

In such cases, we (i) will not, and will not allow our representatives to, disclose any non-public information to such person without entering into a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to us than those contained in the confidentiality agreements entered into with the sponsors, and (ii) will promptly provide to Parent any non-public information concerning us or our subsidiaries provided to such other person which was not previously provided to Parent.

From and after 11:59 p.m., New York time, on March 16, 2007, we are required to promptly (within two business days) notify Parent in the event we receive an acquisition proposal from a person or group of related persons (other than an excluded party) and any material revisions thereto. We will promptly (within two business days) notify Parent if we determine to begin providing information or to engage in negotiations concerning an acquisition proposal from a person or group of related persons (other than an excluded party).

Within one business day of 11:59 p.m., New York time, on March 16, 2007, we are required to provide the identity of the excluded parties to legal counsel designated by Parent, which counsel shall have entered into a customary non-disclosure agreement with the Company not to disclose such identity to Parent or its affiliates other than in connection with a dispute relating hereto.

An “acquisition proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent, Merger Sub or their respective affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of us and our subsidiaries, taken as a whole, or 15% or more of any class or series of our securities, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of any class or series of our capital stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us (or subsidiaries whose business constitutes 15% or more of our and our subsidiaries’ net revenues, net income or assets, taken as a whole).

A “superior proposal” means an acquisition proposal which our board of directors (following the recommendation of the special committee if such committee still exists) in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to our stockholders than the merger, after (i) receiving the advice of its financial advisor, (ii) taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable law. For purposes of the definition of “superior proposal” all references in the definition of “acquisition proposal” above to “15% or more” shall be deemed to be references to “a majority.”

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

If at any time prior to the approval of the merger agreement by our stockholders, we receive an acquisition proposal which our board of directors (following the recommendation of the special committee if such committee still exists) concludes in good faith constitutes a superior proposal, our board of directors (following the recommendation of the special committee if such committee still exists) may withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), its recommendation that the stockholders of the Company adopt the merger agreement or take any other action or make any other public statement in connection with the special meeting inconsistent with such recommendation or terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal, if it concludes in good faith (after consultation with its legal advisors) that failure to do so could violate its fiduciary duties under applicable law; provided that our board of directors may not terminate the merger agreement unless we concurrently pay the applicable termination fee to Parent. Our board of directors may not take any of the foregoing actions unless we give three days’ prior written notice to Parent of the board of directors’ intention to do so (unless the superior proposal is from an excluded party), which notice (unless the superior proposal is from an excluded party) must include a written summary of the material terms and conditions of the superior proposal (including the identity of the party making the superior proposal) and provide a copy of the proposed transaction agreements.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Triad (following the recommendation of the special committee, if such committee still exists), on the one hand, and Parent and Merger Sub, on the other hand;

•	by either Triad (following the recommendation of the special committee, if such committee still exists), on the one hand, or Parent or Merger Sub, on the other hand, if:

•

the merger is not consummated on or before September 30, 2007 (the “end date”), or if the marketing period has not ended on or before September 30, 2007, the end date will be extended to October 31, 2007 (and in such event, the term “end date” will mean October 31, 2007), unless the failure of the merger to be completed by such date is the result of, or caused by, the failure of the party seeking to exercise such termination right to perform any of the covenants or agreements of such party in the merger agreement;

•	there is any final and nonappealable law that makes consummation of the merger illegal or otherwise prohibited; or

•	our stockholders, at the special meeting or at any adjournment thereof, fail to adopt the merger agreement;

•	by Parent or Merger Sub if:

•	we have breached any of our representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing and where that breach is incapable of being cured on or before the end date; provided that neither Parent nor Merger Sub is then in material breach of the merger agreement so as to cause certain conditions to our obligations to consummate the merger not to be satisfied; or

•

(i) our board of directors (following the recommendation of the special committee, if such committee still exists) withdraws (or modifies or qualifies in a manner adverse to Parent or Merger Sub), or publicly proposes to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), its recommendation that our stockholders adopt the merger agreement or takes any other action or makes any other public statement in connection with the special meeting inconsistent with such recommendation; (ii) our board of directors (following the recommendation of the special committee, if such committee still exists) approves or recommends to our stockholders an acquisition proposal other than the merger, or resolves to effect the foregoing; or (iii) we fail to include in our proxy statement the recommendation of our board of directors that our stockholders adopt the merger agreement;

•	by Triad (following the recommendation of the special committee if such committee still exists) if:

•

Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing and where that breach is incapable of being cured on or before the end date; provided that Triad is not in material breach of the merger agreement so as to cause certain conditions to Parent and Merger Sub’s obligations to consummate the merger not to be satisfied;

•

prior to obtaining stockholder approval of the merger, we terminate the merger agreement in order to enter into an agreement with respect to a superior proposal in accordance with the terms of the merger agreement; or

•

if all conditions to the obligations of Parent and Merger Sub have been satisfied and Parent fails to consummate the merger no later than five calendar days after the final day of the marketing period.

Termination Fees and Expenses

Payable by Triad

We have agreed to reimburse Parent’s out-of-pocket fees and expenses, up to a limit of $15 million, if either the Company or Parent or Merger Sub terminates the merger agreement because of the failure to receive Company stockholder approval at the special meeting or any adjournment thereof or Parent or Merger Sub terminates the merger agreement due to a breach of our representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied and such breach cannot be cured within the specified time (or the merger agreement is terminated in accordance with its terms at a time when the merger agreement is terminable for either such reason).

If we terminate the merger agreement or the merger agreement is terminated by Parent or Merger Sub under the conditions described in further detail below, we must pay a termination fee at the direction of Parent. The termination fee is $120 million unless such termination arises as a result of a superior proposal submitted by an excluded party, in which case we must pay a fee of $20 million, plus Parent’s out-of-pocket fees and expenses up to a limit of $20 million.

We must pay a termination fee at the direction of Parent if:

•

we terminate the merger agreement, prior to obtaining stockholder approval of the merger, in order to enter into an agreement with respect to a superior proposal in accordance with the terms of the merger agreement;

•

Parent or Merger Sub terminates the merger agreement because (i) our board of directors (following the recommendation of the special committee, if such committee still exists) withdraws (or modifies or qualifies in a manner adverse to Parent or Merger Sub), or publicly proposes to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), its recommendation that our stockholders adopt the merger agreement or takes any other action or makes any other public statement in connection with the special meeting inconsistent with such recommendation; (ii) our board of directors approves or recommends to our stockholders an acquisition proposal other than the merger, or resolves to effect the foregoing; or (iii) we fail to include in our proxy statement the recommendation of our board of directors that our stockholders adopt the merger agreement;

•

we, on the one hand, or Parent or Merger Sub, on the other hand, terminate the merger agreement because our stockholders, at the special meeting or at any adjournment thereof at which the merger agreement is voted on, fail to adopt the merger agreement or we terminate the merger agreement in accordance with its terms after our stockholders have failed to adopt the merger agreement; and

•

prior to the stockholders meeting, a bona fide written acquisition proposal involving the purchase of not less than a majority of our outstanding voting securities has been publicly announced or publicly made known and not publicly withdrawn at least two business days prior to the stockholders meeting; and

•

within 12 months after such termination, we or any of our subsidiaries enter into an agreement with respect to, or consummate, any acquisition proposal involving the purchase of not less than a majority of our outstanding voting securities; or

•

Parent or Merger Sub terminates the merger agreement due to a breach of our representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied and such breach cannot be cured within the specified time (or the merger agreement is terminated in accordance with its terms after the agreement was terminable because of such a breach); and

•

prior to the breach giving rise to such termination, an acquisition proposal involving the purchase of not less than a majority of our outstanding voting securities has been publicly announced or publicly made known; and

•

within 12 months after such termination, we or any of our subsidiaries enter into an agreement with respect to, or consummate, any acquisition proposal involving the purchase of not less than a majority of our outstanding voting securities.

If we are obligated to pay a termination fee under the latter two scenarios described above, any amounts previously paid to Parent as expense reimbursement will be credited toward the termination fee (unless the termination fee arises as a result of a superior proposal submitted by an excluded party).

Payable by Parent

Parent has agreed to pay us a termination fee of $120 million if:

•

we terminate the merger agreement because the merger is not completed on or before the end date, unless the failure of the merger to be completed by such date is the result of, or caused by, our failure to perform or observe any of our covenants or agreements in the merger agreement, and at the time of termination the mutual closing conditions and certain conditions to the obligations of Parent and Merger Sub have been satisfied;

•

we terminate the merger agreement because Parent or Merger Sub has breached its representations, warranties, covenants or agreements under the merger agreement such that certain closing conditions would not be satisfied and where such breach cannot be cured within the specified time and at the time of termination no facts exist which would cause the conditions to the obligations of Parent and Merger Sub not to be satisfied; or

•

we terminate the merger agreement because all conditions to the obligations of Parent and Merger Sub have been satisfied and Parent fails to consummate the merger no later than five calendar days after the final day of the marketing period.

Employee Benefits

The surviving corporation and its subsidiaries will maintain, for a period commencing at the effective time of the merger and ending on December 31, 2008, for each employee employed at the effective time, compensation and severance, pension and welfare benefits (other than equity-based compensation and benefits) that in the aggregate are not less favorable than those provided prior to the effective time. The surviving corporation has agreed to recognize the service of such employees with Triad prior to the consummation of the merger for purposes of eligibility and vesting with respect to any benefit plan, program or arrangement, with the exception of benefit accruals under any newly established defined benefit pension plans, and to waive all limitations as to pre-existing conditions or eligibility limitations and give effect, for the applicable plan year in which the closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, employees under similar plans maintained by us and our subsidiaries immediately prior to the effective time of the merger.

At the effective time of the merger, all salary amounts withheld on behalf of the participants in the Triad Hospitals, Inc. Amended and Restated Management Stock Purchase Plan and Employee Stock Purchase Plan through the closing date of the merger will be deemed to have been used to purchase shares of Common Stock under the terms of these plans using the closing date of the merger as the last date of the applicable salary reduction period under these plans. Each such share will be deemed to be cancelled and converted into the right to receive $50.25 per share, such that each participant will receive (i) a refund by Triad of all reductions made during the applicable salary reduction periods, if any, and (ii) cash equal to the excess (if any) of (A) the number of shares deemed purchased multiplied by $50.25 over (B) the aggregate purchase price deemed to have been paid in the deemed purchase.

Indemnification and Insurance

From and after the effective time of the merger, Parent and the surviving corporation shall to the greatest extent permitted by law jointly and severally indemnify and hold harmless (and comply with all of the Company’s and its subsidiaries’ existing obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the effective time, including, without limitation, the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

As of the effective time of the merger, the Company shall have purchased, and, following the effective time, the surviving corporation shall maintain, a tail policy to the Current Policy which tail policy shall be effective for a period from the effective time through and including the date six years after the closing date with respect to claims arising from facts or events that existed or occurred prior to or at the effective time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous, in the aggregate, than the coverage currently provided by the Current Policy; provided, however, that in no event shall the surviving corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company under the Current Policy; provided, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Company shall be obligated to obtain, and the surviving corporation shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the Insurance Amount.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time prior to the consummation of the merger; provided, however, that after we have obtained our stockholders’ approval of the merger, there shall be no amendment that by law requires further approval by our stockholders without such approval having been obtained. All amendments to the merger agreement must be in writing signed by us, Parent and Merger Sub.

At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained for such party’s benefit in the merger agreement.

For so long as the special committee exists, we cannot take such actions without the special committee’s authorization.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the merger and to receive payment in cash for the fair value of your Common Stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Common Stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Common Stock.

All demands for appraisal should be addressed to Triad Hospitals, Inc., 5800 Tennyson Parkway, Plano, Texas 75024, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Common Stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within sixty (60) days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Common Stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Common Stock pursuant to the merger agreement. The Company has no obligation to file a petition and has no present intention to do so. Therefore, any stockholder who desires that an appraisal proceeding be commenced and who has otherwise complied with the statutory requirements should file a petition on a timely basis. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NYSE under the symbol “TRI.” The table below sets forth, for the fiscal quarterly periods indicated, the high and low closing sales prices per share as reported on the NYSE composite tape. The Company has not paid any dividends during this period.

	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2005
First Quarter	$50.10	$36.01
Second Quarter	$56.05	$47.32
Third Quarter	$55.06	$44.25
Fourth Quarter	$44.75	$39.23
FISCAL YEAR ENDED DECEMBER 31, 2006
First Quarter	$43.93	$39.43
Second Quarter	$42.64	$38.23
Third Quarter	$44.72	$38.48
Fourth Quarter	$44.41	$36.93
FISCAL YEAR ENDING DECEMBER 31, 2007
First Quarter (through March 14, 2007)	$49.69	$39.94

The closing sale price of common stock on the NYSE on February 2, 2007, the last trading day prior to announcing execution of the merger agreement, was $43.27 per share. The $50.25 per share to be paid for each share of Common Stock in the merger represents a premium of approximately 16% to the closing sale price on February 2, 2007 and a premium of approximately 21% of the average closing sale price during the 30 trading days ended February 2, 2007. On [•], 2007, the last full trading day prior to the date of this proxy statement, the closing price of the Common Stock as reported on NYSE was $[•].

You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information with respect to the beneficial ownership of shares of Common Stock, which is the Company’s only class of voting stock, as of February 28, 2007 by:

•	each of our current directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person known by us to own beneficially more than 5% of the outstanding shares of Common Stock.

The percentages of shares outstanding provided in the tables are based on 89,111,035 shares of Common Stock outstanding as of February 28, 2007. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. Shares issuable upon the exercise of options that are exercisable within 60 days of February 28, 2007 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o Triad Hospitals, Inc., 5800 Tennyson Parkway, Plano, Texas 75024.

Director and Executive Officer Common Stock Ownership

		Beneficial Ownership of Common Stock
Name of Beneficial Owner	Position	Number of Outstanding Shares (1)	Number of Shares Underlying Options (2)	Percent of Class (3)
Nancy-Ann DeParle	Director	4,800	37,125	*
Barbara A. Durand, R.N., Ed.D.	Director	6,587	40,125	*
Donald B. Halverstadt, M.D.	Director	5,643	35,125	*
William J. Hibbitt	Director	5,200	—	*
William R. Huston	Senior Vice President of Finance	28,917(4)	103,500	*
Michael K. Jhin	Director	4,700	10,000	*
Dale V. Kesler	Director	6,926	47,125	*
Thomas G. Loeffler, Esq.	Director	6,587	19,750	*
W. Stephen Love	Senior Vice President and Chief Financial Officer	53,702(4)	83,500	*
Harriet R. Michel	Director	4,700	10,000	*
Daniel J. Moen	Executive Vice President of Development	55,904(4)(5)	240,000	*
Michael J. Parsons	Executive Vice President and Chief Operating Officer; Director	94,746(4)	319,755	*
Uwe E. Reinhardt, Ph.D.	Director	4,700	61,125	*
Gale E. Sayers	Director	7,587	17,875	*
James D. Shelton	Chairman of the Board, President and Chief Executive Officer; Director	398,908(4)(6)	801,909	1.3
Directors and executive officers as a group (23 people)		897,210(7)	2,531,414	3.7

Persons Known to Own More Than 5% of Common Stock Outstanding

Name of Beneficial Owner	Address	Beneficial Ownership of Common Stock
		Number of Outstanding Shares (1)	Percentage beneficially owned (3)
Waddell & Reed Financial, Inc. Waddell & Reed Financial Services, Inc. Waddell & Reed, Inc. Waddell & Reed Investment Management Company Ivy Investment Management Company (8)	6300 Lamar Avenue Overland Park, Kansas 66202	5,349,550	6.0%

TPG-Axon GP, LLC TPG-Axon Partners GP, L.P. TPG-Axon Partners, LP TPG-Axon Capital Management, L.P. TPG-Axon Partners (Offshore), Ltd. Dinakar Singh LLC Dinakar Singh (9)	888 Seventh Avenue, 38th Floor New York, New York 10019	7,806,800	8.8%

*	= less than one percent

(1)	The shares reported in this column include any restricted shares held as of February 28, 2007, by the current directors and current executive officers, as appropriate.

(2)	Amounts reported in this column reflect shares subject to stock options that, as of February 28, 2007, were unexercised but were exercisable within a period of 60 days from that date. These shares are excluded from the column headed “Number of Outstanding Shares”; however, these shares are deemed to be outstanding for the purpose of computing the percentage beneficially owned by each respective person but not the percentage beneficially owned by any other person or group. Amounts reported in this column do not include any deferred stock units held by the named executive officers and directors as of February 28, 2007. None of the current directors or current executive officers hold deferred stock units that can be settled within a period of 60 days from February 28, 2007.

(3)	Percentages are calculated based on the outstanding shares of Common Stock as of February 28, 2007, at which date there were 89,111,035 shares of Common Stock outstanding.

(4)	This includes shares held through the Triad Hospitals, Inc. Retirement Savings Plan as of December 31, 2006.

(5)	Of the shares reported for Mr. Moen, 93 shares are held in family trusts. Mr. Moen disclaims beneficial ownership of these 93 shares.

(6)	This includes 351,044 shares that are held jointly with Mr. Shelton’s spouse, as to which he shares voting and investment power.

(7)	This contains information set forth in footnote numbers (1), (4), (5) and (6).

(8)

This information is based on a Schedule 13G filed with the SEC on February 9, 2007, by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Ivy Investment Management Company. According to Schedule 13G, Waddell & Reed Financial, Inc., has sole voting power and sole dispositive power with respect to 5,349,550 of such shares; Waddell & Reed Financial Services, Inc., a parent holding company, has sole voting power and sole dispositive power with respect to 4,852,650 of such shares; Waddell & Reed, Inc., a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., has sole voting power and sole dispositive power with respect to 4,852,650 of such shares; Waddell & Reed Management Company, an investment advisory subsidiary of Waddell & Reed, Inc., has sole voting power and sole dispositive power with respect to 4,852,650 of such shares; and Ivy Investment Management Company, an investment advisory subsidiary of Waddell & Reed Financial, Inc., has sole voting power and sole dispositive power with respect to 496,900 of such shares.

(9)	This information is based on a Schedule 13D/A filed with the SEC on January 30, 2007, by TPG-Axon GP, LLC, TPG-Axon Partners GP, L.P., TPG-Axon Partners, LP, TPG-Axon Capital Management, L.P. and TPG-Axon Partners (Offshore), Ltd., Dinakar Singh LLC and Dinakar Singh. According to the Schedule 13D/A, each of Dinakar Singh, Singh LLC, TPG-Axon Capital Management and TPG-Axon GP, LLC may be deemed to beneficially own 7,806,800 of the reported shares. TPG-Axon Partners (Offshore) Ltd. may be deemed to beneficially own 5,108,729 of such shares. Each of TPG-Axon Partners GP, LP and TPG-Axon Partners, LP may be deemed to beneficially own 2,698,071 of such shares. Each of Dinakar Singh, Singh LLC, TPG-Axon Capital Management and TPG-Axon GP, LLC has sole voting power and sole dispositive power with respect to 7,806,800 shares. TPG-Axon Partners (Offshore) Ltd. has sole voting power and sole dispositive power with respect to 5,108,729 shares. Each of TPG-Axon Partners GP, LP and TPG-Axon Partners, LP has sole voting power and sole dispositive power with respect to 2,698,071 shares.

ADJOURNMENT OF THE SPECIAL MEETING

(PROPOSAL NO. 2)

Triad may ask its stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the matter.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2007 annual meeting of stockholders. Any stockholder proposals to be considered timely for inclusion in this year’s proxy statement must be submitted in writing to our Corporate Secretary, Triad Hospitals, Inc., 5800 Tennyson Parkway, Plano, Texas 75024, and must have been received by us not later than December 22, 2006 and must comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Exchange Act and our bylaws. If the date of the 2007 annual meeting, if any, is changed by more than 30 days from May 23, 2007, then in order to be considered for inclusion in Triad’s proxy materials, proposals of stockholders intended to be presented at the 2007 annual meeting must be received instead within a reasonable time before we begin to print and mail our proxy materials for the 2007 annual meeting.

For other stockholder proposals (outside of Rule 14a-8), the Company’s bylaws contain an advance notice provision which requires that a stockholder’s notice of a proposal to be brought before an annual meeting must be “timely.” In order to be timely, the notice must be addressed to our Corporate Secretary and delivered or mailed and must have been received at our principal executive offices not later than February 22, 2007; provided that if the date of the annual meeting is advanced more than 30 days prior to or delayed more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For any such proposal to be properly submitted as business to come before the annual meeting, the notice (i) must be received by the Company from a stockholder of record at the time of giving such notice who is entitled to vote at the meeting and (ii) must comply with the requirements specified in the Company’s bylaws.

Multiple Stockholders Sharing One Address

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one (1) copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the proxy statement either now or in the future, please contact Innisfree either by calling toll-free at (877) 456-3463 or in writing at 501 Madison Avenue, New York, New York 10022. In addition, security holders sharing an address can request delivery of a single copy of the proxy statement if you are receiving multiple copies upon oral or written request to Innisfree at the telephone number and address stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Triad files with the SEC by going to the “Investor Relations” section of our website at www.triadhospitals.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner to whom this proxy statement is delivered, may request additional copies of this proxy statement, without charge, by telephoning Innisfree toll-free at (877) 456-3463, by writing to Innisfree at 501 Madison Avenue, New York, New York 10022, or by accessing the Company’s website at www.triadhospitals.com.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TRIAD HOSPITALS, INC.,

PANTHERA PARTNERS, LLC,

PANTHERA HOLDCO CORP.

AND

PANTHERA ACQUISITION CORPORATION

FEBRUARY 4, 2007

i

(continued)

ii

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 4th day of February, 2007, by and among Triad Hospitals, Inc., a Delaware corporation (the “Company”), Panthera Partners, LLC, a Delaware limited liability company (“Panthera Partners”), Panthera Holdco Corp., a Delaware corporation and a wholly owned subsidiary of Panthera Partners (“Panthera Holdco,” and together with Panthera Partners, “Parent”), and Panthera Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Panthera Holdco (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, the Board of Directors of the Company, following the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company.

WHEREAS, the members of Panthera Partners and the Boards of Directors of Panthera Holdco and Merger Sub have unanimously approved this Agreement and declared it advisable for Panthera Partners, Panthera Holdco and Merger Sub, respectively, to enter into this Agreement.

WHEREAS, the Company, Panthera Partners, Panthera Holdco and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.4(f)(i).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than the days on which banks in New York, New York are required or authorized to close.

“Certificate” has the meaning set forth in Section 3.1(d).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“CIA” has the meaning set forth in Section 4.16(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 7.4(f)(ii).

“Company Benefit Plans” has the meaning set forth in Section 4.14(a).

“Company Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Company ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company ESOP” means that certain Employee Stock Ownership Plan, or the trust established under such plan, established by the Company.

“Company ESOP Debt” means debt evidenced by that certain ESOP Loan and Pledge Agreement dated June 10, 1999 by and between the Company and U.S. Trust Company, N.A., as trustee of the Company ESOP.

“Company ESOP Shares” means the Shares owned by the Company ESOP and unallocated to participant accounts under the Company ESOP immediately prior to the Effective Time.

“Company Joint Venture” means the Persons or other joint venture arrangements set forth in Schedule 4.6(b) of the Company Disclosure Letter.

“Company Options” means outstanding options to acquire Shares from the Company granted under the Company Stock Plans.

“Company Proxy Statement” has the meaning set forth in Section 4.9.

“Company SEC Reports” has the meaning set forth in Section 4.7(a).

“Company Securities” has the meaning set forth in Section 4.5(b).

“Company Stockholder Meeting” has the meaning set forth in Section 7.1(a).

“Company Stock Plans” means the plans listed on Schedule 4.14(c) of the Company Disclosure Letter whereby Company Options, RSUs or shares of Common Stock have been or may be issued to employees, officers or directors of the Company, its subsidiaries or its predecessors.

“Compensation” has the meaning set forth in Section 7.9(a).

“Confidentiality Agreements” means (i) the letter agreement, dated as of December 5, 2006, by and between the Company and CCMP Capital Advisors, LLC, (ii) the letter agreement, dated as of December 5, 2006, by and between the Company and GS Capital Partners VI, L.P. and (iii) the letter agreement, dated as of December 14, 2006, by and among the Company, CCMP Capital Advisors, LLC and the Canada Pension Plan Investment Board.

“Consent Solicitation” has the meaning set forth in Section 7.11(e).

“Contract” has the meaning set forth in Section 4.4.

“Current Employee” has the meaning set forth in Section 7.9(a).

“Current Policy” has the meaning set forth in Section 7.5(b).

“Damages” has the meaning set forth in Section 7.5(a).

“Debt Financing” has the meaning set forth in Section 5.7.

“Debt Financing Commitments” has the meaning set forth in Section 5.7.

“Debt Offer” has the meaning set forth in Section 7.11(a).

“Deemed Purchase” has the meaning set forth in Section 3.3(d).

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.1(e).

“DOJ” has the meaning set forth in Section 7.2(b).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“End Date” has the meaning set forth in Section 9.1(b)(i).

“Equity Financing” has the meaning set forth in Section 5.7.

“Equity Financing Commitments” has the meaning set forth in Section 5.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” has the meaning set forth in Section 7.4(b).

“Existing Credit Agreement” means the credit agreement dated as of June 10, 2005 by and among the Company, certain of its Subsidiaries, Bank of America, N.A., as administrative agent, and the lenders and other agents party thereto.

“Facilities” means all hospitals, ambulatory centers, outpatient clinics, long-term care facilities, nursing homes, rehabilitation facilities, assisted living facilities, independent living facilities or other healthcare facilities operated by the Company or any of its Subsidiaries.

“Financing” has the meaning set forth in Section 5.7.

“Financing Commitments” has the meaning set forth in Section 5.7.

“FTC” has the meaning set forth in Section 7.2(b).

“GAAP” means United States generally accepted accounting principles.

“Go-Shop Period End Date” has the meaning set forth in Section 7.4(a).

“Go-Shop Termination Fee” means $20,000,000, plus all of Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates in connection with the transactions contemplated by this Agreement, which, in any event, shall not be greater than $20,000,000.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether national, federal, provincial, state, regional, local or municipal.

“Guarantees” has the meaning set forth in Section 5.8.

“Guarantors” has the meaning set forth in Section 5.8.

“HCA Tax Sharing Agreement” means the Tax Sharing and Indemnification Agreement dated as of May 11, 1999 entered into by and among Columbia/HCA Healthcare Corporation (now known as HCA Inc.), LifePoint Hospitals, Inc., and the Company in connection with the distribution by Columbia/HCA Healthcare Corporation to its shareholders of all of the stock of LifePoint Hospitals, Inc. and the Company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indentures” means: (i) the Senior Debt Securities Indenture, dated as of May 6, 2004, between the Company and Citigroup, N.A., as trustee, with respect to the 7% Senior Notes due 2012; (ii) the First Supplemental Indenture, dated as of May 6, 2004, between the Company and Citibank, N.A. as trustee, with respect to the 7% Senior Notes due 2012; and (iii) the Indenture dated as of November 12, 2003, between the Company and Citibank, N.A., as trustee, with respect to the 7% Senior Subordinated Notes due 2013.

“Insurance Amount” has the meaning set forth in Section 7.5(b).

“Intercompany Debt” means any loan, advance or other obligation solely among the Company and/or any of its Subsidiaries.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means the actual knowledge of the Persons set forth in Schedule 1.1 of the Company Disclosure Letter.

“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Authority.

“Leased Real Property” means the real property that is used in the business of the Company and its Subsidiaries as presently conducted that is leased by the Company or any of its Subsidiaries, in each case as tenant.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Marketing Period” has the meaning set forth in Section 7.10(b).

“Material Adverse Effect on the Company” means any event, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to (x) the ability of the Company to timely perform its obligations under this Agreement, or (y) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change, effect or occurrence resulting from (A) changes in general economic or political conditions or the securities, credit or financial markets in general, (B) general changes or developments in the industries in which the Company and its Subsidiaries operate, including general changes in applicable Law across such industries, (C) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including disputes or any fees or expenses incurred in connection therewith or any labor union activities or disputes, (D) the identity of Parent or any of its Affiliates as the acquiror of the Company, (E) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Parent, (F) any acts of terrorism or war or any natural disaster or weather-related event (other than any of the foregoing that causes any damage or destruction to or renders unusable any material Facility of the Company or any of its Subsidiaries), (G) changes in generally accepted accounting principles or the interpretation thereof, (H) changes in the price or trading volume of the Common Stock (provided that the underlying causes of such price or volume changes nonetheless shall be considered in determining whether there is a Material Adverse Effect on the Company), (I) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or the Merger, or (J) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure nonetheless shall be considered in determining whether there is a Material Adverse Effect on the Company), except, in the case of the foregoing clauses (A) and (B), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other for profit participants in the industries and in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other for profit participants.

“Material Contract” has the meaning set forth in Section 4.12(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(d).

“Merger Shares” has the meaning set forth in Section 3.1(d).

“Merger Sub” has the meaning set forth in the Preamble.

“Minority Joint Venture” means the Persons or other joint venture arrangements set forth in Schedule 4.6(b) of the Company Disclosure Letter.

“Net SPP Payment” has the meaning set forth in Section 3.3(d).

“New Financing Commitments” has the meaning set forth in Section 5.7.

“Notes” has the meaning set forth in Section 7.11(a).

“Notice Period” has the meaning set forth in Section 7.4(d).

“Offer Documents” has the meaning set forth in Section 7.11(b).

“OIG” has the meaning set forth in Section 4.16(b).

“Owned Real Property” means all real property owned in fee by the Company or any of its Subsidiaries together with all appurtenant easements thereunder or relating thereto and all structures, fixtures and improvements located thereon.

“Panthera Holdco” has the meaning set forth in the Preamble.

“Panthera Partners” has the meaning set forth in the Preamble.

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” has the meaning set forth in Section 9.2(c).

“Participants” has the meaning set forth in Section 3.3(d).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“PBGC” has the meaning set forth in Section 4.14(a).

“Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority, possessed by, granted to or necessary for the ownership of the material assets or conduct of the business of the Company or its Subsidiaries.

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate Proceedings; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate Proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law, (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens relating to existing indebtedness, the existence of which indebtedness is specifically disclosed in any Company SEC Report filed prior to the date of this Agreement; (ix) Liens permitted under or securing indebtedness pursuant to the Existing Credit Agreement; and (x) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Company or the ability of Parent to obtain the Debt Financing.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Preferred Stock” has the meaning set forth in Section 4.5(a).

“Proceeding” has the meaning set forth in Section 4.11.

“Real Property” means the Owned Real Property together with the Leased Real Property.

“Real Property Leases” has the meaning set forth in Section 4.15.

“Recommendation” has the meaning set forth in Section 7.1(a).

“Recommendation Withdrawal” has the meaning set forth in Section 7.1(a).

“Representatives” has the meaning set forth in Section 7.4(a).

“Requested Consents” has the meaning set forth in Section 7.11(e).

“Required Financial Information” has the meaning set forth in Section 7.10(a).

“Requisite Stockholder Vote” has the meaning set forth in Section 4.2(a).

“Restricted Share” has the meaning set forth in Section 3.3(b).

“Retained Share” has the meaning set forth in Section 3.1(b).

“Rights Agreement” has the meaning set forth in Section 4.20(a).

“RSU” has the meaning set forth in Section 3.3(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 3.1(a).

“Solicited Person” has the meaning set forth in Section 7.4(a).

“Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the purpose of, among other things, evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the Merger.

“Stock Purchase Plans” has the meaning set forth in Section 3.3(d).

“Subsidiary”, with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having either (i) voting power to elect a majority of the board of directors or other persons performing similar functions, or (ii) beneficial ownership of more than 50% of the equity interests of the second Person. With respect to the Company, the term “Subsidiary” shall not include any Minority Joint Venture.

“Superior Proposal” has the meaning set forth in Section 7.4(f)(iii).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Plan” has the meaning set forth in Section 7.9(b).

“Takeover Statute” has the meaning set forth in Section 4.20(b).

“Tax” means (i) all federal, state, local, foreign and other taxes (including withholding taxes), customs, duties, imposts and other similar governmental charges of any kind or nature whatsoever, together with any interest and any penalties, additions or additional amounts with respect thereto (whether disputed or not), (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint or several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Termination Fee” means $120,000,000, except (i) in the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) in order to enter into a definitive agreement with respect to a Company Acquisition Proposal with an Excluded Party, or (ii) in the event that this Agreement is terminated by Parent or Merger Sub pursuant to Section 9.1(d)(ii) in a circumstance in which the event giving rise to the right of termination is based on the submission to the Company of a Company Acquisition Proposal by an Excluded Party, in which cases the Termination Fee shall mean the Go-Shop Termination Fee.

Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “this Agreement”, “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits and the Company Disclosure Letter) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to such Person’s permitted successors and assigns.

ARTICLE II

THE MERGER

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Closing. Unless otherwise mutually agreed in writing by the Company and Merger Sub, the closing of the Merger (the “Closing”) will take place at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York, at 10:00 a.m. on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) a date during the Marketing Period to be specified by Merger Sub on no less than three Business Days’ notice to the Company, (b) the final day of the Marketing Period, and (c) the End Date. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.5 Organizational Documents. At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Triad Hospitals, Inc. and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except the references to Merger Sub’s name shall be replaced by references to Triad Hospitals, Inc.

Section 2.6 Directors and Officers of Surviving Corporation. The directors of Merger Sub and the officers of the Company (other than those who Parent determines shall not remain as officers of the Surviving Corporation), in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 3.1 Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of the Shares:

(a) Each share of Common Stock, par value $.01 per share, of the Company (the “Common Stock” or the “Shares”) held by the Company as treasury stock or owned directly or indirectly by Parent immediately prior to the Effective Time (including any Shares acquired by Parent immediately prior to the Effective Time pursuant to any agreements with holders of Shares (including Restricted Shares)) shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(b) Each Share (including any Restricted Shares) that Parent and the holder of such Share shall have agreed before the Closing Date will become capital stock of the Surviving Corporation (a “Retained Share”) shall be cancelled and converted into a right to receive equity in the Surviving Corporation, in each case, as may be agreed between Parent and such holder before the Closing Date.

(c) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) Each Share (including any Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 3.1(a); Retained Shares and Dissenting Shares), automatically shall be canceled and converted into the right to receive $50.25 in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the stock certificate formerly representing such Share (a “Certificate”) in the manner provided in Section 3.2. Such Shares, other than those canceled pursuant to Section 3.1(a); Retained Shares and Dissenting Shares, sometimes are referred to herein as the “Merger Shares.”

(e) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 3.1(a) and Retained Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be convertible into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

(f) If between the date of this Agreement and the Effective Time the number of outstanding Shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Merger Share shall be correspondingly adjusted.

(g) For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares (including Restricted Shares) to Parent pursuant to any agreements with holders of Shares (including Restricted Shares) shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

Section 3.2 Payment of Cash for Merger Shares.

(a) Prior to the Closing Date, the Company shall (i) designate a bank or trust company that is reasonably satisfactory to Parent (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably satisfactory to Parent, with such Paying Agent, to serve as the Paying Agent for the Merger Consideration and payments in respect of the Company Options, RSUs and Net SPP Payments, unless another agent is designated as provided in Section 3.3(a), Section 3.3(c) and Section 3.3(d). Immediately following the Effective Time, Parent and/or the Surviving Corporation will deposit, or Parent shall cause the Surviving Corporation to deposit, with the Paying Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time plus any cash necessary to pay for Company Options and RSUs outstanding immediately prior to the Effective Time, as well as for Net SPP Payments, pursuant to Section 3.3(a), Section 3.3(c) and Section 3.3(d). Pending distribution of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares, RSUs and Company Options outstanding immediately prior to the Effective Time, as well as for Net SPP Payments, and shall not be used for any other purposes; provided, however, that the Surviving Corporation may direct the Paying Agent to invest such cash in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreement or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $1,000,000,000 (based on the most recent financial statements of such bank which are publicly available), or (iii) commercial paper obligations rated P-1 or A-1 or better by Standard & Poor’s Corporation or Moody’s Investor Services, Inc. Any profit or loss resulting from, or interest and other income produced by, such investments shall be for the account of the Surviving Corporation.

(b) As promptly as practicable after the Effective Time, the Surviving Corporation shall send, or cause the Paying Agent to send, to each record holder of Merger Shares entitled to receive the Merger Consideration a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates (or effective affidavits of loss in lieu thereof) will be effected, and risk of loss and title will pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent. Upon surrender of Certificate or Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Paying Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, less any amounts required to be withheld for Tax. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding Certificate in respect thereof.

(c) If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the reasonable satisfaction of the Paying Agent that such stock transfer taxes have been paid or are not payable.

(d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(e) If any cash deposited with the Paying Agent remains unclaimed twelve months after the Effective Time, such cash shall be returned to the Surviving Corporation upon demand, and any holder who has not surrendered such holder’s Certificates for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Certificates as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, including Dissenting Shares.

(g) From and after the Effective Time, the holders of Shares (other than Dissenting Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration as provided in this Agreement; provided, however, that a holder of Retained Shares shall have the rights with respect to such Retained Shares as set forth in Section 3.1(b).

(h) In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the proper amount of the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

(i) Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder and any amounts to be paid hereunder in respect of Company Options, RSUs or Net SPP Payments any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be timely paid to the applicable Tax authority and shall be treated for all purposes as having been paid to the holder from whose Merger Consideration (or amounts payable hereunder with respect to Company Options, RSUs or Net SPP Payments) the amounts were so deducted and withheld.

Section 3.3 Treatment of Options and Other Awards.

(a) As of the Effective Time, except as otherwise agreed by Parent and the holder of Company Options with respect to such holder’s Company Options, each Company Option will be cancelled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the excess (if any) of (A) the product of (i) the number of Shares subject to such Company Option and (ii) the Merger Consideration over (B) the aggregate exercise price of such Company Option, without interest and less any amounts required to be deducted and withheld under any applicable Law. All payments with respect to canceled Company Options shall be made by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.2(a).

(b) As of the Effective Time, except as otherwise agreed by Parent and the holder of a Share subject to vesting or other lapse restrictions pursuant to any Company Stock Plan or any applicable restricted stock award agreement (each a “Restricted Share”) with respect to such holder’s Restricted Shares, each Restricted Share outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and shall, as of the Effective Time, if such share is not a Retained Share, be canceled and converted into the right to receive the Merger Consideration in accordance with Section 3.1(d).

(c) As of the Effective Time, except as otherwise agreed by Parent and the holder of awards of a right under any Company Stock Plan entitling the holder thereof to Restricted Shares, shares of Common Stock or cash equal to or based on the value of Common Stock (collectively, “RSUs”) with respect to such holder’s

RSUs, each RSU outstanding immediately prior to the Effective Time, shall vest, if applicable, and become free of any lapse restriction (without regard to whether the RSUs are then vested or the applicable restrictions have lapsed) and, as of the Effective Time be canceled, and at the Effective Time, the holder thereof shall be entitled to receive an amount in cash equal to the (i) product of (A) the number of Shares previously subject to such RSU and (B) the Merger Consideration, and (ii) the value of any deemed dividend equivalents accrued but unpaid with respect to such RSUs, less any amounts required to be withheld under any applicable Law. All payments with respect to canceled RSUs shall be made by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.2(a).

(d) At the Effective Time, all amounts withheld by the Company on behalf of the participants in the Company’s Amended and Restated Management Stock Purchase Plan and the Company’s Employee Stock Purchase Plan (the “Stock Purchase Plans”, and such participants, the “Participants”) from the beginning of the applicable existing salary reduction periods through the Effective Time will be deemed to have been used to purchase Common Stock pursuant to the terms of the Stock Purchase Plans, using the Effective Time as the last date of the applicable salary reduction period under the Stock Purchase Plans (the “Deemed Purchase”) and each such share of Common Stock will be deemed to have been cancelled and converted into the right to receive the Merger Consideration, such that, as of the Effective Time, on a net basis, each Participant shall be entitled to receive, without interest and less any amounts required to be deducted and withheld under any applicable Law, (i) a refund by the Company of all reductions made pursuant to the Stock Purchase Plans by the Participant during the applicable existing salary reduction periods and (ii) an amount in cash equal to the excess (if any) of (A) the product of (1) the number of Shares that the Participant is deemed to have acquired pursuant to the terms of the applicable Stock Purchase Plan pursuant to the applicable Deemed Purchase and (2) the Merger Consideration, over (B) the aggregate amount of the Participant’s purchase price deemed to have been paid in the Deemed Purchase (such cash amount described in (ii) being the “Net SPP Payment”). All Net SPP Payments shall be paid by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.2(a). However, in connection with the foregoing, if and to the extent permitted by the applicable Stock Purchase Plan, on or after the date of this Agreement, in no event (i) shall any person who is not currently participating in any Stock Purchase Plan be permitted to begin participating in any Stock Purchase Plan, and (ii) shall any person who is currently participating in any Stock Purchase Plan be permitted to increase the level of salary reduction amount that may otherwise be deemed used to purchase shares of Common Stock under any Stock Purchase Plan from that level of salary reduction amount in effect as of the date of this Agreement; and provided, further, that in no event may any new salary reduction period commence after the date hereof and prior to the Effective Time.

(e) Prior to the Effective Time, the Company will (i) (A) use its reasonable best efforts to obtain any consents from the holders of Company Options, and (B) to the extent the Company does not obtain all of such consents, make any amendments to the terms of any Company Stock Plan that in the case of either clause (A) or (B), are necessary to give effect to the transactions contemplated by Section 3.3(a) and (ii) adopt such resolutions and will take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 3.3, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to be disclosed with respect to any other section or subsection to which the relevance of such disclosure is reasonably apparent) or as may be disclosed in the Company SEC Reports filed prior to the date of this Agreement (other than disclosure that constitutes a “risk factor” or a “forward looking statement” under the heading “Forward Looking Statements” in any such Company SEC Reports, provided however, that any such “risk factor” or “forward looking statement” disclosure shall not supersede or otherwise limit the effectiveness of similar disclosure made in the exceptions set forth in clauses (A) through (J) in the definition of Material Adverse Effect on the Company or in the Company Disclosure Letter), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Corporate Existence and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction (with respect to jurisdictions that recognize the concept of good standing), except in the case of the Company’s Subsidiaries, where the failure to be so organized, existing and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has all corporate or similar powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted, except in the case of the Company’s Subsidiaries, where the failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company or its Subsidiaries is in violation of its organizational or governing documents in any material respect.

Section 4.2 Corporate Authorization.

(a) The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the “Requisite Stockholder Vote”), to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for the adoption of this Agreement by the Requisite Stockholder Vote, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. The Board of Directors of the Company, following the unanimous recommendation of the Special Committee, at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders (other than holders of Shares that are Affiliates of Parent), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting.

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) the applicable requirements of the Exchange Act including the filing of the Company Proxy Statement; (iv) compliance with the rules and regulations of the New York Stock Exchange; (v) compliance with any applicable state securities or blue sky laws; (vi) the consents and/or notices listed in Schedule 4.3 of the Company Disclosure Letter; and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

Section 4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with, or result in any violation or breach of any provision of, the organizational or governing documents of (A) the Company or (B) any of its Subsidiaries; (ii) assuming compliance with the matters referenced in Section 4.3 and the receipt of the Requisite Stockholder Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries under any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, Real Property Lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except in the case of clauses (i)(B), (ii) and (iii) above, which would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

Section 4.5 Capitalization.

(a) The authorized share capital of the Company consists of 120,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which 90,000 shares are designated Series A Junior Participating Preferred Stock. As of the date hereof, there were (i) (A) 88,357,954 shares of Common Stock issued and outstanding (including 761,350 Restricted Shares), and (B) no shares of Preferred Stock issued and outstanding, (ii) Company Options to purchase an aggregate of 6,865,316 shares of Common Stock, with a weighted average exercise price of $33.82 per share, issued and outstanding and (iii) 1,082,307 shares of Common Stock available for issuance under the Stock Purchase Plans. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiaries of the Company own any Shares or any other equity securities of the Company.

(b) Except as set forth in Schedule 4.5(b) of the Company Disclosure Letter and except with respect to the Stock Purchase Plans, there have not been reserved for issuance, and there are no outstanding: (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries, other than Company Options; (iii) Company Options or other rights or options to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or such Subsidiary, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

(c) Except as set forth in Schedule 4.5(c) of the Company Disclosure Letter, since September 30, 2006, the Company has not declared or paid any dividend or distribution in respect of any Company Securities issued by the Company other than the issuance of shares upon the exercise of Company Options, and neither the Company nor any of its Subsidiaries has issued, sold, repurchased, redeemed or otherwise acquired any Company Securities issued by the Company, and their respective Boards of Directors have not authorized any of the foregoing.

(d) Except as set forth in Schedule 4.5(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Company Joint Venture, Minority Joint Venture or any other Person, other than Intercompany Debt and other than any such commitment, arrangement or agreement entered into in the ordinary course of business consistent with past practice.

(e) No bonds, debentures, notes or other indebtedness having the right to vote generally on any matters on which stockholders of the Company may vote are outstanding.

Section 4.6 Company Subsidiaries and Joint Ventures.

(a) Schedule 4.6(a) of the Company Disclosure Letter sets forth a list of all the Company’s Subsidiaries.

(b) Schedule 4.6(b) of the Company Disclosure Letter sets forth a list of all Company Joint Ventures and all Minority Joint Ventures.

(c) All equity interests of any Subsidiary and any Minority Joint Venture held by the Company or any other Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than Permitted Liens. The Company has made available to Parent or its employees, consultants, agents, advisors, affiliates or other representatives true, correct and complete copies of the organizational or governing documents of the Company’s Subsidiaries, and to the Knowledge of the Company, the Minority Joint Ventures.

Section 4.7 Reports and Financial Statements.

(a) The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC pursuant to the Exchange Act or other applicable United States federal securities Laws since January 1, 2004 (all such forms, reports, statements, certificates and other documents filed since January 1, 2004, with any amendments thereto, collectively, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date of this Agreement, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports when filed with the SEC and, if amended, as of the date of such amendment contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly presents (subject, in the case of the unaudited statements, to the absence of notes and normal year-end audit adjustments as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act), in all material respects, the results of the consolidated operations and changes in stockholders’ equity and cash flows and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such consolidated financial statements (including the related notes and schedules, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the management of the Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 4.8 Undisclosed Liabilities. Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, (iii) for liabilities that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, (iv) for liabilities incurred in connection with the transactions contemplated hereby, or (v) for liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

Section 4.9 Disclosure Documents. The proxy statement relating to the Merger (the “Company Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is first mailed to the stockholders of the Company, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement and any other documents required to be filed by the Company with the SEC relating to the Merger and the transactions contemplated hereby based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 4.10 Absence of Certain Changes or Events. Since December 31, 2005 to the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (i) there has not been any event, state of facts, circumstance, development, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, and (ii) the businesses of the Company and its Subsidiaries have been carried on in all material respects in the ordinary course of business.

Section 4.11 Litigation. Except as set forth on Schedule 4.11 of the Company Disclosure Letter, none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Minority Joint Ventures is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations (a “Proceeding”) of any nature against the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Minority Joint Venture, except for any Proceeding which (i) is not reasonably expected as of the date of this Agreement to involve an amount in controversy in excess of $10,000,000, or (ii) has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth on Schedule 4.11 of the Company Disclosure Letter, none of the Company, its Subsidiaries, or, to the Knowledge of the Company, the Minority Joint Ventures, or any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree, settlement agreement, ruling or regulatory restriction of any Governmental Authority specifically imposed upon the Company, any of its Subsidiaries, any Minority Joint Venture or their respective properties or assets, except for any injunction, order, judgment, decree, settlement agreement, ruling or regulatory restriction which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12 Contracts.

(a) The Company has made available to Parent or its employees, consultants, agents, advisors, affiliates or other representatives, as of the date of this Agreement, true, correct and complete copies of (including all amendments or modification to), all Contracts (including with respect to personal property) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries, or any of their respective properties or assets is bound that:

(i) contain covenants that prohibit the Company or any of its Subsidiaries (or which, immediately following the consummation of the Merger, would prohibit the Surviving Corporation) from competing in any business or with any Person or in any geographic area, or acquiring any Person, except any such contract that may be cancelled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

(ii) were entered into after December 31, 2005 or not yet consummated, and involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $25,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(iii) other than an acquisition permitted under clause (ii) above, provide for aggregate commitments by the Company and/or its Subsidiaries of more than $25,000,000 over the remaining term of such Contract (other than Contracts providing for procurement of supplies in the ordinary course of business); and

(iv) contain restrictions with respect to payment of dividends or any distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries.

Each Contract of the type described in clauses (i) through (iv) is referred to herein as a “Material Contract.”

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Material Contract is valid and binding on the Company, or any Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company, or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto, except which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.13 Taxes.

The representations and warranties contained in Section 4.7(b), this Section 4.13 and Section 4.14 are the only representations and warranties being made by the Company with respect to Taxes related to the Company, any of its Subsidiaries, or any Minority Joint Venture or this Agreement or its subject matter, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or implied, is being made with respect thereto.

(a) All Tax Returns required to be filed with any Governmental Authority by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete, except for Tax Returns as to which the failure to so file or be true, correct and complete would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(b) The Company and its Subsidiaries (i) have fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 4.13(a), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP and for Taxes as to which the failure to pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, and (ii) have made adequate provision in the applicable financial statements in accordance with GAAP for any material Tax that is not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement, and there are no Liens for Taxes upon their assets other than (i) Permitted Liens and (ii) Liens which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(c) No audit or other Proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, except for such audits, investigations and Proceedings that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been paid, except for deficiencies (i) as to which adequate reserves have been established, (ii) which have been set forth in Schedule 4.13(c) of the Company Disclosure Letter or (iii) as to which the failure to pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. None of the Company or any of its Subsidiaries has entered into a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed prior to the Closing date that would require the Company or any of its Subsidiaries to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period after the Closing Date, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(d) There are no Tax sharing agreements (or similar agreements) under which the Company or any of its Subsidiaries could be liable for the Tax liability of an entity that is neither the Company nor any of its

Subsidiaries, except for (i) the HCA Tax Sharing Agreement, and (ii) such agreements that would not reasonably be expected, individually or in the aggregate, have a Material Adverse Effect on the Company.

(e) Neither the Company nor any of its Subsidiaries have entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company, or relevant Subsidiary.

(f) Each of the Company and its Subsidiaries has made available to Parent or its employees, consultants, agents, advisors, affiliates or other representatives all material ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and similar documents sent to or received by the Company or any of its Subsidiaries on or after January 1, 2002, relating to any material Taxes.

(g) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of any material Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Company’s Knowledge, no request for any such waiver or extension is currently pending.

Section 4.14 ERISA.

(a) With respect to each Employee Benefit Plan, including multiemployer plans within the meaning of ERISA Section 3(37) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, under which any Company Employee has any present or future right to benefits, or which is maintained or contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries otherwise has any present or future liability (the “Company Benefit Plans”), individually and in the aggregate, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company under ERISA, the Code or any other applicable Law and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Benefit Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is reasonably expected to receive a favorable determination letter from the IRS covering all of the material provisions applicable to the Company Benefit Plan for which determination letters are currently available that the Company Benefit Plan is so qualified. With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, as of the date hereof: (i) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred in the past six years; (ii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (iii) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and (iv) the PBGC has not instituted Proceedings to terminate any such Company Benefit Plan.

(b) No Company Benefit Plan or Company Stock Plan exists that could (i) result in the payment to any Company Employee of any money or other property, (ii) accelerate or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Company Employee, or (iii) limit or restrict the ability of the Company or its Subsidiaries to merge, amend or terminate any Company Benefit Plan, in each case, as a result of the execution of this Agreement or otherwise related in any way to the transactions contemplated by this Agreement; and no such payment would reasonably be expected to constitute a material parachute payment within the meaning of Code Section 280G.

(c) Schedule 4.14(c) of the Company Disclosure Letter sets forth a list of (i) all material Company Benefit Plans and (ii) all Company Stock Plans. The Company has made available to Parent or its employees, consultants, agents, advisors, affiliates or other representatives true and complete copies of all material Company Benefit Plans and all Company Stock Plans.

(d) All Company Options have been granted or assumed in accordance with the terms of the applicable Company Stock Plan and applicable Law (including, without limitation, Section 409A of the Code), with an exercise price at least equal to the fair market value of the underlying Common Stock on the date of any such grant, except for such failures, if any, to be so granted which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been timely made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, other than a failure to make contributions that is not material.

(f) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Company ERISA Affiliate is or has within the past six years been a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA), nor has the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Company ERISA Affiliate incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan.

Section 4.15 Real Property. Schedule 4.15 of the Company Disclosure Letter lists, as of the date of this Agreement, all Owned Real Property (other than Owned Real Property of immaterial value that does not expose the Company or its Subsidiaries to a significant risk of material liability). True, correct and complete copies of all material Real Property Leases and amendments thereto, if any, have been made available to Parent or its employees, consultants, agents, advisors, affiliates or other representatives. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good, valid and marketable title to all Owned Real Property, free and clear of all Liens, except for Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have valid and subsisting leasehold estates in, and enjoy peaceful and undisturbed possession under, all Real Property Leases, subject only to Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each lease entered into in connection with the Leased Real Property (collectively, “Real Property Leases”) is, and at the Closing, unless expired, shall be, legal, valid and binding and in full force and effect, and has not been and will not have been assigned, modified, supplemented or amended other than in the ordinary course of business. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have in all material respects performed all of the obligations required to be performed by it or them to date under such Real Property Leases. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, its Subsidiaries or, to the Company’s Knowledge, the landlord or sublandlord under any Real Property Lease is in material default under any of the Real Property Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a material default under any Real Property Lease or would permit the landlord or sublandlord under any Real Property Lease to terminate any Real Property Lease. The Real Property comprises, in all material respects, all of the material real property used in the business of the Company and its Subsidiaries, taken as a whole, as presently conducted.

Section 4.16 Compliance With Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, its Subsidiaries or, to the Knowledge of the

Company, the Minority Joint Ventures is or has during the past three years been in conflict with, in default with respect to or in violation of any Law applicable to the Company, any of its Subsidiaries or any Minority Joint Venture or by which any property or asset of the Company, any of its Subsidiaries or any Minority Joint Venture is bound or affected.

(b) The Company has been in compliance in all material respects with the requirements, as they may exist from time to time, of the Corporate Integrity Agreement, dated as of October 30, 2001, as amended on February 21, 2002 (the “CIA”), between the Company and the Office of Inspector General of the United States Department of Health and Human Services (the “OIG”). The Company has not received any written notice from the OIG that the Company or any of its Subsidiaries is not in compliance in all material respects with the terms of the CIA.

(c) Each of the Company and its Subsidiaries has all Permits required to own, lease and operate their properties and conduct their businesses in all material respects as currently conducted, and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.17 Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or person except Lehman Brothers Inc. is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. The Company has disclosed to Parent all material terms of the engagement of Lehman Brothers Inc., including the amount of such fees and any right of first offer or other “tail” provisions.

Section 4.18 Opinion of Financial Advisors. Lehman Brothers, Inc. has delivered to the Special Committee an opinion to the effect that, as of the date of this Agreement, the consideration to be received by holders of Shares (other than holders of Shares that are Affiliates of Parent) in the Merger is fair, from a financial point of view, to such holders.

Section 4.19 Affiliate Transactions. Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, the Company’s Affiliates (other than the Company’s Subsidiaries or the Minority Joint Ventures) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.20 Rights Agreement; Anti-Takeover Provisions.

(a) The Company has taken all actions necessary under the Rights Agreement, dated as of May 11, 1999, between the Company and National City Bank, as rights agent (the “Rights Agreement”), to cause the Rights Agreement to be rendered inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

(b) The Board of Directors of the Company has taken all necessary action so that the restrictions of Section 203 of the DGCL and any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company (each, a “Takeover Statute”) do not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PANTHERA PARTNERS,

PANTHERA HOLDCO AND MERGER SUB

Panthera Partners, Panthera Holdco and Merger Sub hereby represent and warrant to the Company that:

Section 5.1 Corporate Existence and Power. Each of Panthera Partners, Panthera Holdco and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate or limited liability company, as applicable, power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

Section 5.2 Corporate Authorization. The execution, delivery and performance by Panthera Partners, Panthera Holdco and Merger Sub of this Agreement and the consummation by Panthera Partners, Panthera Holdco and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the members of Panthera Partners and the Boards of Directors of Panthera Holdco and Merger Sub. No corporate proceedings other than those previously taken or conducted on the part of Panthera Partners, Panthera Holdco and Merger Sub are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Panthera Partners, Panthera Holdco and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Panthera Partners, Panthera Holdco and Merger Sub, respectively, enforceable against Panthera Partners, Panthera Holdco and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 5.3 Governmental Authorization. The execution, delivery and performance by Panthera Partners, Panthera Holdco and Merger Sub of this Agreement and the consummation by Panthera Partners, Panthera Holdco and Merger Sub of the Merger and the other transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) compliance with the applicable requirements of the Exchange Act; (iv) compliance with any applicable state securities or blue sky laws; (v) the consents and/or notices listed in Schedule 4.3 of the Company Disclosure Letter; and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to adversely affect in any material respect, or prevent or materially delay the consummation of the Merger or Panthera Partners’, Panthera Holdco’s or Merger Sub’s ability to observe and perform its obligations hereunder.

Section 5.4 Non-Contravention. The execution, delivery and performance by Panthera Partners, Panthera Holdco and Merger Sub of this Agreement and the consummation by Panthera Partners, Panthera Holdco and Merger Sub of the Merger and the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Panthera Partners, Panthera Holdco or Merger Sub, (ii) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Panthera Partners, Panthera Holdco or Merger Sub, or any of their respective properties or assets, or (iii) require the consent, approval, or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or any event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Merger Sub or to a loss of any material benefit to which Merger Sub is entitled under any Contract.

Section 5.5 Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub or any of their respective Affiliates specifically for inclusion in the Company Proxy Statement will, at the time it is filed with the SEC, at the time it is first mailed to the stockholders of the Company or at the time of the

Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6 Finders’ Fees. Other than J.P. Morgan Securities, Inc., Goldman Sachs & Co., and Citigroup Global Markets Inc., no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from Parent in connection with any of the transactions contemplated by this Agreement in the event that the Merger is not consummated.

Section 5.7 Financing. Parent has delivered to the Company true, correct and complete copies of (i) the commitment letter, dated as of the date of this Agreement, among Parent and JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P. and Citigroup Global Markets Inc. (the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions thereof, to lend and fund (as applicable) the amounts set forth therein (the “Debt Financing”), and (ii) the equity commitment letters, dated as of the date of this Agreement, from CCMP Capital Investors II, L.P., GS Capital Partners VI, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore, L.P., and GS Capital Partners VI GMBH & CO. KG (the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which such parties have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Prior to the date of this Agreement, (i) none of the Financing Commitments has been amended or modified, and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Each of the Equity Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and the other parties thereto for so long as it remains in full force and effect. Each of the Debt Financing Commitments, in the form so delivered, is in full force and effect as of the date of this Agreement and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto for so long as it remains in full force and effect. Notwithstanding anything in this Agreement to the contrary, one or more Debt Financing Commitments may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the “New Financing Commitments”) which replace existing Debt Financing Commitments and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Financing Commitments shall not (a) adversely amend or expand upon the conditions precedent to the Financing as set forth in the Debt Financing Commitments (or alternatively, in the case of a New Financing Commitment solely for equity, the conditions precedent to the Financing as set forth in the Equity Commitment Letters) in any material respect, (b) reasonably be expected to delay or hinder the Closing or (c) reduce the aggregate amount of available Financing. In such event, the term “Financing Commitments” and “Debt Financing Commitments” as used herein shall be deemed to include the Financing Commitments or Debt Financing Commitments, as the case may be, that are not so superseded at the time in question and the New Financing Commitments to the extent then in effect. Parent shall not amend or modify any Debt Financing Commitment after the date of this Agreement but prior to the Effective Time unless such amendment or modification (a) does not adversely amend or expand upon the conditions precedent to the Financing as set forth in the Debt Financing Commitments in any material respect, (b) is not reasonably expected to delay or hinder the Closing and (c) does not reduce the aggregate amount of available Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitments. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Parent has fully paid to the extent required to be paid prior to the date hereof any and all commitment fees incurred in connection with the Financing Commitments and will pay when due all other commitment fees incurred in connection with the Financing Commitments as and when they become due and payable. Assuming the satisfaction of the conditions set forth in Article VIII, the Financing Commitments, when funded, will provide the Surviving Corporation with financing immediately after the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article III of this Agreement and all associated costs and expenses (including any refinancing of indebtedness of the Company or Merger Sub required in connection with the transactions contemplated by this Agreement).

Section 5.8 Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantees of each of CCMP Capital Investors II, L.P., GS Capital Partners VI, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore, L.P., and GS Capital Partners VI GMBH & CO. KG (the “Guarantors”) with respect to certain matters on the terms specified therein (the “Guarantees”). Each of the Guarantees is valid and in full force and effect and constitute the legal, valid and binding obligations of its respective Guarantor, enforceable in accordance with its terms.

Section 5.9 Operations of Panthera Partners, Panthera Holdco and Merger Sub. Each of Panthera Partners, Panthera Holdco and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein, including in connection with arranging the Financing.

Section 5.10 Litigation. There are no pending or, to the knowledge of Panthera Partners, Panthera Holdco or Merger Sub, threatened, Proceedings of any nature against any of Panthera Partners, Panthera Holdco or Merger Sub or any of their respective properties or assets and there are no injunctions, orders, judgments, decrees, settlement agreements, rulings or regulatory restrictions of any Governmental Authority binding on any of Panthera Partners, Panthera Holdco or Merger Sub or any of their respective properties or assets which (i) have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Panthera Partners, Panthera Holdco or Merger Sub, (ii) would prevent or materially delay the consummation of the Merger or (iii) otherwise prevent or materially delay the performance by Panthera Partners, Panthera Holdco or Merger Sub of their obligations under this Agreement.

Section 5.11 Solvency. As of the Effective Time, assuming (i) satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger and (ii) the accuracy of the representations and warranties of the Company set forth in Article IV hereof, then after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing, the Debt Offer, any satisfaction or discharge under Section 7.11(h), payment of the aggregate Per Share Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees, expenses and commissions, the Surviving Corporation on a consolidated basis will be Solvent. For the purposes of this Section 5.11, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.12 Debt Financing Commitment Conditions. There are no conditions to the funding of the Debt Financing in the amounts set forth in the Debt Financing Commitments other than the conditions precedent set forth in the Debt Financing Commitments (the conditions precedent so set forth, the “Disclosed Conditions”), and no Person has any right to impose, and neither the Borrower nor any Sponsor (each as defined in the Debt Financing Commitments) has any obligation to accept (i) any condition precedent to such funding other then the Disclosed Conditions nor (ii) any reduction to the aggregate amount available under the Debt Financing Commitments on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount under the Debt Financing Commitments on the Closing Date).

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of the Company and Subsidiaries. Except for matters set forth in Schedule 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, or as subsequently consented to in writing by Parent (which consent shall not be unreasonably withheld), from the date of this Agreement until the Effective Time, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Subsidiaries to, conduct their respective businesses in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice, and shall use its reasonable best efforts to (i) preserve substantially intact its and its Subsidiaries’ present business organization and capital structure; (ii) maintain in effect all material Permits that are required for the Company and its Subsidiaries to carry on their respective businesses; (iii) keep available the services of present officers and key employees; and (iv) maintain the current relationships with its providers, suppliers and other Persons with which the Company and its Subsidiaries have significant business relationships. Without limiting the generality of the foregoing, and except for matters set forth in Schedule 6.1 of the Company Disclosure Letter or as expressly contemplated or permitted by this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company shall not, and shall not permit its Subsidiaries to:

(a) adopt any change in its or their respective charter, bylaws or other constituent documents;

(b) merge or consolidate the Company or any of its Subsidiaries with any Person other than pursuant to the Merger and other than mergers or consolidations in the ordinary course involving the Company and its Subsidiaries;

(c) sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including by formation of a material Company joint venture), other than such transactions (i) solely among the Company and/or its wholly owned domestic Subsidiaries that would not result in a material increase in the Tax liability of the Company and its Subsidiaries taken as a whole or (ii) not individually in excess of $25,000,000;

(d) (i) make any material acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation or other business combination (including by formation of a material joint venture); or (ii) make any material property transfers or purchases of any property or assets, in or from any Person, in each case, other than an acquisition, property transfer or purchase (x) solely among the Company and/or Subsidiaries of the Company, or (y) not in excess of $25,000,000;

(e) other than in connection with drawdowns or repayments with respect to existing credit facilities and guarantees of leases in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice, redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any Person, other than the incurrence, assumption or guarantee of indebtedness (i) between the Company, on the one hand, and any of its Subsidiaries, on the other hand, or (ii) not in excess of $25,000,000 in the aggregate;

(f) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would reasonably be expected to compete with or impede the Debt Financing or cause the breach of any provisions of the Debt Financing Commitments or cause any condition set forth in the Debt Financing Commitments not to be satisfied;

(g) make any material loans, advances or capital contributions to, or investments in, any other Person in excess of $25,000,000 in the aggregate for all such loans, advances, contributions and investments, except for (i) transactions solely among the Company and/or Subsidiaries of the Company, or (ii) as required by existing contracts set forth in Schedule 6.1(g) of the Company Disclosure Letter;

(h) authorize or make any capital expenditures in excess of $10,000,000 in the aggregate, other than capital expenditures provided for in the Company’s budget for any portion of the fiscal year 2007 prior to the Closing Date (a copy of which budget is provided in Schedule 6.1(h) of the Company Disclosure Letter);

(i) pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its Subsidiaries;

(j) enter into or amend any Contract with any executive officer or director of the Company or any of its Subsidiaries or any Person beneficially owning 1% or more of the Shares or the voting power of the Shares other than in the ordinary course of business consistent, in all material respects, with past practice unless such amendment or Contract would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K;

(k) mortgage or pledge any of its material assets, tangible or intangible, or create, assume or suffer to exist any Lien thereupon (other than Permitted Liens);

(l) enter into, renew, extend, amend or terminate any Contract that is or would be material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice;

(m) (i) split, combine or reclassify any Company Securities or amend the terms of any Company Securities; (ii) declare, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than a dividend or distribution by a Subsidiary of the Company to its parent corporation in the ordinary course of business; or (iii) except as set forth in Schedule 6.1(m) of the Company Disclosure Letter, issue or offer to issue any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with (A) the exercise of Company Options outstanding on the date of this Agreement in accordance with their original terms, (B) the withholding of Company Securities to satisfy Tax obligations with respect to Company Options or Restricted Shares, (C) the acquisition by the Company of Company Securities in connection with the net exercise of Company Options in accordance with the terms thereof and (D) acquisitions by or issuances to Company Benefit Plans identified in Schedule 6.1(m) of the Company Disclosure Letter in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice;

(n) except as required pursuant to existing written agreements or Company Benefit Plans in effect on the date of this Agreement or as required by applicable Law, (i) adopt, amend in any material respect or terminate any Company Benefit Plan, (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (iii) except in connection with promotions or new hires made in the ordinary course of business consistent with past practice, increase in any manner the cash compensation or welfare or pension benefits of Company Employees, or (iv) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to any Company Benefit Plan are made or determined;

(o) except with respect to Tax matters, which are governed by Section 6.1(q), settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that do not exceed in the aggregate the amount set forth on Schedule 6.1(o) of the Company Disclosure Letter, do not involve equitable relief against the Company or do not impose any material restrictions on the business or operations of the Company or any of its Subsidiaries;

(p) renew or enter into any non-compete, exclusivity, non-solicitation, standstill or similar agreement that would restrict or limit, in any material respect, the operations of the Company, its Subsidiaries or the Surviving Corporation other than in the ordinary course of business consistent, in all material respects, with past practice; provided, however, that no such agreement shall bind any Affiliates of Parent or Merger Sub (other than the Company and its Subsidiaries);

(q) other than in the ordinary course of business consistent with past practice or except to the extent required by Law or contemplated by the HCA Tax Sharing Agreement, make or change any material Tax election, settle or compromise any material Tax liability of the Company and its Subsidiaries for an amount in excess of the reserve for such Tax liability that is reflected in the financial statements of the Company for the period ended December 31, 2005 that are included in the Company SEC Reports, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes of the Company and its Subsidiaries, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(r) make any change in its financial accounting methods or method of Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries (other than inactive or shell Subsidiaries), except insofar as may have been required by a change in GAAP or Law;

(s) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than inactive or shell Subsidiaries), or enter into a letter of intent or agreement in principle with respect thereto;

(t) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; or

(u) authorize, agree or commit to do any of the foregoing.

Section 6.2 Conduct of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Stockholder Meeting; Proxy Material.

(a) The Company shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of having this Agreement adopted by the stockholders of the Company in accordance with applicable Law as promptly as reasonably practicable after the SEC clears the Company Proxy Statement, (ii) use commercially reasonable efforts to solicit the adoption of this Agreement by the stockholders of the Company, and (iii) subject to the immediately succeeding sentence, include in the Company Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement (the

“Recommendation”). The Board of Directors of the Company shall not directly or indirectly (A) withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Recommendation or (B) take any other action or make any other public statement in connection with the Company Stockholder Meeting inconsistent with such Recommendation (any action described in this clause (A) or (B) being referred to as a “Recommendation Withdrawal”); provided, that at any time prior to obtaining the Requisite Stockholder Vote, the Board of Directors of the Company (following the recommendation of the Special Committee if such committee still exists) may effect a Recommendation Withdrawal (subject to the Company having complied with its obligations under Section 7.4) if such Board of Directors (following the recommendation of the Special Committee, if such committee still exists) determines in good faith (after consultation with outside counsel) that failure to take such action could violate its fiduciary duties under applicable Law. Notwithstanding any Recommendation Withdrawal, unless this Agreement is terminated pursuant to and in accordance with Section 9.1, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting this Agreement. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Company Proxy Statement, so that the Company Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(b) In connection with the Company Stockholder Meeting, the Company will: (i) assuming Parent timely supplies the information required from it and timely provides reasonable cooperation to the Company, use commercially reasonable efforts to prepare and file the Company Proxy Statement with the SEC as promptly as reasonably practicable (and, with respect to such filing with the SEC, in any event no later than the Go-Shop Period End Date); (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Merger Sub promptly upon receipt; (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by applicable Law; (iv) use its commercially reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholder Meeting; (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting; and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholder Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Company Proxy Statement, the Company, Parent and Merger Sub will cooperate to: (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC any other documents required to be filed with the SEC relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the any such required documents; (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response; (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (iv) have cleared by the SEC such documents; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to such documents if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting.

Section 7.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, waivers, Permits or orders from all Governmental Authorities or other Persons. In furtherance and not in limitation of the foregoing, each party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.2 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any Proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 7.2(a) and Section 7.2(b), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby; provided, however, that no party shall be required to, and the Company may not (without the prior written consent of Parent) take any such actions to resolve any such objections or suits which actions would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(d) Subject to the obligations under Section 7.2(c), in the event that any administrative or judicial Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 7.3 Access to Information.

(a) Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice, (i) such access to the offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub reasonably may request, and (ii) all documents that Merger Sub reasonably may request. Notwithstanding the foregoing, Parent, Merger Sub and their respective Representatives shall not have access to any books, records and other information the disclosure of which would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information. The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(c) All information obtained pursuant to this Section 7.3 shall be kept confidential in accordance with the Confidentiality Agreements.

Section 7.4 Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on the fortieth day following the date hereof (the “Go-Shop Period End Date”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (“Representatives”) shall have the right (acting under the direction of the Special Committee) to directly or indirectly: (i) initiate, solicit and encourage Company Acquisition Proposals (as hereinafter defined), including by way of public disclosure and by way of providing access to non-public information to any Person (each a “Solicited Person”) pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as hereinafter defined); provided, that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that it has provided to any Solicited Person given such access which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Subject to Section 7.4(c), from the Go-Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Company, its Subsidiaries or any of their respective Representatives shall, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (ii) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Notwithstanding the foregoing, the Company may continue to take any of the actions described in clauses (i) and (ii) above from and after the Go-Shop Period End Date with respect to any party that has made a bona fide Company Acquisition Proposal (as determined by the Special Committee) prior to the Go-Shop Period End Date or with whom the Company is having ongoing discussions or negotiations as of the Go-Shop Period End Date regarding a bona fide Company Acquisition Proposal (as determined by the Special Committee) (each such party, an “Excluded Party”); provided, that for purposes of qualifying as an Excluded Party, references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “a majority.” Notwithstanding anything contained in this Section 7.4 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Company Acquisition Proposal made by such party is withdrawn, is terminated or expires. At the Go-Shop Period End Date, other than with respect to Excluded Parties, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Solicited Person conducted theretofore by the Company, any of its Subsidiaries or any of their respective Representatives with respect to any Company Acquisition Proposal and cause to be returned or destroyed all confidential information provided or made available to such Solicited Person on behalf of the Company or any of its Subsidiaries.

(c) Notwithstanding anything to the contrary contained in Section 7.4(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company (following the recommendation of the Special Committee if such committee still exists) believes in good faith to be bona fide and (ii) the Board of Directors of the Company (following the recommendation of the Special Committee if such committee still exists) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Notwithstanding anything to the contrary contained in Section 7.4(b) or this Section 7.4(c), prior to obtaining the Requisite Stockholder Vote, the Company shall be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party. From and after the Go-Shop Period End Date, the Company shall promptly (and in any event within two Business Days) notify Parent in the event it receives a Company Acquisition Proposal from a Person or group of related Persons (other than an Excluded Party) or any material revisions thereto. Without limiting the foregoing, the Company shall promptly (and in any event within two Business Days) notify Parent if it determines to begin providing information or to engage in negotiations concerning a Company Acquisition Proposal from a Person or group of related Persons (other than an Excluded Party) pursuant to this Section 7.4(c). Within one Business Day of the Go-Shop Period End Date, the Company shall provide the identity of the Excluded Parties to outside legal counsel designated by Parent, which counsel shall have entered into a customary non-disclosure agreement with the Company not to disclose such identity to Parent or its Affiliates other than in connection with a dispute relating to this Section 7.4 at which time such counsel may disclose such identity to Parent.

(d) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Requisite Stockholder Vote, the Company receives a Company Acquisition Proposal which the Board of Directors of the Company (following the recommendation of the Special Committee, if such committee still exists) concludes in good faith constitutes a Superior Proposal, the Board of Directors of the Company (following the recommendation of the Special Committee, if such committee still exists) may (x) effect a

Recommendation Withdrawal and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors of the Company (following the recommendation of the Special Committee, if such committee still exists) determines in good faith, after consultation with outside counsel, that failure to take such action could violate its fiduciary duties under applicable Law; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 9.2(a); and provided, further, that the Board of Directors may not effect a Recommendation Withdrawal pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless the Company shall have provided prior written notice to Parent (unless the Superior Proposal is from an Excluded Party), at least three calendar days in advance (the “Notice Period”), of its intention to effect a Recommendation Withdrawal in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice (unless the Superior Proposal is from an Excluded Party) shall include a written summary of the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 7.4(d) with respect to such new written notice.

(e) The Company agrees that any violations of the restrictions set forth in this Section 7.4 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.4 by the Company.

(f) As used in this Agreement, the term:

(i) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements;

(ii) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole); and

(iii) “Superior Proposal” means a Company Acquisition Proposal that the Board of Directors of the Company (following the recommendation of the Special Committee, if such committee still exists) in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby (x) after receiving the advice of its independent financial advisor, (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Law; provided, that for purposes of the definition of “Superior Proposal”, the references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “a majority”.

(g) Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of the Company (following the recommendation of the Special Committee if such committee still exists) expressly publicly reaffirms at least two Business Days prior to the Company Stockholder Meeting its recommendation in favor of the adoption of this Agreement.

Section 7.5 Director and Officer Liability.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall to the greatest extent permitted by Law jointly and severally indemnify and hold harmless (and comply with all of the Company’s and its Subsidiaries’ existing obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time, including, without limitation, the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(b) As of the Effective Time, the Company shall have purchased, and, following the Effective Time, the Surviving Corporation shall maintain, a tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”) which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous, in the aggregate, than the coverage currently provided by the Current Policy; provided, however, that in no event shall the Surviving Corporation be required to expend annually in excess of 300% of the current annual premium paid by the Company under the Current Policy (the “Insurance Amount”); provided, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Company shall be obligated to obtain, and the Surviving Corporation shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the Insurance Amount.

(c) This Section 7.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company, its Subsidiaries, and their respective heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of it or of the Surviving Corporation, as the case may be, assume and honor the obligations set forth in this Section 7.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims under any such policies.

Section 7.6 Takeover Statutes. The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

Section 7.7 Public Announcements. Except with respect to any Recommendation Withdrawal or any action taken pursuant to, and in accordance with, Section 7.4 or Article IX, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby. No party hereto will issue any such press release or make any such public statement prior to such consultation, except to the extent the disclosing party determines it is required to do so by applicable Law or any listing agreement with the New York Stock Exchange, in which case that party will use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

Section 7.8 Notice of Current Events. From and after the date of this Agreement until the Effective Time, the Company and Parent shall promptly notify each other orally and in writing of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 7.9 Employee Matters.

(a) Without limiting any additional rights that any Company Employee employed by the Company or any of its Subsidiaries at the Effective Time (“Current Employee”) may have under any Company Benefit Plan, each of the Surviving Corporation and its Subsidiaries, for the period commencing at the Effective Time and ending on December 31, 2008, shall maintain for Current Employees (i) their salary or hourly wage rate, commission structure and opportunities, and/or target cash bonus opportunities under annual programs (but, except as otherwise agreed with Parent or the Surviving Corporation, excluding any equity or equity equivalent award opportunities, and any other equity-based compensation) (collectively, “Compensation”), that in the aggregate are not less favorable than, and (ii) severance, pension and welfare benefits (excluding any value attributable to any equity-based benefits) provided under the Company Benefit Plans that in the aggregate are not less favorable than, the Compensation and benefits, as applicable, maintained for and provided to Current Employees immediately prior to the Effective Time; provided, however, that subject to the foregoing and this Section 7.9 nothing herein shall prevent the amendment or termination of any Company Benefit Plans or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 7.9 shall limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Current Employee at any time.

(b) As of and after the Effective Time, the Surviving Corporation shall give Current Employees full credit for all purposes (but not benefit accruals under any newly established defined benefit pension plans), under any new employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Current Employees as of and after the Effective Time by the Surviving Corporation or any of its Subsidiaries for the Company Employees’ service with the

Company, its Subsidiaries and their predecessor entities (each, a “Surviving Corporation Plan”) to the same extent recognized by the Company immediately prior to the Effective Time under any similar Company Benefit Plan. With respect to each Surviving Corporation Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Surviving Corporation and its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, for the applicable plan year in which the Closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(c) The provisions of this Section 7.9 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) confer upon or give to any person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.9) under or by reason of any provision of this Agreement, or (ii) constitute an amendment or modification of any Company Benefit Plan.

Section 7.10 Financing.

(a) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting Representatives, to provide, all cooperation reasonably requested by Parent in connection with the arrangement of the financings contemplated by any Financing Commitments, including the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including: (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, marketing materials and similar documents (including MD&A and business description) required in connection with the Debt Financing; provided, that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries; provided, further, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor; (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency of the Company on a consolidated basis and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the granting, pledging, recording and perfection of collateral; (iv) furnishing Parent and its financing sources as promptly as practicable (and in any event no later than 25 Business Days prior to the End Date) with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial and other data of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of securities contemplated by the Debt Financing Commitments at the time during the Company’s fiscal year such offerings will be made (the “Required Financial Information”); (v) using commercially reasonable efforts to assist Parent in connection with the satisfaction of the conditions of the Debt Financing Commitment, (vi) providing monthly financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements; (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish blocked account agreements in connection with the foregoing; (viii) entering into one or more credit or other agreements on terms reasonably satisfactory to Parent in connection with the financing contemplated by the Financing Commitments immediately prior to the Effective Time; provided, that none of the Company or any of its Subsidiaries shall be required to enter into any purchase agreement for any high yield debt financing (other than bridge financing); and (ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the financings contemplated by the Financing Commitments (including the Debt Financing) and the direct borrowing of all of the proceeds of, the incurrence of the debt contemplated by, and the issuance of the securities contemplated by, the Financing Commitments (including the Debt Financing), including any high yield debt and any preferred financing, by the Surviving Corporation concurrently or immediately following the Effective Time; provided, that prior to the Effective Time neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Effective Time. Parent or Merger Sub shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing (other than to the extent such losses arise from the willful misconduct of the Company, any of its Subsidiaries or their respective Representatives) and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. All non-public or otherwise confidential information regarding the Company obtained by Parent, Merger Sub or their Representatives pursuant to this Section 7.10(a) shall be kept confidential in accordance with the Confidentiality Agreements.

(b) Parent shall use its reasonable best efforts to arrange the Debt Financing as promptly as practicable taking into account the expected timing of the Marketing Period and the End Date on the terms and conditions described in the Debt Financing Commitments, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent, (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control and (iii) upon the satisfaction of such conditions, to use its reasonable best efforts to cause the funding of such Debt Financing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period or if, earlier, the End Date. Parent shall keep the Company reasonably apprised of material developments relating to the Financing. For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (y) all closing conditions contained in Article VIII (other than those contained in Section 8.2(c) and Section 8.3(c)) shall have been satisfied or waived and (z) the bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge financing obtained in accordance with this Agreement) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used to replace such high yield financing no later than the final day of the Marketing Period or, if earlier, the End Date. For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive Business Days after the date hereof throughout which (A) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 7.10(a) and (B) the conditions set forth in Section 8.1 and Section 8.2(d) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.2(a) and Section 8.2(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period, and (unless Parent and the Merger Sub have previously waived the conditions set forth in Section 8.2(d)) the Company has delivered a notice to Parent that the Company believes that the conditions set forth in Section 8.2(d) have been satisfied; provided, that if the Marketing Period has not ended on or prior to August 17, 2007, the Marketing Period shall commence no earlier than September 4, 2007; and provided, further, that the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Reports. Notwithstanding the foregoing, if the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 20-Business-Day period would not be sufficiently current on any day during such 20-Business-Day period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20-Business-Day period or (ii) the Company’s independent registered accounting firm to issue a customary comfort letter to purchasers (in accordance with its normal practices and procedures) on the last day of such 20-Business-Day period, then a new 20-Business-Day period shall commence upon Parent receiving updated Required Financial Information that would be sufficiently current to permit the actions described in clauses (i) and (ii) of this sentence on the last day of such 20-Business-Day period.

(c) Notwithstanding anything in the Confidentiality Agreements to the contrary, Parent, Merger Sub and their respective Affiliates may enter into discussions, negotiations, arrangements or understanding with respect to equity financing or equity financing commitments in respect of the Merger or the other transactions contemplated by the Merger Agreement with any Person listed on Schedule 7.10(c) of the Company Disclosure Letter.

Section 7.11 Actions with Respect to Existing Debt.

(a) As soon as reasonably practical after receipt of a written request from Parent to do so, the Company shall commence a tender offer and Consent Solicitation (the “Debt Offer”) for all of the outstanding 7% Senior Notes due 2012 and 7% Senior Subordinated Notes due 2013 of the Company (the “Notes”) upon the terms and conditions set forth in Schedule 7.11 of the Company Disclosure Letter, and otherwise in compliance with applicable Law and SEC rules and regulations, and Parent and Merger Sub shall assist the Company in connection therewith.

(b) Promptly after the date of this Agreement, Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offer, including the offer to purchase, any related letters of transmittal and other related documents (collectively, the “Offer Documents”) and such documents shall be reasonably acceptable to the Company. Parent and the Company shall cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of the Notes in connection with the Debt Offer shall be subject to the prior review and comment by each of the Company and Parent, subject to the terms and conditions of Schedule 7.11 of the Company Disclosure Letter, and shall be reasonably acceptable to each of them. The closing of the Debt Offer shall be conditioned on the conditions set forth in Section 7.11(f); provided, that the consummation of the Debt Offer will not be a condition to the Closing. The Company, Parent and Merger Sub shall cooperate in connection with the Debt Offer in order to cause the consent date under the Consent Solicitation to occur as directed by Parent prior to or concurrently with the Closing and the initial settlement of the Debt Offer to occur concurrently with the Closing. The Company shall waive any of the conditions to the Debt Offer (other than that the Merger shall have occurred or that the Parent and Company shall be satisfied that it shall occur substantially concurrently with the closing of the Debt Offer, the Requested Consents shall have been received, and that there shall be no order or injunction prohibiting consummation of the Debt Offer) as may be reasonably requested by Parent and so long as such waivers would not cause the Debt Offer to violate the Exchange Act, the Trust Indenture Act, or any other Law and shall not, without the consent of Parent, waive any condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer other than as agreed between Parent and the Company. Notwithstanding the immediately preceding sentence, the Company need not make any change to the terms and conditions of the Debt Offer requested by Parent that decreases the price per Note payable in the Debt Offer or imposes conditions to the Debt Offer in addition to those set forth in Schedule 7.11 of the Company Disclosure Letter that are materially adverse to holders of the Notes, unless such change is approved in advance by the Company in writing. If, at any time prior to the completion of the Debt Offer, any information in the Offer Documents should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by the Company to the holders of the Notes. Notwithstanding anything to the contrary in this Section 7.11(b), the Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Debt Offer. To the extent that the provisions of any applicable Law conflict with this Section 7.11(b), the Company shall comply with the applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

(c) Promptly upon the receipt of the Requested Consents with respect to the Indentures for the Notes, the Company shall enter into a supplemental indenture reflecting the amendments to such Indentures approved by such Requested Consents and will use its reasonable best efforts to cause the Indentures trustee to promptly enter into such supplemental indenture; provided, that the amendments contained in such supplemental indenture shall become operative upon the acceptance of the Debt Offer and payment for the Notes tendered pursuant thereto. Concurrently with the Closing and in accordance with the terms of the Debt Offer, Parent shall provide to the Company the funds necessary to consummate the Debt Offer and Consent Solicitation (including the payment of all applicable premiums, consent fees and all related fees and expenses) and the Company shall accept for purchase and use such funds to purchase the Notes tendered in the Debt Offer.

(d) If requested by Parent, the Company shall enter into one or more dealer-manager, information agent and/or depositary agreements with such Persons as Parent shall reasonably request in form and substance reasonably satisfactory to the Company. Parent shall pay the reasonable fees and expenses of any dealer-manager, information agent, depositary or other agent retained in connection with the Debt Offer.

(e) For purposes of this Agreement, “Consent Solicitation” shall mean a solicitation of the Requested Consents from the holders of the Notes; and “Requested Consents” shall mean the consents of holders of a majority in principal amount of the Notes to the amendments to the indenture in respect of the Notes described in Schedule 7.11 of the Company Disclosure Letter.

(f) The Company’s and the Surviving Corporation’s obligation to accept for payment and pay for the Notes tendered pursuant to the Debt Offer or make any payment for the Requested Consents shall be subject to conditions (as mutually agreed by Parent and the Company), including that, (i) the Merger shall have occurred (or Parent and the Company shall be satisfied that it will occur substantially concurrently with such acceptance and payment), (ii) the Debt Financing has been obtained, (iii) the Requested Consents shall have been received, (iv) there shall be no order or injunction prohibiting consummation of the Debt Offer and (v) such other conditions as are customary for transactions similar to the Debt Offer.

(g) If this Agreement is terminated (other than pursuant to Section 9.1(c)(ii) or Section 9.1(d)) prior to the consummation of the Merger, Parent shall promptly reimburse the Company and any dealer-manager under any dealer-manager agreement for any out-of-pocket costs, fees and expenses incurred by the Company in connection with this Section 7.11. If the Effective Time does not occur, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective officers and directors, any dealer-manager and each Person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act, for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Offer, Offer Documents or any other actions taken by them in accordance with this Section 7.11; provided, however, that neither Parent nor Merger Sub shall have any obligation to indemnify and hold harmless any such Person to the extent that any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure provided by the Company or any of its Subsidiaries (including disclosures incorporated by reference in the Offer Documents) that is finally judicially determined by a court of competent jurisdiction to have contained a material misstatement or omission.

(h) If requested by Parent in writing, in lieu of commencing or closing a Debt Offer for any series of Notes (or in addition thereto), the Company shall, to the extent permitted by the Indentures, take any actions reasonably requested by Parent to facilitate the redemption, satisfaction and/or discharge of such series of Notes pursuant to the Indenture at the Effective Time; provided, that prior to the Company being required to issue any irrevocable notice of redemption with respect to any such series of Notes, which redemption cannot be conditioned upon the occurrence of the Closing, Parent shall have, or shall have caused to be, deposited with the trustee under the Indentures sufficient funds to effect such redemption, satisfaction and discharge.

(i) The Company shall take such actions as may be necessary or advisable to cause the Company ESOP Debt to be satisfied in full from the proceeds due to the Company ESOP pursuant to Section 3.2 from a disposition by the Company ESOP of the Company ESOP Shares pursuant to the Merger.

Section 7.12 Stock Exchange Listing. Promptly following the Effective Time, the Surviving Corporation will cause the Shares to be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Section 7.13 Insurance Matters. To the extent requested by Parent, the Company shall use its reasonable best efforts to purchase by the Effective Time tail policies to the current fiduciary liability and excess hospital professional liability polices maintained on the date hereof by the Company and its Subsidiaries, which tail policies shall be effective for a period from the Effective Time through a reasonable period specified by Parent and shall contain the coverage and amount reasonably requested by Parent; provided, that if this Agreement is terminated (other than pursuant to Section 9.1(c)(ii) or Section 9.1(d)) prior to the consummation of the Merger, Parent shall promptly reimburse the Company for any out-of-pocket costs, fees and expenses incurred by the Company in connection with this Section 7.13.

Section 7.14 Section 16(b). The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.15 Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company. Upon the request of Parent, as specified by Parent reasonably in advance of the Closing, the Company will seek to obtain the resignation of all directors of the Company’s Subsidiaries, in each case, effective at the Effective Time.

Section 7.16 Shareholder Litigation. The Company shall promptly notify Parent of any such shareholder litigation brought, or threatened, against the Company and/or its directors and keep Parent reasonably informed with respect to the status thereof.

Section 7.17 Conveyance Taxes. The Company, its Subsidiaries and Parent will (a) cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, (b) cooperate in the preparation, execution and filing of all applications or other documents regarding any applicable exemptions to any such Tax or fee and (c) each pay any such Tax or fee which becomes payable by it on or before the due date therefor.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Vote.

(b) Regulatory Approval. Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or agency of competent jurisdiction or other Law shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger.

Section 8.2 Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver of the following further conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be: (i) with respect to Section 4.5(a), (b) and (c), true and correct in all respects as of the Closing as though made on and as of the Closing (except for inaccuracies that are de minimis in the aggregate and to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, except for inaccuracies that are de minimis in the aggregate); (ii) with respect to Section 4.16(b), true and correct in all respects as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date; and (iii) with respect to all other representations and warranties contained in Article IV, true and correct in all respects, without giving effect to any materiality or “Material Adverse Effect on the Company” qualifiers contained therein, as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date), except, in the case of clause (iii) only, where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b).

(d) Consents. The Company shall have obtained, or caused its applicable Subsidiaries to obtain all consents, waivers and approvals, except any consent, waiver or approval the failure of which to obtain would not (i) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (ii) give rise to a violation of criminal Law, and as of the Effective Time such consents, waivers and approvals shall not have been revoked or materially modified and shall be in full force and effect.

Section 8.3 Conditions of the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or valid waiver of the following further conditions:

(a) Representations and Warranties. The representations and warranties of Panthera Partners, Panthera Holdco and Merger Sub contained in this Agreement, without giving effect to any “materiality” qualifiers contained therein, shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date, and except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Panthera Partners, Panthera Holdco or Merger Sub to consummate the transactions contemplated hereby.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Officer’s Certificate. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b).

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior adoption of this Agreement by the stockholders of the Company):

(a) by mutual written consent of the Company (following the recommendation of the Special Committee, if such committee still exists), on the one hand, and Parent or Merger Sub, on the other hand;

(b) by either the Company (following the recommendation of the Special Committee, if such committee still exists), on the one hand, or Parent or Merger Sub, on the other hand, if:

(i) the Effective Time shall not have occurred on or before September 30, 2007 (the “End Date”), or if the Marketing Period has not ended on or before September 30, 2007, the End Date shall be extended to October 31, 2007 (and in such event the term “End Date” shall mean October 31, 2007); unless the failure of the Effective Time to occur by such date is the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement;

(ii) there shall be any final and nonappealable Law that makes consummation of the Merger illegal or otherwise prohibited; or

(iii) at the Company Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the stockholders of the Company fail to adopt this Agreement by the Requisite Stockholder Vote;

(c) by the Company (following the recommendation of the Special Committee, if such committee still exists):

(i) if a breach of any representation, warranty, covenant or agreement on the part of Panthera Partners, Panthera Holdco or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, Section 8.2(a) or Section 8.2(b) not to be satisfied;

(ii) prior to obtaining the Requisite Stockholder Vote, in accordance with, and subject to the terms and conditions of, Section 7.4(d); or

(iii) if all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied and Parent has failed to consummate the Merger no later than five calendar days after the final day of the Marketing Period.

(d) by Parent or Merger Sub, if:

(i) a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.1, Section 8.2(a) or Section 8.2(b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, Section 8.3(a) or Section 8.3(b) not to be satisfied; or

(ii) the Board of Directors of the Company (following the recommendation of the Special Committee, if such committee still exists) (A) shall have effected a Recommendation Withdrawal, or publicly proposed to effect a Recommendation Withdrawal, or (B) shall have approved or recommended to the stockholders of the Company a Company Acquisition Proposal other than the Merger, or shall have resolved to effect the foregoing, or (C) failed to include the Recommendation in the Company Proxy Statement.

Section 9.2 Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) or by Parent or Merger Sub pursuant to Section 9.1(d)(ii), then the Company shall pay the Termination Fee as directed in writing by Parent, at or prior to the time of termination in the case of a termination pursuant to Section 9.1(c)(ii) or as promptly as possible (but in any event within two Business Days) following termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii).

(b) In the event that this Agreement is terminated by Parent or Merger Sub, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(iii) (or is terminated by the Company pursuant to a different section of Section 9.1 at a time when this Agreement was terminable pursuant to Section 9.1(b)(iii)) or by Parent or Merger Sub pursuant to Section 9.1(d)(i) (or is terminated by the Company, Parent or Merger Sub pursuant to a different section of Section 9.1 at a time when this Agreement was terminable pursuant to Section 9.1(d)(i)) and, at any time after the date of this Agreement and prior to the Company Stockholder Meeting (in the case of a termination pursuant to Section 9.1(b)(iii)) or prior to the breach giving rise to the right of termination (in the case of a termination pursuant to Section 9.1(d)(i)), a bona fide, written Company Acquisition Proposal involving the purchase of not less than a majority of the outstanding voting securities of the Company shall have been publicly announced or publicly made known and, in the case of termination pursuant to Section 9.1(b)(iii), not publicly withdrawn at least two Business Days prior to the Company Stockholder Meeting, and if within twelve months after such termination pursuant to Section 9.1(b)(iii) or Section 9.1(d)(i) the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Acquisition Proposal involving the purchase of not less than a majority of the outstanding voting securities of the Company, then, on the date of such execution or consummation, the Company shall pay the Termination Fee as directed in writing by Parent, less (unless the Termination Fee is the Go Shop Termination Fee) the amount of any Parent Expenses previously paid to Parent by the Company pursuant to Section 9.2(c).

(c) In the event that this Agreement is terminated by Parent or Merger Sub, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(iii) (or is terminated by the Company pursuant to a different section of Section 9.1 at a time when this Agreement was terminable pursuant to Section 9.1(b)(iii)) or by Parent or Merger Sub pursuant to Section 9.1(d)(i) (or is terminated by the Company, Parent or Merger Sub pursuant to a different section of Section 9.1 hereof at a time when this Agreement was terminable pursuant to Section 9.1(d)(i)) under circumstances in which the Termination Fee is not payable pursuant to this Section 9.2, then the Company shall pay as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which, in any event, shall not be greater than

$15,000,000 (“Parent Expenses”) as directed in writing by Parent; provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 9.2(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 9.2(c); and provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 9.2(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 9.2(b) except to the extent indicated in Section 9.2(b).

(d) In the event that this Agreement is terminated by the Company pursuant to (i) Section 9.1(b)(i) and at the time of such termination the conditions set forth in Section 8.1, Section 8.2(a) and Section 8.2(b) have been satisfied, (ii) Section 9.1(c)(i) and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions set forth in Section 8.1, Section 8.2(a) and Section 8.2(b) not to be satisfied on or prior to the End Date, or (iii) Section 9.1(c)(iii), then Parent shall pay the Company the Termination Fee as directed in writing by the Company as promptly as possible (but in any event within two Business Days) following such termination by the Company. In addition, Parent shall promptly pay the amounts required by the indemnification and reimbursement provisions of Section 7.10(a), Section 7.11(g) and Section 7.13.

(e) Any amount that becomes payable pursuant to Section 9.2(a), Section 9.2(b), Section 9.2(c) or Section 9.2(d) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

(f) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to Parent or Merger Sub pursuant to this Section 9.2 within the time periods specified in this Section 9.2 or Parent fails to pay the Company any amounts due to the Company pursuant to this Section 9.2 within the time periods specified in this Section 9.2, the Company or Parent, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Termination Fee pursuant to the Guarantees shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, the Guarantors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of Parent, Merger Sub, the Guarantors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to the second sentence of this Section 9.2(f) and the indemnification and reimbursement obligations of Parent contained in Section 7.10(a), Section 7.11(g) and Section 7.13, and that Parent and Merger Sub shall also be obligated with respect to the provisions of Section 7.3(c) and the last sentence of Section 7.10(a), it being understood that no other Person (including the Guarantors) shall have any liability or obligation under or with respect to such Section 7.3(c) and such last sentence of Section 7.10(a).

Section 9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that the Guarantees referred to in Section 5.8, the indemnification and reimbursement provisions of Section 7.10(a), Section 7.11(g) and Section 7.13, and the provisions of Section 7.3(c), the last sentence of Section 7.10(a), Section 9.2 and Section 9.3 and Article X will survive the termination hereof; provided, however, that nothing herein shall relieve the

Company from liabilities for Damages incurred or suffered by Parent or Merger Sub as a result of any willful breach by the Company of any of its representations, warranties, covenants or other agreements set forth in this Agreement that would reasonably be expected to cause any of the conditions set forth in Section 8.1, 8.2(a) or 8.2(b) not to be satisfied.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to the Company, to:

Triad Hospitals, Inc.

5800 Tennyson Parkway

Plano, Texas 75024

Attention: General Counsel

Fax: (214) 473-9421

with copies (which shall not constitute notice) to:

Baker Botts LLP

2001 Ross Avenue

Dallas, Texas 75201-2980

Attention:	Don J. McDermett, Jr., Esq.
Timothy S. Taylor, Esq.

Fax: (214) 661-4454

and

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019

Attention:	Morton A. Pierce, Esq.
Michelle B. Rutta, Esq.

Fax: (212) 259-6333

if to Parent or Merger Sub, to:

CCMP Capital Advisors, LLC

c/o CCMP Capital, LLC

245 Park Avenue, 16th floor

New York, NY 10167

Attention: Official Notices Clerk f/b/o Stephen Murray

Fax: (212) 599-3481

and

GS Capital Partners VI, L.P.

c/o Goldman Sachs Capital Partners

85 Broad Street

New York, NY 10004

Attention: Adrian Jones

Fax: (212) 357-5505

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower, 7 Times Square

New York, New York 10036

Attention: Gregory A. Gilbert, Esq.

Fax: (212) 326-2061

and

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Robert C. Schwenkel, Esq.

Fax: (212) 859-4000

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2 Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent. Each of Parent, Merger Sub and the Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is expressly the subject of any representation or warranty set forth in this Agreement.

Section 10.3 Expenses. Except as otherwise expressly provided in Section 7.10, Section 7.11(g), Section 7.13 and Section 9.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (in the case of the Company, following the recommendation of the Special Committee if such committee still exists) at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which under applicable Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein; provided, that for so long as the Special Committee exists, the Company may not take any such action unless previously authorized by the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 10.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that each of Parent and Merger Sub may assign all or any of its rights and obligations hereunder to any Affiliate of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 10.8 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 7.5.

Section 10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any applicable Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

Section 10.11 Remedies.

(a) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Parent and Merger Sub for such losses or damages shall be limited to $120,000,000 and any amounts owed pursuant to Section 7.10, Section 7.11(g) and Section 7.13, in each case, inclusive of the Termination Fee paid pursuant to Section 9.2(d), (ii) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee, and (iii) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub, the Guarantors, or their respective Representatives and Affiliates in connection therewith.

(b) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 9.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 9.2(d) and Section 10.11(a); provided, however, that the Company shall be entitled to specific performance against Parent and Merger Sub to prevent any breach by Parent or Merger Sub of Section 7.3(c) and the last sentence of Section 7.10(a).

Section 10.12 Jurisdiction.

(a) In any Proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such Proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13 Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

TRIAD HOSPITALS, INC.

By:	/s/ Rebecca Hurley

Name:	Rebecca Hurley

Title:	Senior Vice President, General Counsel and Secretary

PANTHERA PARTNERS, LLC

By:	/s/ Benjamin Edmands

Name:	Benjamin Edmands

Title:	Authorized Person

PANTHERA HOLDCO CORP.

By:	/s/ Benjamin Edmands

Name:	Benjamin Edmands

Title:	President

PANTHERA ACQUISITION CORPORATION

By:	/s/ Benjamin Edmands

Name:	Benjamin Edmands

Title:	President

ANNEX B

OPINION OF LEHMAN BROTHERS INC.

February 4, 2007

Special Committee of the Board of Directors

Triad Hospitals, Inc.

5800 Tennyson Parkway

Plano, TX 75024

Members of the Special Committee of the Board of Directors:

We understand that Triad Hospitals, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Panthera Partners, LLC (“Parent”) pursuant to which (i) Panthera Acquisition Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), will be merged with and into the Company with the Company surviving the merger and (ii) upon effectiveness of such merger, each issued and outstanding share of common stock of the Company, other than shares that are directly or indirectly owned by Parent and its affiliates, will be converted into the right to receive $50.25 per share in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of February 4, 2007, by and among the Company, Parent, Panthera Holdco Corp. and Merger Sub (the “Agreement”).

We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders (other than Parent and its affiliates) of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including (i) financial projections of the Company prepared by management of the Company (the “Company Projections”) and (ii) financial projections of the Company adjusted by management of the Company (the “Company Adjusted Projections”), (4) independent equity research analysts’ estimates of the future financial performance of the Company, (5) a trading history of the Company’s common stock from February 2, 2006 to February 2, 2007 and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, and (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially

B-1

in accordance with such projections. However, for the purpose of our analysis, we have also considered the Company Adjusted Projections, and upon the advice of the Company, we have assumed that such projections are a reasonable basis upon which to evaluate the future financial performance of the Company and we have also relied on such projections in performing our analysis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company (other than Parent and its affiliates) in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and affiliates of Parent in the past, and expect to provide such services in the future, and have received, and expect to receive, customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company and is rendered to the Special Committee of the Board of Directors of the Company in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

B-2

ANNEX C

DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

Delaware General Corporation Law

Section 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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